PROSPECTUS                                     FILED PURSUANT TO RULE 424((b)(4)
                                                      REGISTRATION NO. 333-14693

                                8,000,000 SHARES

                           ARM FINANCIAL GROUP, INC.

                              CLASS A COMMON STOCK
                             ---------------------

OF THE 8,000,000 SHARES OF CLASS A COMMON STOCK BEING OFFERED, 5,750,000 SHARES
   ARE BEING SOLD BY THE COMPANY AND 2,250,000 SHARES ARE BEING SOLD BY THE MORGAN STANLEY STOCKHOLDERS (AS DEFINED HEREIN). SEE "PRINCIPAL AND SELLING
    STOCKHOLDERS." THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE
         SALE OF SHARES OF CLASS A COMMON STOCK BY THE MORGAN STANLEY STOCKHOLDERS. OF THE 8,000,000 SHARES OF CLASS A COMMON STOCK BEING
     OFFERED, 6,400,000 SHARES ARE BEING OFFERED INITIALLY IN THE UNITED
        STATES AND CANADA BY THE U.S. UNDERWRITERS AND 1,600,000 SHARES
        ARE BEING OFFERED INITIALLY OUTSIDE THE UNITED STATES AND CANADA
          BY THE INTERNATIONAL UNDERWRITERS. PRIOR TO THIS OFFERING,
         THERE HAS BEEN NO PUBLIC MARKET FOR THE CLASS A COMMON STOCK
           OF THE COMPANY. SEE "UNDERWRITERS" FOR A DISCUSSION OF THE
             FACTORS CONSIDERED IN DETERMINING THE INITIAL PUBLIC
                                OFFERING PRICE.

THE COMPANY HAS TWO CLASSES OF AUTHORIZED COMMON STOCK CONSISTING OF THE CLASS A COMMON STOCK OFFERED HEREBY AND CLASS B COMMON STOCK (COLLECTIVELY, THE "COMMON
 STOCK"). SEE "DESCRIPTION OF CAPITAL STOCK." HOLDERS OF CLASS A COMMON STOCK
    ARE ENTITLED TO ONE VOTE PER SHARE ON EACH MATTER SUBMITTED TO A VOTE OF
      STOCKHOLDERS. THE CLASS B COMMON STOCK IS NON-VOTING EXCEPT UNDER
      CERTAIN LIMITED CIRCUMSTANCES AND AS REQUIRED BY LAW. ALL HOLDERS OF
            COMMON STOCK ARE ENTITLED TO RECEIVE SUCH DIVIDENDS AND
       DISTRIBUTIONS, IF ANY, AS MAY BE DECLARED FROM TIME TO TIME BY THE
                              BOARD OF DIRECTORS.
                         ------------------------------

  THE CLASS A COMMON STOCK HAS BEEN APPROVED FOR LISTING ON THE AMERICAN STOCK
    EXCHANGE UNDER THE TRADING SYMBOL "ARM", SUBJECT TO OFFICIAL NOTICE OF
                                   ISSUANCE.
                         ------------------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 10 OF THIS PROSPECTUS FOR INFORMATION THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                               PRICE $15 A SHARE
                            ------------------------

                                               UNDERWRITING                                   PROCEEDS TO
                          PRICE TO             DISCOUNTS AND           PROCEEDS TO          MORGAN STANLEY
                           PUBLIC             COMMISSIONS(1)           COMPANY(2)            STOCKHOLDERS
                    ---------------------  ---------------------  ---------------------  ---------------------
PER SHARE.........         $15.00                  $1.05                 $13.95                 $13.95
TOTAL(3)..........      $120,000,000            $8,400,000             $80,212,500            $31,387,500

------------------------
  (1) THE COMPANY AND THE MORGAN STANLEY STOCKHOLDERS HAVE AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SEE "UNDERWRITERS."
  (2)  BEFORE DEDUCTING EXPENSES PAYABLE BY THE COMPANY ESTIMATED AT $1,200,000.
  (3) THE MORGAN STANLEY STOCKHOLDERS HAVE GRANTED THE U.S UNDERWRITERS AN OPTION, EXERCISABLE WITHIN 30 DAYS OF THE DATE HEREOF, TO PURCHASE UP TO AN AGGREGATE OF 1,200,000 ADDITIONAL SHARES OF CLASS A COMMON STOCK AT THE PRICE TO PUBLIC SHOWN ABOVE LESS UNDERWRITING DISCOUNTS AND COMMISSIONS, FOR THE PURPOSE OF COVERING OVER-ALLOTMENTS, IF ANY. IF THE U.S. UNDERWRITERS EXERCISE SUCH OPTION IN FULL, THE TOTAL PRICE TO PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS AND PROCEEDS TO THE MORGAN STANLEY STOCKHOLDERS WILL BE $138,000,000, $9,660,000 AND $48,127,500,
       RESPECTIVELY. SEE "UNDERWRITERS."
                         ------------------------------

    THE SHARES OF CLASS A COMMON STOCK ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS NAMED HEREIN AND SUBJECT TO APPROVAL OF CERTAIN LEGAL MATTERS BY LEBOEUF, LAMB, GREENE & MACRAE, L.L.P., COUNSEL FOR THE UNDERWRITERS. IT IS EXPECTED THAT DELIVERY OF THE SHARES OF CLASS A COMMON STOCK WILL BE MADE ON OR ABOUT JUNE 24, 1997, AT THE OFFICE OF MORGAN STANLEY & CO. INCORPORATED, NEW YORK, NEW YORK, AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.
                            ------------------------

MORGAN STANLEY DEAN WITTER

                   DONALDSON, LUFKIN & JENRETTE
                                  SECURITIES CORPORATION
                                       OPPENHEIMER & CO., INC.
JUNE 18, 1997

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE MORGAN STANLEY STOCKHOLDERS OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF CLASS A COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

    NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY THE COMPANY OR BY ANY UNDERWRITER THAT WOULD PERMIT A PUBLIC OFFERING OF THE CLASS A COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED BY THE COMPANY AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING OF THE CLASS A COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS.
                            ------------------------

                               TABLE OF CONTENTS

                                                     PAGE
                                                     -----
Prospectus Summary..............................           4
Risk Factors....................................          10
Use of Proceeds.................................          18
Dividend Policy.................................          18
Dilution........................................          19
Capitalization..................................          20
Selected Historical Financial Information.......          21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................          24
Business........................................          42
Management......................................          65
Certain Relationships and Related Party
  Transactions..................................          79

                                                     PAGE
                                                     -----
Principal and Selling Stockholders..............          81
Description of Certain Indebtedness.............          83
Description of Capital Stock....................          85
Shares Eligible for Future Sale.................          92
Certain United States Federal Tax Consequences
  to Non-United States Holders..................          94
Underwriters....................................          97
Legal Matters...................................         101
Experts.........................................         101
Available Information...........................         101
Glossary of Selected Insurance Terms............         103
Index to Financial Statements...................         F-1

                            ------------------------

    In this Prospectus, references to "dollars" and "$" are to United States dollars, and the terms "United States" and "U.S." mean the United States of America, its states, territories, possessions and all areas subject to its jurisdiction.

    "S&P 500-Registered Trademark- Price Index" is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by the Company. OMNI, the Company's equity-indexed annuity product, is not sponsored, endorsed, sold or promoted by Standard & Poor's Corporation ("S&P"), and S&P makes no representation regarding the advisability of investing in OMNI.

    The principal executive offices of the Company are located at 515 West Market Street, Louisville, Kentucky 40202, and the Company's telephone number is
(502) 582-7900.
                            ------------------------

    CERTAIN PERSONS ENGAGING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

    FOR NORTH CAROLINA INVESTORS: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING, NOR HAS SUCH COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

    STATE INSURANCE HOLDING COMPANY STATUTES APPLICABLE TO THE COMPANY DUE TO ITS INSURANCE COMPANY SUBSIDIARIES GENERALLY PROVIDE THAT NO PERSON MAY ACQUIRE CONTROL OF THE COMPANY, AND THUS INDIRECT CONTROL OF ITS INSURANCE SUBSIDIARIES, WITHOUT PRIOR APPROVAL OF THE APPROPRIATE INSURANCE REGULATORS. GENERALLY, ANY PERSON WHO ACQUIRES BENEFICIAL OWNERSHIP OF 10% OR MORE OF THE OUTSTANDING SHARES OF THE COMPANY'S CLASS A COMMON STOCK WOULD BE PRESUMED TO HAVE ACQUIRED SUCH CONTROL UNLESS THE APPROPRIATE INSURANCE REGULATORS UPON APPLICATION DETERMINE OTHERWISE. BENEFICIAL OWNERSHIP INCLUDES THE ACQUISITION, DIRECTLY OR INDIRECTLY (BY REVOCABLE PROXY OR OTHERWISE), OF VOTING STOCK OF THE COMPANY. THE COMPANY CONTROLS INSURANCE COMPANY SUBSIDIARIES DOMICILED IN OHIO AND NEW YORK. IF ANY PERSON ACQUIRES 10% OR MORE OF THE OUTSTANDING SHARES OF THE COMPANY'S CLASS A COMMON STOCK IN VIOLATION OF SUCH PROVISIONS, THE INSURER OR THE INSURANCE REGULATOR IS ENTITLED TO INJUNCTIVE RELIEF, INCLUDING ENJOINING ANY PROPOSED ACQUISITION, OR SEIZING SHARES OWNED BY SUCH PERSON, AND SUCH SHARES WOULD NOT BE ENTITLED TO BE VOTED.

                               PROSPECTUS SUMMARY

    THE FOLLOWING INFORMATION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH HEREIN UNDER THE CAPTION "RISK FACTORS" AND ARE URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY.

    PRIOR TO THE CONSUMMATION OF THE OFFERING, THE COMPANY WILL AMEND AND RESTATE ITS CERTIFICATE OF INCORPORATION AND EFFECT A RECAPITALIZATION (THE "RECAPITALIZATION") PURSUANT TO WHICH (I) EACH SHARE OF COMMON STOCK OF THE COMPANY OUTSTANDING IMMEDIATELY PRIOR TO THE RECAPITALIZATION WILL BE CONVERTED INTO ONE SHARE OF CLASS A COMMON STOCK; (II) THE MORGAN STANLEY STOCKHOLDERS WILL CONVERT CERTAIN OF THEIR SHARES OF CLASS A COMMON STOCK INTO CLASS B COMMON STOCK; AND (III) EACH SHARE OF COMMON STOCK OUTSTANDING WILL BE SPLIT INTO 706 SHARES. SEE "DESCRIPTION OF CAPITAL STOCK -- GENERAL." UNLESS OTHERWISE
INDICATED: (I) "COMPANY" MEANS ARM FINANCIAL GROUP, INC. AND, WHERE APPROPRIATE, ITS SUBSIDIARIES; (II) "CLASS A COMMON STOCK" MEANS THE CLASS A CONVERTIBLE COMMON STOCK, PAR VALUE $.01 PER SHARE, OF THE COMPANY, "CLASS B COMMON STOCK" MEANS THE CLASS B CONVERTIBLE COMMON STOCK, PAR VALUE $.01 PER SHARE, OF THE COMPANY AND "COMMON STOCK" MEANS, COLLECTIVELY, THE CLASS A COMMON STOCK AND THE CLASS B COMMON STOCK; (III) "OFFERING" MEANS THE OFFERING OF 8,000,000 SHARES OF CLASS A COMMON STOCK IN THE UNDERWRITTEN PUBLIC OFFERING TO WHICH THIS PROSPECTUS RELATES; AND (IV) ALL SHARE AND PER SHARE INFORMATION ASSUMES THAT THE U.S. UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED AND, EXCEPT WITH RESPECT TO THE FINANCIAL STATEMENTS OF THE COMPANY BEGINNING ON PAGE F-1 OF THIS PROSPECTUS, HAS BEEN ADJUSTED TO GIVE EFFECT TO THE RECAPITALIZATION. IN CERTAIN CIRCUMSTANCES, THE SHARES OF CLASS A COMMON STOCK ARE CONVERTIBLE INTO AN EQUAL NUMBER OF SHARES OF CLASS B COMMON STOCK AND VICE VERSA BY THE MORGAN STANLEY STOCKHOLDERS. SEE "DESCRIPTION OF CAPITAL STOCK." SEE "GLOSSARY OF SELECTED INSURANCE TERMS" FOR THE DEFINITIONS OF CERTAIN TERMS USED HEREIN.

    UNLESS OTHERWISE INDICATED, FINANCIAL INFORMATION AND OPERATING STATISTICS APPLICABLE TO THE COMPANY SET FORTH IN THIS PROSPECTUS ARE BASED ON UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP") AND NOT STATUTORY ACCOUNTING PRACTICES.

                                  THE COMPANY

    ARM Financial Group, Inc. specializes in the asset accumulation business, providing retail and institutional customers with products and services designed to serve the growing long-term savings and retirement markets. The Company's earnings are derived from investment spread (the difference between income earned on investments and interest credited on customer deposits) and fee income. The Company's retail products include a variety of fixed, indexed and variable annuities and face-amount certificates sold through a broad spectrum of distribution channels including stockbrokers, independent agents, independent broker-dealers and financial institutions. The Company offers guaranteed investment contracts ("GICs") to its institutional clients and markets its institutional products and services to bank trust departments, plan sponsors, cash management funds, other institutional funds and insurance companies directly as well as through investment consultants.

    The Company was established in July 1993 and completed its first acquisition in November 1993. The Company's assets under management have grown from $2.3 billion as of November 26, 1993 to $5.1 billion as of March 31, 1997 (after giving effect to the pending sale of its investment adviser subsidiary, ARM Capital Advisors (as defined herein), see "Business -- History"). The Company attributes this growth to internally generated sales, new product offerings and opportunistic acquisitions. Operating earnings (net income applicable to common shareholders, excluding, net of tax, realized investment gains and losses and non-recurring charges) have grown from $2.4 million in 1994 to $4.5 million in 1995 and $22.6 million in 1996. Operating earnings for the three months ended March 31, 1997 were $6.4 million.

    The Company expects to benefit from demographic trends and a growing demand for retirement savings. As the U.S. population has aged, demand for retirement savings has accelerated. According to U.S. Census Bureau information, approximately 30% of today's population was born during the Baby

Boom (1946 to 1964). By the time the Baby Boom generation begins to reach age 65 in 2011, the population between the ages of 45 and 64 -- the peak period for asset accumulation -- is projected to increase by approximately 45% to 79 million.

    The Company also expects to benefit from anticipated higher consumer savings due to concerns about an overburdened social security system, extended life spans, corporate restructuring and downsizing, and volatile financial markets. Among the products expected to benefit are tax-advantaged annuities. Annual industry sales of individual annuity products increased from $65.1 billion in 1990 to $111.4 billion in 1996, with projected growth of at least 9% per year for the next few years, according to an industry study conducted by LIMRA.

STRATEGY

    The Company's strategy is focused on the following:

    DEVELOPING AND MARKETING A BROAD ARRAY OF CUSTOMIZED PRODUCTS. The Company believes that long-term success in the asset accumulation industry will depend upon the Company's ability to adapt to rapidly changing consumer preferences in fluctuating interest rate and equity market environments. The Company continually redesigns existing products with enhanced features and continues to develop and sell new and innovative products in the marketplace with a particular focus on minimizing its dependence on any one product and meeting a variety of needs for consumers and distribution channels. The Company works closely with its distributors to develop products that are customized to suit their customers' particular needs. The Company was one of the first to recognize the market opportunity for equity-indexed annuities and in 1996 introduced OMNI, the Company's equity-indexed annuity product. Following initial sales in 1996, the Company expects to introduce a second generation product with enhanced features in mid-1997. In the institutional market, the Company offers a short-term floating rate GIC designed to meet the market demand for products with attractive current yields and access to liquidity. In 1997, the Company anticipates introducing products for the synthetic GIC marketplace that will provide institutional clients with either absolute or relative investment performance guarantees.

    CAPTURING A GROWING SHARE OF SALES IN RETAIL DISTRIBUTION CHANNELS. Over the past few years, the Company has built the infrastructure necessary to support increased growth in the retail market. The Company believes that it can distinguish itself by strengthening its relationships with individual distributors, often referred to as producers. To accomplish this objective, the Company seeks to (i) provide superior service to producers through an expanded and dedicated producer services unit, (ii) enhance the Company's technological platform to permit superior and immediate access for producers to the Company's administrative systems for transacting business, (iii) heighten producers' awareness of its products and insurance affiliates through focused advertisements in industry publications and selective promotional programs and
(iv) quickly develop innovative products with new features and services which are responsive to market needs. For example, as a means to strengthen its relationships with distributors, the Company is in the process of implementing a program whereby certain distributors will have the capability to access remotely the Company's systems and transact business with the Company on-line. The Company also seeks to increase its retail market share by expanding and diversifying its retail distribution channels. For example, in 1996 the Company began offering variable annuities through banks and thrifts. Additionally, the Company recognizes the importance of building and maintaining a strong capital base. Partly as a result of the Company's strengthened financial condition, A.M. Best Company, Inc. ("A.M. Best") raised the claims-paying ability rating of the Company's insurance subsidiaries from "A-(Excellent)" to "A(Excellent)" in 1995. A further upgrade could help the Company expand its penetration of existing distribution channels.

    ENHANCING EFFECTIVE USE OF TECHNOLOGY. The Company continues to invest in technology designed to enhance the service it provides to producers and customers, increase the efficiency of its operations and allow administration of innovative and complex products. The Company's technology also allows it to respond quickly to customer needs for new products by reducing product development time. In addition, to supplement traditional inquiry and transaction processing methods, the Company's client/server network can provide producers, customers and employees with services and information easily accessible through Internet, voice response and wide-area network ("WAN") technology.

    MINIMIZING FIXED COST STRUCTURE. The Company attempts to minimize fixed distribution costs by marketing its products through fiduciaries and other third parties. Unlike many of its competitors, the Company does not maintain its own field sales force, and distributors are primarily paid based on production. As a consequence of its low fixed distribution costs, the Company has greater flexibility to shift the mix of its sales and distribution channels in order to respond to changes in market demand. In addition, the Company believes that its administrative cost structure has benefited from economies of scale achieved as a result of its strategic acquisitions. The relocation of the Company's main processing center in Worthington, Ohio to the Company's headquarters in Louisville, Kentucky during 1997 is expected to provide further consolidation benefits, in addition to enhancing customer and producer service. The Company will continue to evaluate whether certain non-strategic systems and administrative functions should be outsourced to third-party providers.

    IMPLEMENTING AN ADVANCED AND INTEGRATED RISK MANAGEMENT PROCESS. The Company designs its products and manages its capital to achieve a superior return on common equity. The Company's return on average common equity (based on operating earnings and equity before unrealized gains and losses) improved to 19% in 1996 from 6% in 1995, and in the first quarter of 1997 was 20% on an annualized basis. Using its experience in offering investment guarantees in the insurance market sector, the Company employs a highly analytical and disciplined asset/liability risk management approach to develop new products and monitor its investment portfolios and liabilities. The Company does not view asset/liability management as a discrete function to be performed by a separate committee. Instead, asset/liability management permeates every aspect of the Company's operations. Beginning with product design and continuing through the product sale and eventual payout, professionals in each functional area (such as marketing, actuarial, investments, legal, finance and administration) work jointly with a common set of risk/return characteristics to achieve the Company's overall liquidity and profit objectives (rather than the specific objectives of any particular functional area). The Company implements this process with the analytical risk and capital management skills and experience of its management team, supported with sophisticated computer software, and an emphasis on investment securities whose cash flows can be modeled extensively against liability cash flows under different interest rate scenarios. Risk components that cannot be appropriately modeled are typically hedged or outsourced. The Company's investment portfolios are currently being managed by ARM Capital Advisors (see "Business -- History"); however, the Company may use additional unaffiliated investment management firms to supplement the services of ARM Capital Advisors in the future. Importantly, the Company has and will continue to monitor the investment practices of these firms to ensure that the Company's prescribed guidelines are followed.

    CONTINUING SUCCESSFUL ACQUISITION RECORD. The Company's first acquisition occurred in 1993 with the acquisition of Integrity Life Insurance Company ("Integrity") and National Integrity Life Insurance Company ("National Integrity") (collectively, the "Integrity Companies"). In 1995, the Company acquired the assets and business operations of SBM Company ("SBM"). By acquiring SBM, the Company met its objectives of growing and diversifying its product offerings and distribution channels and achieving further economies of scale. The Company increased the investment yields of the SBM portfolio while improving its associated risk profile through a restructuring of the investment portfolio, reduced expenses by merging back-office operations into the Company's existing operations and expanded the Company's distribution channels. The Company continues to seek opportunities to purchase interests in blocks of annuity business, other financial service companies and distributors and to enter into marketing partnerships and reinsurance ventures with other insurance companies, all with the goal of achieving greater profitability through growth in market share and further economies of scale.

    MAINTAINING FOCUS ON COMPANY PROFITABILITY. The Company's focus on profitability is supported by an integrated team approach to developing products and operating the Company's business. The Company's compensation system and the equity investments of certain of its employees further reinforce the Company's focus on the objective of profitability. Employees at all levels of the Company are eligible to receive bonuses based on profitability. As of March 31, 1997, executive officers, other employees and directors of the Company controlled, directly or indirectly, 9% of the Company's outstanding common stock.

    The Company conducts its different businesses through the following subsidiaries:

    - INTEGRITY -- provides retail, fixed, indexed and variable annuities and institutional GICs;

    - NATIONAL INTEGRITY -- provides retail, fixed and variable annuities and institutional GICs, primarily in New York (wholly owned subsidiary of Integrity);

    - SBM CERTIFICATE COMPANY -- offers face-amount certificates which guarantee a fixed rate of return to investors at a future date. Face-amount certificates are similar to bank-issued certificates of deposit but are regulated by the Investment Company Act of 1940, as amended (the "Investment Company Act") and are not subject to Federal Deposit Insurance Corporation ("FDIC") protection;

    - ARM SECURITIES CORPORATION ("ARM SECURITIES") (FORMERLY KNOWN AS SBM FINANCIAL SERVICES, INC.) -- this broker-dealer supports the Company's retail annuity operations and the Company's sales of independent third-party mutual funds; and

    - ARM TRANSFER AGENCY, INC. ("ARM TRANSFER AGENCY") -- provides transfer agent services as needed to support the Company's retail business operations.

    In addition, ARM Capital Advisors, which will remain a 20% owned affiliate after the pending sale (see "Business -- History"), offers fixed income asset management services to third-party institutional clients (currently consisting primarily of defined benefit pension plans).

                                  THE OFFERING

Class A Common Stock Offered by
the Company:
  U.S. Offering.................  4,600,000 Shares
  International Offering........  1,150,000 Shares
    Total.......................  5,750,000 Shares

Class A Common Stock Offered by
the Morgan Stanley Stockholders:
  U.S. Offering.................  1,800,000 Shares(1)
  International Offering........  450,000 Shares
    Total.......................  2,250,000 Shares(1)

Total Offering..................  8,000,000 Shares(1)

Common Stock to be outstanding
following the Offering..........  23,255,971 shares(2)(3)

Use of Proceeds.................  The net proceeds of the Offering to the Company are intended to be used to strengthen the Company's existing
                                  capital base, to enhance the Company's retail market
                                  presence, to consolidate operating locations and for other corporate purposes, which may include acquisitions. See
                                  "Use of Proceeds."

American Stock Exchange Symbol..  "ARM"

Dividend Policy.................  The Company currently intends to pay regular quarterly cash dividends of $.02 per share on its Common Stock
                                  subject to declaration by the Company's Board of
                                  Directors. See "Dividend Policy."

------------------------

(1) Does not include up to an aggregate of 1,200,000 shares of Class A Common Stock that may be sold by the Morgan Stanley Stockholders pursuant to the U.S. Underwriters' over-allotment option. See "Underwriters."

(2) As used herein, "Common Stock" collectively refers to the Class A Common Stock and the Class B Common Stock. See "Description of Capital Stock."

(3) Excludes 2,428,640 shares of Common Stock issuable upon exercise of outstanding options. See "Management."

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

                                                         THREE MONTHS ENDED
                                                             MARCH 31,            YEAR ENDED DECEMBER 31,
                                                        --------------------  -------------------------------
                                                          1997       1996       1996      1995(1)     1994
                                                        ---------  ---------  ---------  ---------  ---------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Investment income.....................................  $  69,700  $  55,353  $ 250,031  $ 196,024  $ 149,142
Interest credited on customer deposits................    (51,325)   (41,198)  (182,161)  (146,867)  (116,463)
                                                        ---------  ---------  ---------  ---------  ---------
    Net investment spread.............................     18,375     14,155     67,870     49,157     32,679
Fee income:
  Variable annuity fees...............................      3,239      2,362     10,786      7,238      4,291
  Asset management fees...............................      1,884      1,515      5,780      3,161         --
  Other fee income....................................        397        271      1,267        949      4,100
                                                        ---------  ---------  ---------  ---------  ---------
    Total fee income..................................      5,520      4,148     17,833     11,348      8,391
Other income and expenses:
  Surrender charges...................................        882      1,570      5,024      3,339      2,356
  Operating expenses..................................     (8,156)    (6,983)   (31,055)   (22,957)   (21,484)
  Commissions, net of deferrals.......................       (638)      (544)    (2,372)    (1,557)    (2,551)
  Interest expense on debt............................       (686)      (787)    (3,146)    (3,461)    (3,136)
  Amortization:
    Deferred policy acquisition costs.................     (2,175)    (1,687)    (6,835)    (2,932)    (1,296)
    Value of insurance in force.......................     (2,241)    (2,057)    (7,320)    (7,104)    (3,830)
    Acquisition-related deferred charges..............       (126)      (500)    (1,503)    (9,920)    (2,163)
    Goodwill..........................................       (122)      (122)      (488)      (358)        --
  Non-recurring charges...............................     (1,445)        --     (5,004)        --         --
  Other, net..........................................       (995)      (732)    (5,366)      (687)     4,972
                                                        ---------  ---------  ---------  ---------  ---------
    Total other income and expenses...................    (15,702)   (11,842)   (58,065)   (45,637)   (27,132)
Realized investment gains (losses)....................      2,231       (403)       907      4,048    (36,727)
                                                        ---------  ---------  ---------  ---------  ---------
Income (loss) before federal income taxes.............     10,424      6,058     28,545     18,916    (22,789)
Federal income tax benefit (expense)..................     (2,814)    (1,573)    (5,167)    (7,026)     6,018
                                                        ---------  ---------  ---------  ---------  ---------
Net income (loss).....................................      7,610      4,485     23,378     11,890    (16,771)
Dividends on preferred stock..........................     (1,188)    (1,188)    (4,750)    (4,750)    (4,750)
                                                        ---------  ---------  ---------  ---------  ---------
Net income (loss) applicable to common shareholders...  $   6,422  $   3,297  $  18,628  $   7,140  $ (21,521)
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------
Net income (loss) per common share (2)................  $     .37  $     .19  $    1.06  $     .49  $   (2.03)
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------
Average common shares outstanding (2).................     17,506     17,489     17,498     14,614     10,590
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------
OTHER OPERATING DATA:
Operating earnings (3)................................  $   6,417  $   3,559  $  22,577  $   4,509  $   2,352
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------
Operating earnings per common share (2)...............  $     .37  $     .20  $    1.29  $     .31  $     .22
                                                        ---------  ---------  ---------  ---------  ---------
                                                        ---------  ---------  ---------  ---------  ---------
BALANCE SHEET AND OTHER DATA (AT END OF PERIOD):
Total cash and investments ...........................  $3,499,000 $2,999,621 $3,347,477 $2,798,027 $1,782,501
Assets held in separate accounts......................  1,201,621    867,732  1,135,048    809,927    506,270
Total assets..........................................  4,943,221  4,084,022  4,701,664  3,793,580  2,447,888
Long-term debt........................................     38,000     40,000     40,000     40,000     40,000
Total liabilities.....................................  4,785,247  3,930,046  4,519,722  3,605,589  2,462,021
Shareholders' equity:
  Carrying amount.....................................    157,974    153,976    181,942    187,991    (14,133)
  Excluding the effects of SFAS No. 115 (4)...........    184,695    162,789    178,273    159,461     90,816
  Fair value (5)......................................    225,177    194,770    224,276    187,721    115,192

------------------------
(1) Effective May 31, 1995, the Company acquired substantially all of the assets and business operations of SBM.

(2) For all periods presented, includes the effects of a 706-for-1 stock split to be consummated in conjunction with the Offering.

(3) "Operating earnings" is defined as net income applicable to common shareholders, excluding, net of tax, realized investment gains and losses and non-recurring charges.

(4) Excludes from carrying amount shareholders' equity the net unrealized gains and losses on securities classified as available-for-sale, net of related amortization and taxes.

(5) The methodologies used to estimate fair value are described in the notes to the consolidated financial statements contained elsewhere in this Prospectus.

                                  RISK FACTORS

    AN INVESTMENT IN THE CLASS A COMMON STOCK INVOLVES A SIGNIFICANT DEGREE OF RISK. IN DETERMINING WHETHER TO MAKE AN INVESTMENT IN THE CLASS A COMMON STOCK, PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY ALL OF THE INFORMATION SET FORTH IN THIS PROSPECTUS AND, IN PARTICULAR, THE FOLLOWING FACTORS.

INTEREST RATE RISK

    The Company's spread-based business is subject to several inherent risks arising from movements in interest rates, especially if the Company fails to anticipate or respond to such movements. First, interest-rate changes can cause compression of the Company's net spread between interest earned on investments and interest credited on customer deposits, thereby adversely affecting the Company's results. Second, if interest-rate changes produce an unanticipated increase in surrenders of the Company's spread-based products, the Company may be forced to sell investment assets at a loss in order to fund such surrenders. Finally, changes in interest rates can have significant effects on the performance of the Company's portfolio of mortgage-backed securities ("MBSs"), including its collateralized mortgage obligations ("CMOs"), as a result of changes in the prepayment rate of the loans underlying such securities.

    SPREAD COMPRESSION. The Company will experience spread compression when it is unable or chooses not to maintain the same margin between its investment earnings and its crediting rates. When interest rates rise, the Company may not be able to replace the assets in its investment portfolio with the higher-yielding assets that will be necessary to fund the higher crediting rates necessary to keep its products competitive. As a result, the Company may experience either a decrease in sales and an increase in surrenders (as described below) if it chooses to maintain its spread by not raising its crediting rates, or spread compression if it does increase its crediting rates. Conversely, when interest rates fall, the Company would have to reinvest the cash received from its investments (i.e., interest and payments of principal upon maturity or redemption) in the lower-yielding instruments then available. If the Company chose not to or was unable (i.e., due to guaranteed minimum or fixed crediting rates or limitations on the frequency of crediting-rate resets) to reduce the crediting rate on its spread-based products or acquire relatively higher-risk securities yielding higher rates of return, spread compression would occur.

    INCREASE IN SURRENDERS. If, as a result of interest rate increases, the Company was unable or chose not to raise its crediting rates to keep them competitive, the Company may experience an increase in surrenders. If the Company lacked sufficient liquidity, the Company might have to sell investment securities to fund associated surrender payments. Because the value of such securities would likely have decreased in response to the increase in interest rates, the Company would realize a loss on such sales. Although certain of the Company's products contain market value adjustment features which approximate and transfer such loss to the customer if the selected time horizon for the fixed return investment is terminated prior to maturity, there can be no assurance that the Company would be fully insulated from realizing any losses on sales of its securities. In addition, regardless of whether the Company realizes an investment loss, the surrenders would produce a decrease in invested assets, with an adverse effect on future earnings therefrom. Finally, premature surrenders also cause the Company to accelerate amortization of deferred policy acquisition costs and value of insurance in force which would otherwise be amortized over a longer period, but the impact of such acceleration generally would be offset to some extent by surrender charge fees. Policies issued by the Company's insurance subsidiaries include lapse protection provisions that help to deter surrenders when interest rates rise. Surrender charges are generally assessable within the first five to seven years after a policy is issued. The Company realized surrender charge income of $5.0 million on net surrenders of $326.2 million in 1996. At March 31, 1997, approximately 59% of the Company's insurance subsidiaries' customer deposits had surrender penalties or other such restrictions or were not subject to withdrawal.

    MBS PREPAYMENT AND EXTENSION. MBSs, including CMOs, are subject to prepayment risks that vary with, among other things, interest rates. Such securities accounted for approximately 43% of the Company's investment portfolio as of March 31, 1997. During periods of declining interest rates, MBSs generally prepay faster as the underlying mortgages are prepaid and refinanced by the borrowers in order to take advantage of the lower rates. MBSs that have an amortized cost that is greater than par (i.e., purchased at a premium) will incur a reduction in yield or a loss as a result of such prepayments. In addition, during such periods, the Company will generally be unable to reinvest the proceeds of any such prepayment at comparable yields. Conversely, during periods of rising interest rates, prepayments generally slow. MBSs that have an amortized value that is less than par (i.e., purchased at a discount) will incur a decrease in yield or a loss as a result of slower prepayments. The gross unamortized premiums and unaccreted discounts of the Company's MBSs were $32.7 million and $39.0 million, respectively, at March 31, 1997. As of that date, approximately 1.2% of the Company's MBS portfolio consisted of interest-only securities. The Company acquired such interest-only securities as a hedge against certain securities acquired in the SBM acquisition.

    The Company follows asset/liability strategies that are designed to mitigate the effect of interest rate changes on the Company's profitability. However, there can be no assurance that management will be successful in implementing such strategies and achieving adequate investment spreads. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset Portfolio Review" and "Business -- Asset/Liability Spread Management."

RECENT NET LOSSES; LIMITED OPERATING HISTORY; VARIABILITY OF OPERATING RESULTS

    The Company has a limited operating history and sustained net losses for the years ended December 31, 1994 and 1993 of $16.8 million and $40.8 million, respectively. In 1994, these losses principally related to realized investment losses due to the sale of fixed-maturity securities during a period of rising interest rates (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations"), and in 1993, these losses related primarily to writedowns due to other-than-temporary impairments in the value of certain investments in real estate and joint ventures that occurred prior to the acquisition of the Integrity Companies. Although the Company reported net income of $23.4 million and $11.9 million for the years ended December 31, 1996 and 1995, respectively, and $7.6 million for the three months ended March 31, 1997, there can be no assurance that the Company will be able to sustain profitable operations in the future. In addition, the Company may experience substantial variability in its earnings from period to period, especially in view of the Company's active management of its investment portfolio which may produce significant realized investment gains or losses in a particular period as a result of changes in prevailing interest rates.

COMPETITION; RATINGS

    The Company operates in a highly competitive industry. The Company's insurance subsidiaries compete in their markets with numerous major national life insurance companies and insurance holding companies, many of which have substantially greater capital and surplus, larger and more diversified portfolios of life insurance policies and annuities, higher credit ratings, greater economics of scale and greater access to distribution channels than the Company's subsidiaries. Due to recent Supreme Court decisions, a ruling by the office of the Comptroller of the Currency and other legislative and industry developments, the Company's insurance subsidiaries also encounter increasing competition from banks, securities brokerage firms and other financial intermediaries marketing insurance products, annuities and other forms of savings and pension products. Competition in the insurance industry is based on many factors, including the overall financial strength and reputation of the insurer, pricing and other terms and conditions of the offered product, levels of customer service, access to distributor channels and experience in the business, ratings assigned by A.M. Best, and the claims-paying ability ratings assigned by nationally recognized statistical rating organizations. Many financial institutions and broker-dealers focus on the

A.M. Best and claims paying ability ratings of an insurer in determining whether to market the insurer's annuities. As a result, if any of the Company's insurance subsidiaries' ratings were downgraded from their current levels or if the ratings of the Company's competitors improved and those of the Company's insurance subsidiaries did not, the ability of the Company to distribute its products and the persistency of its existing business could be adversely affected. Each of the rating agencies reviews its ratings periodically, and there can be no assurance that the Company's insurance subsidiaries' current ratings will be maintained in the future. See "Business -- Ratings and Rating Agencies" and "-- Competition."

HOLDING COMPANY STRUCTURE; DIVIDEND RESTRICTIONS

    The Company is a holding company with no direct operations, and its principal assets consist of the capital stock of Integrity Holdings, Inc. ("Integrity Holdings"), which owns Integrity and National Integrity (domiciled in the States of Ohio and New York, respectively), SBM Certificate Company and (after consummation of the pending sale) a 20% interest in ARM Capital Advisors. The Company relies primarily on management fees, dividends and other distributions from its insurance and non-insurance subsidiaries to meet ongoing cash requirements, including amounts required for payment of interest and principal on outstanding debt obligations, preferred stock dividends and corporate expenses. The ability of the Integrity Companies to pay dividends to the Company in the future is subject, among other things, to regulatory restrictions of their respective states of domicile and will depend on their statutory surplus and earnings. Because National Integrity is a subsidiary of Integrity, dividend payments by National Integrity to Integrity must be made in compliance with New York standards, and the ability of Integrity to pass those dividends on to the Company is subject to compliance with Ohio standards. From time to time, the National Association of Insurance Commissioners (the "NAIC") and various state insurance regulators have considered, and may in the future consider, proposals to further restrict dividend payments that may be made by an insurance company without regulatory approval. No assurance can be given that there will not be any further regulatory action restricting the ability of the Company's insurance subsidiaries to pay dividends. Inability on the part of Integrity or National Integrity to pay dividends to the Company in an amount sufficient to enable the Company to meet its debt service and other cash requirements (including dividend payments on the Common Stock) could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Financial Resources" and "Business -- Regulation."

    The ability of the Company to pay dividends on the Common Stock is also subject to the prior declaration and payment of accrued cumulative dividends on the Company's 9 1/2% Cumulative Perpetual Preferred Stock (the "Perpetual Preferred Stock") and to limitations contained in the Company's credit facilities with banks. See "Description of Certain Indebtedness" and "Description of Capital Stock -- Preferred Stock."

DEPENDENCE ON CERTAIN THIRD-PARTY RELATIONSHIPS

    The Company uses third-party marketing organizations with sales networks to distribute certain of its retail annuity products. One such organization, Financial Marketing Group, Inc. ("FMG"), supplements the Company's in-house wholesaling unit by performing this function for certain independent broker-dealers. Under this arrangement, the Company signs sales agreements with each individual broker-dealer recruited by FMG and pays an override commission to FMG based on the sales of those broker-dealers. Broker-dealers affiliated with FMG accounted for 41% and 61% of total retail sales, and 12% and 19% of total retail and institutional sales, for the three months ended March 31, 1997 and for the year ended December 31, 1996, respectively. No individual broker-dealer affiliated with FMG accounted for more than 10% and 13% of total retail sales for the three months ended March 31, 1997 and for the year ended December 31, 1996, respectively. In addition to FMG, the Company utilizes PaineWebber Incorporated ("PaineWebber") in the stockbroker channel for the distribution of certain products. For the three months ended March 31, 1997 and for the year ended December 31, 1996, approximately 15% and 19% of the

Company's total retail sales, respectively, and approximately 4% and 6% of total retail and institutional sales, respectively, were made through PaineWebber. The Company also relies on its joint venture with General American Life Insurance Company ("General American") for the issuance of GIC policies to institutional customers. In recent periods, internal growth of the Company's spread-based business has been largely dependent on the sales of GICs marketed by the Company and issued by General American under the joint venture with the Company. Sales of GICs accounted for 78% and 85% of the Company's spread-based sales for the three months ended March 31, 1997 and for the year ended December 31, 1996, respectively. For the same periods, substantially all spread-based institutional product sales were made through General American, or 70% and 69%, respectively, of total retail and institutional sales. If demand for GIC products, or the Company's ability to market such products, were to decrease, the Company's results of operations could be adversely affected. The loss of the wholesaler FMG, of PaineWebber or of General American as a marketing partner, or the impairment of the reputation or creditworthiness of any of them, could materially adversely affect the Company's ability to market its retail products or GICs until another distribution source or marketing partner could be found. There can be no assurance that the Company would be able to find an alternate source of distribution in a timely manner. See "Business -- Distribution."

REGULATION

    The Company's businesses and operations are subject to various federal and state laws and regulations which, among other things, grant supervisory agencies broad administrative powers over such businesses and operations, including the power to limit or restrict such businesses if they fail to comply with applicable laws and regulations.

    The Company's insurance subsidiaries are regulated by insurance regulators in Ohio and New York as well as in other jurisdictions in which they are licensed or authorized to do business. Insurance laws and regulations, among other things, establish minimum capital requirements and limit the amount of dividends and other payments insurance companies can make without prior regulatory approval and impose restrictions on the amount and type of investments such companies may hold. In addition, variable annuities and related separate accounts of the Company's insurance subsidiaries are subject to regulation by the Securities and Exchange Commission (the "Commission" or "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), and the Investment Company Act. The Company's non-insurance operations are also subject to extensive regulation, including regulation under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Investment Advisers Act of 1940, as amended (the "Advisers Act"), the Investment Company Act, various other federal and state securities laws and regulations and by the National Association of Securities Dealers, Inc. (the "NASD"). The Company cannot predict, and no assurance can be given as to, the effect that any future regulation or changes in interpretation of existing regulation may have on the financial condition or operations of the Company. See "Business -- Regulation."

    As required by the Investment Company Act and the Advisers Act, the Company's standard investment management and investment advisory agreements provide that such agreements with registered investment companies terminate automatically upon their assignment and agreements with other persons may not be assigned by a party without the prior written consent of the other party. The Investment Company Act and the Advisers Act define the term "assignment" to include any "direct or indirect transfer" of a "controlling block of the voting securities" of the Company. The Investment Company Act presumes that any person holding more than 25% of the voting stock of any person "controls" such person. Following completion of the Offering, significant purchases or sales of Common Stock by the Company or any stockholder, including The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II") and Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P. and MSCP III 892 Investors, L.P. (collectively, the "MSCP Funds" and, together with MSLEF II, the "Morgan Stanley Stockholders"), among other things, may raise issues relating to assignments of the Company's investment management and investment advisory agreements.

    Under the insurance guaranty fund laws existing in each state, insurers licensed to do business in such state can be assessed for certain obligations of insolvent insurance companies to policyholders and claimants. Because such assessments are typically not made for several years after an insurer fails and depend upon the final outcome of liquidation or rehabilitation proceedings, the Company cannot accurately determine the precise amount or timing of its exposure to known insurance company insolvencies at this time. In connection with the acquisition by the Company of the Integrity Companies from The National Mutual Life Association of Australasia Limited ("National Mutual"), National Mutual agreed to indemnify the Company with regard to guaranty fund assessments levied in respect of companies declared insolvent or subject to conservatorship prior to November 26, 1993. No assurance can be given that the Company's reserve for assessments or such indemnity will be adequate in the event of any loss suffered by the Company in respect of any assessment made under state insurance guaranty fund laws. The Company estimates its reserve for assessments using information provided by the National Organization of Life and Health Guaranty Associations ("NOLHGA"). The reserve does not include any provision for future assessments related to unknown failures or to known failures for which no estimate of the Company's exposure can currently be made. The insolvency of large life insurance companies in future years could result in additional material assessments to the Company by state guaranty funds that could have a material adverse impact on the Company's future earnings and liquidity. See "Business -- Regulation."

SIGNIFICANT OWNERSHIP BY MORGAN STANLEY STOCKHOLDERS

    After giving effect to the Offering, the Morgan Stanley Stockholders will own approximately 58% of the outstanding Common Stock of the Company. If the U.S. Underwriters' over-allotment option is exercised in full, the Morgan Stanley Stockholders will own approximately 53% of the outstanding Common Stock of the Company. The Morgan Stanley Stockholders have informed the Company that, upon consummation of the Offering and the exercise of the over-allotment option, if any, they intend to convert such number of their shares of Class B Common Stock into shares of Class A Common Stock so that, following such conversion, the Morgan Stanley Stockholders will own, in the aggregate, 49% of the outstanding Class A Common Stock (which is voting common stock) of the Company. The general partner of MSLEF II and the general partner of the general partner of each of the MSCP Funds are wholly owned subsidiaries of Morgan Stanley, Dean Witter, Discover & Co. ("MSDWD"). Currently, three of the nine directors of the Company are employees of a wholly owned subsidiary of MSDWD. Pursuant to the terms of the Second Amended and Restated Stockholders' Agreement, to be entered into prior to the consummation of the Offering (the "Stockholders' Agreement"), among the Morgan Stanley Stockholders, the Company and certain other stockholders of the Company, the Morgan Stanley Stockholders will have the right to designate nominees for one-half of the members of the Board of Directors of the Company for so long as the total number of shares of Common Stock of the Company owned by the Morgan Stanley Stockholders constitutes at least 50% of the outstanding Common Stock of the Company. See "Certain Relationships and Related Party Transactions -- Stockholders' Agreement." As a result of their ownership interest in the Company and certain rights pursuant to the Stockholders' Agreement, the Morgan Stanley Stockholders have a substantial influence over the affairs of the Company. See "Certain Relationships and Related Party Transactions" and "Principal and Selling Stockholders."

FEDERAL INCOME TAX TREATMENT OF ANNUITY PRODUCTS

    Current United States federal income tax laws generally permit the tax-deferred accumulation of earnings on the premiums paid by the holder of an annuity. Taxes, if any, are payable on the accumulated tax-deferred earnings when these earnings are paid to such holder. In the event that the United States federal income tax laws are changed such that accumulated earnings on annuity products do not enjoy the tax deferral described above or that another product acquires similar or preferred tax-advantaged status, consumer demand for annuity products may decline substantially.

    In addition, a reduction in the capital gains tax rate may reduce the product demand for tax-deferred annuities. As a result, both the persistency of the Company's existing products and the Company's ability to sell its products in the future could be materially adversely affected. From time to time proposals to this effect have been made and no assurance can be given that such a tax law change will not occur in the future. The operations and business prospects of the Company could be materially and adversely affected by any material decrease in the demand for its annuity products.

DEPENDENCE ON KEY PERSONNEL

    The success of the Company will depend, to a significant extent, upon the continued services of the key executive officers of the Company. The loss or unavailability of such key executive officers or the inability to attract or retain key employees in the future could have an adverse effect upon the Company's operations. See "Management -- Directors and Executive Officers."

RESTRICTIONS IN FINANCING DOCUMENTS

    Certain provisions of the Credit Agreement dated as of November 14, 1993, as amended (the "Credit Agreement"), among the Company, The Chase Manhattan Bank, N.A. and certain other parties, impose restrictions on the Company's operations, including restrictions on its ability to pay dividends or make distributions with respect to shares of the Common Stock absent compliance with certain prepayment obligations under the Credit Agreement. On each date that the Company pays a dividend in respect of any shares of Common Stock, the Credit Agreement provides that the Company prepay, in an aggregate principal amount equal to the aggregate amount of the dividends paid on such date, any borrowings outstanding under the term loan facility and, to the extent such term loan borrowings are fully prepaid, reduce any commitments to make revolving loans under the revolving credit facility. The New Credit Agreement (as defined herein) will not contain such prepayment obligations; however, the Company will not be permitted to pay dividends or make distributions with respect to shares of Common Stock that exceed the greater of one-third of the Company's net income (in the preceding fiscal year) and $3 million. Certain of the Company's assets and all of the Company's interest in the securities of its subsidiaries, as well as all of Integrity Holdings' interest in the capital stock of Integrity, have been pledged under the Credit Agreement and will be pledged under the New Credit Agreement. Future indebtedness could contain similar or additional covenants or security arrangements. If the Company fails to comply with the covenants under the Credit Agreement, the New Credit Agrement or other senior credit facilities, the lenders thereunder may accelerate the indebtedness and exercise remedies under the pledge agreements and any other security document with respect to the disposition of such collateral. See "Description of Certain Indebtedness."

ANTI-TAKEOVER PROVISIONS

    Under applicable state insurance laws and regulations, no person may acquire control of any of the insurance subsidiaries of the Company or any corporation controlling them unless such person has filed a statement containing specified information with appropriate regulatory authorities and approval for such acquisition is obtained. Under applicable laws and regulations, any person acquiring, directly by stock ownership or indirectly (by revocable proxy or otherwise), 10% or more of the voting stock of any other person is presumed to have acquired control of such person, and a person who beneficially acquires 10% or more of the Class A Common Stock of the Company without obtaining the approval of the applicable state insurance regulator would be in violation of such state's insurance holding company act and would be subject to injunctive action requiring disposition or seizure of the shares and prohibiting the voting of such shares, as well as other action determined by the applicable regulatory authority.

    Certain provisions of the Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Restated By-laws (the "By-laws") of the Company that will be in effect upon the consummation of the Offering, certain provisions of the Delaware General Corporation Law and the significant ownership position of the Morgan Stanley Stockholders may also have the effect of discouraging or making more difficult a takeover attempt that a stockholder might consider in its best interest. See "Description of Capital Stock -- Preferred Stock," "-- Restated Certificate of Incorporation and By-laws" and "--
Section 203 of the Delaware General Corporation Law."

DILUTION

    Based on an initial public offering price of $15 per Share of Class A Common Stock, the Company's net tangible book value per share of Class A Common Stock as of March 31, 1997, after giving effect to the Offering, would be $7.72 per share. Accordingly, purchasers of Class A Common Stock offered hereby would suffer immediate dilution in the Company's net tangible book value of $7.28 per Share. See "Dilution."

POTENTIAL DILUTION OF VOTING POWER UPON CONVERSION INTO CLASS A COMMON STOCK

    After giving effect to the Offering and the Morgan Stanley Stockholders' intended conversion of shares of Class B Common Stock into Class A Common Stock such that, following such conversion, the Morgan Stanley Stockholders will own, in the aggregate, 49% of the outstanding voting Common Stock of the Company, there will be 4,300,587 shares of Class B Common Stock outstanding, representing, in the aggregate, approximately 18% of the total outstanding Common Stock (1,947,646 shares of Class B Common Stock, representing, in the aggregate, approximately 8% of the total outstanding Common Stock if the U.S. Underwriters' over-allotment option is exercised in full). Conversion of shares of Class B Common Stock into shares of Class A Common Stock would result in a decrease in the voting power of the investors in the Class A Common Stock offered hereby. Upon any disposition by the Morgan Stanley Stockholders of any of their Class B Common Stock, such shares of Class B Common Stock will be automatically converted into shares of Class A Common Stock. According to the terms of the Certificate of Incorporation, the Morgan Stanley Stockholders may not, in the aggregate, own more than 49% of the outstanding shares of Class A Common Stock. See "Principal and Selling Stockholders" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, there will be 23,255,971 shares of Common Stock outstanding, of which the 8,000,000 Shares sold pursuant to the Offering and an additional 100,252 shares that were outstanding prior to the Offering will be tradeable without restrictions by persons other than "affiliates" (as defined in the Securities Act) of the Company. The remaining shares of Common Stock will be "restricted" securities within the meaning of the Securities Act and may not be sold in the absence of registration under the Securities Act or an exemption therefrom, including the exemptions contained in Rule 144 under the Securities Act.

    The Company has reserved 2,428,640 shares and 1,600,000 shares of Class A Common Stock for issuance upon exercise of options outstanding or to be granted pursuant to the Option Plan and the 1997 Equity Plan (as such terms are defined below), respectively. It is anticipated that all options under the Option Plan will be granted upon consummation of the Offering. See "Management -- Stock Option Plan."

    Sales of substantial amounts of Common Stock (including shares issued upon the exercise of stock options) in the public market, or the perception that such sales may occur, could adversely affect the market price prevailing from time to time of the Class A Common Stock in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities. Pursuant to the Stockholders' Agreement, the Company has granted the Morgan Stanley Stockholders certain "demand" and "piggyback" registration rights with respect to the shares of Common Stock held by the Morgan Stanley Stockholders. See "Certain Relationships and Related Party Transactions -- Stockholders' Agreement" and "Shares Eligible for Future Sale."

ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE AND OF THE
  SECURITIES MARKET

    Prior to the Offering, there has been no public market for the Class A Common Stock. Although the Class A Common Stock has been approved for listing on the American Stock Exchange subject to official notice of issuance, there can be no assurance that an active trading market for the Class A Common Stock will develop or continue after the Offering or that the Class A Common Stock offered hereby will trade at or above the initial public offering price. The initial public offering price for the Class A Common Stock was determined by negotiations among the Company and the Underwriters in accordance with the recommendation of Donaldson, Lufkin & Jenrette Securities Corporation, the "qualified independent underwriter," as is required by Rule 2720 of the Conduct Rules of the NASD, and may not be indicative of the market price for the Class A Common Stock after the Offering.

    The market price of the Class A Common Stock could be subject to significant fluctuations in response to variations in the Company's quarterly financial results and other factors such as announcements of new products by the Company or by the Company's competitors, interest rate movements, changes in applicable laws and regulations, the state of the insurance and asset management industry, product pricing and developments in the Company's relationships with its customers and distributors. In addition, the stock market has in recent years experienced significant price fluctuations. These fluctuations often have been unrelated to the operating performance of specific companies and therefore have been due to factors which are beyond the control of the Company. Broad market fluctuations as well as economic conditions generally, and in the insurance and asset management and related industries specifically, may adversely affect the market price or liquidity of the Class A Common Stock and the price of securities generally.

FORWARD-LOOKING STATEMENTS

    The Company has made a number of forward-looking statements in this Prospectus that are subject to risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations and those preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. Such forward-looking statements are based on the Company's beliefs as to its competitive position in its industry and the factors affecting its business. In particular, the statements of the Company's belief as to (i) the stimulation of future demand for long-term savings and retirement products, including variable, indexed and fixed annuity products and (ii) information relating to insurance regulatory matters, under the heading "Business -- Regulation" are forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements related to the demand for variable, indexed and fixed annuity products include, but are not limited to, a change in population demographics, development of alternative investment products, a change in economic conditions, and changes in current federal income tax laws. In addition, there can be no assurance that (i) the Company has correctly identified and assessed all of the factors affecting its business;
(ii) the publicly available and other information on which the Company has based its analyses is complete or correct; (iii) the Company's analyses are correct; or (iv) the Company's strategy, which is based in part on these analyses, will be successful.

                                USE OF PROCEEDS

    The net proceeds of the Offering to the Company are estimated to be approximately $79.0 million, after deducting underwriting discounts and commissions and other estimated expenses of the Offering payable by the Company. The Company intends to use such net proceeds to strengthen the Company's existing capital base, to enhance the Company's retail market presence, to consolidate operating locations and for other corporate purposes, which may include acquisitions. Pending such uses, the net proceeds will be invested in intermediate and short-term securities.

    The Company will not receive any of the proceeds from the sale of Shares of Class A Common Stock by the Morgan Stanley Stockholders.

                                DIVIDEND POLICY

    The Board of Directors of the Company currently intends to establish an initial policy of declaring regular quarterly cash dividends of $.02 per share on its Common Stock, commencing in the first quarter following completion of the Offering. There can be no assurance, however, as to the payment or amount of future dividends, which will be at the discretion of the Board of Directors and will depend on various factors, including the Company's results of operations, financial condition, capital requirements, investment opportunities and legal and regulatory restrictions on the payment of dividends to the Company by its insurance subsidiaries. The payment of dividends will also be subject to compliance with the financial covenants and restrictions contained in the Company's debt agreements including, under the New Credit Agreement, a restriction on the Company's ability to pay dividends or make distributions with respect to shares of Common Stock that exceed the greater of one-third of the Company's net income (in the preceding fiscal year) and $3 million. See "Description of Certain Indebtedness."

    Under the terms of the Perpetual Preferred Stock, before dividends may be declared or paid on the Common Stock, the Company must pay all accrued cumulative quarterly dividends on the Perpetual Preferred Stock. Dividends accrue on the Perpetual Preferred Stock at an annual rate of 9 1/2% or an aggregate of $4.8 million annually.

    The Company is a holding company with no direct operations, and its principal assets are the capital stock of Integrity Holdings (which owns the Integrity Companies), SBM Certificate Company and (after giving effect to the pending sale) a 20% interest in ARM Capital Advisors. The Company relies primarily on management fees, dividends and other distributions from its insurance and non-insurance subsidiaries to meet ongoing cash requirements, including amounts required for payment of interest and principal on outstanding debt obligations, preferred stock dividends and corporate expenses. The Integrity Companies are subject to the laws of the states in which they are domiciled that limit the amount of dividends that an insurance company can pay. The maximum dividend payments that could be made by Integrity to the Company during 1996 were $17.6 million; dividends in the amount of $16.0 million were paid during 1996. For 1997, the maximum dividend payments that may be paid by Integrity to the Company without prior regulatory approval are $26.0 million, of which $7.0 million has been paid through March 31, 1997. See "Risk Factors -- Holding Company Structure; Dividend Restrictions" and "Business -- Regulation."

                                    DILUTION

    The Company's net tangible book value to common shareholders as of March 31, 1997 was $100.5 million or $5.74 per share of outstanding Common Stock. After giving effect to the sale of 5,750,000 shares of Class A Common Stock offered by the Company hereby at an initial public offering price of $15 per Share, the Company's pro forma net tangible book value to common shareholders as of March 31, 1997 would have been approximately $179.5 million or $7.72 per Share, representing an immediate dilution of $7.28 per Share to investors purchasing Shares in the Offering. The following table illustrates this per share dilution:

Initial public offering price per common share...............................             $   15.00
  Net tangible book value per common share at March 31, 1997(1)..............  $    5.74
  Increase in net tangible book value per common share attributable
    to new investors.........................................................       1.98
                                                                               ---------
Pro forma net tangible book value per common share after the Offering........                  7.72
                                                                                          ---------
Dilution of net tangible book value per common share to new
  investors(2)(3)............................................................             $    7.28
                                                                                          ---------
                                                                                          ---------

------------------------

(1) Net tangible book value per common share prior to the Offering has been determined by dividing the net tangible book value (total assets, not including goodwill, less total liabilities and Perpetual Preferred Stock) by the sum of the number of shares of Common Stock outstanding as of March 31, 1997.

(2) Dilution per share to new investors would be $12.25 if the net tangible book value was determined with deferred policy acquisition costs and value of insurance in force (which aggregated $115.5 million at March 31, 1997) being considered intangible assets.

(3) Dilution per share to new investors would be $4.39 if the net tangible book value was determined based on fair values of assets and liabilities determined in accordance with the methodologies used to estimate fair value, which are described in the notes to the consolidated financial statements contained elsewhere in this Prospectus.

    The following table sets forth on a pro forma basis as of March 31, 1997 the number and percentage of total outstanding shares of Common Stock purchased from the Company, the total consideration and percentage of total consideration paid to the Company and the weighted average price paid per Share by existing stockholders and by purchasers of the Class A Common Stock offered by the Company hereby. The calculations in this table with respect to Common Stock to be purchased by new investors in the Offering reflect an initial public offering price of $15 per Share.

                                                                                                                WEIGHTED
                                                           SHARES PURCHASED           TOTAL CONSIDERATION        AVERAGE
                                                       -------------------------  ---------------------------   PRICE PER
                                                          NUMBER       PERCENT        AMOUNT        PERCENT       SHARE
                                                       ------------  -----------  --------------  -----------  -----------
Existing stockholders................................    17,505,971          75%  $  134,039,822          61%   $    7.66
New investors........................................     5,750,000          25       86,250,000          39        15.00
                                                       ------------         ---   --------------         ---
    Total............................................    23,255,971         100%  $  220,289,822         100%   $    9.47
                                                       ------------         ---   --------------         ---
                                                       ------------         ---   --------------         ---

                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of the Company at March 31, 1997 after giving effect to the Recapitalization and as adjusted to give effect to the sale by the Company of 5,750,000 Shares of Class A Common Stock pursuant to the Offering at an initial public offering price of $15 per Share, net of underwriting discounts and commisions and estimated expenses of the Offering payable by the Company. This table should be read in conjunction with the Company's consolidated financial statements and the notes thereto and other financial and operating information included elsewhere in this Prospectus.

                                                                                  MARCH 31, 1997
                                                                 ------------------------------------------------
                                                                     CARRYING AMOUNT           FAIR VALUE(A)
                                                                 -----------------------  -----------------------

                                                                   ACTUAL    AS ADJUSTED    ACTUAL    AS ADJUSTED
                                                                 ----------  -----------  ----------  -----------
                                                                              (DOLLARS IN THOUSANDS)
Long-term debt.................................................  $   38,000   $  38,000   $   38,000   $  38,000
Shareholders' equity:
  Preferred Stock, $.01 par value, 10,000,000 shares
    authorized; 2,000,000 shares of Perpetual Preferred Stock,
    $25.00 stated value, issued and outstanding................      50,000      50,000
  Class A Convertible Common Stock, $.01 par value, 150,000,000 shares authorized, 3,269,109 shares issued and outstanding and 18,955,384 shares issued and outstanding as
    adjusted(b)................................................          33         190
  Class B Convertible Common Stock, $.01 par value, 50,000,000 shares authorized, 14,236,862 shares issued and outstanding
    and 4,300,587 shares issued and outstanding as adjusted....         142          43
  Additional paid-in capital...................................     124,434     203,389
  Net unrealized losses on available-for-sale securities.......     (26,721)    (26,721 )
  Retained earnings............................................      10,086      10,086
                                                                 ----------  -----------
    Total shareholders' equity.................................     157,974     236,987      225,177     304,190
                                                                 ----------  -----------  ----------  -----------
    Total capitalization.......................................  $  195,974  $  274,987   $  263,177  $  342,190
                                                                 ----------  -----------  ----------  -----------
                                                                 ----------  -----------  ----------  -----------

------------------------

(a) The methodologies used to estimate fair value are described in the notes to the consolidated financial statements contained elsewhere in this Prospectus.

(b) Excludes 1,915,660.40 shares of Class A Common Stock issuable upon the exercise of outstanding stock options at exercise prices ranging from $11.14 to $12.24 per share. See "Management." Upon completion of the Offering there will be 2,428,640 options outstanding. See "Management -- Stock Option Plan."

                   SELECTED HISTORICAL FINANCIAL INFORMATION

    The following table sets forth selected historical financial information of the Company for the years ended December 31, 1996, 1995 and 1994, for the period from November 27, 1993 through December 31, 1993, for the period from January 1, 1993 through November 26, 1993 (for the Historical Integrity Companies) and for the year ended December 31, 1992 (for the Historical Integrity Companies). The financial information for the years ended December 31, 1996, 1995 and 1994 and for the periods from January 1, 1993 through November 26, 1993 and November 27, 1993 through December 31, 1993 has been derived from consolidated financial statements of the Company, prepared in conformity with generally accepted accounting principles, that have been audited by Ernst & Young LLP. The financial information for the Historical Integrity Companies for the year ended December 31, 1992 has been derived from financial statements of the Historical Integrity Companies.

    The following table also sets forth selected historical financial information of the Company for the three months ended March 31, 1997 and 1996. The information presented for the interim periods is unaudited, but, in the opinion of management, such information reflects all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial data for the interim periods. The results for the interim periods presented are not necessarily indicative of the results for a full year.

    Effective May 31, 1995, the Company acquired substantially all of the assets and business operations of SBM. This acquisition was accounted for as a purchase, and the results of operations of the acquired businesses are included in the Company's historical financial information from the date of acquisition. Because 1996 includes a full year of acquired SBM business operations compared to seven months in 1995, the results of operations for the years ended December 31, 1996, 1995 and 1994 are not completely comparable. "Historical Integrity Companies" refers to operations, for accounting and reporting purposes, prior to the Company's November 26, 1993 acquisition of the Integrity Companies. The Historical Integrity Companies' results of operations for 1993 and 1992 are presented for purposes of comparison; however, because of purchase accounting adjustments, the new capital structure and new management team resulting from that acquisition, the Company's results have differed from the results of the Historical Integrity Companies.

    The selected historical financial information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's consolidated financial statements and the notes thereto and other financial and operating information included elsewhere in this Prospectus.

                                                                                                        HISTORICAL
                                                       THE COMPANY                                INTEGRITY COMPANIES(1)
                           -------------------------------------------------------------------  ---------------------------
                                                                                  PERIOD FROM   PERIOD FROM
                            THEE MONTHS ENDED                                     NOVEMBER 27,   JANUARY 1,
                                MARCH 31,            YEAR ENDED DECEMBER 31,      1993 THROUGH  1993 THROUGH   YEAR ENDED
                           --------------------  -------------------------------  DECEMBER 31,  NOVEMBER 26,  DECEMBER 31,
                             1997       1996       1996       1995       1994         1993          1993          1992
                           ---------  ---------  ---------  ---------  ---------  ------------  ------------  -------------
                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Investment income........  $  69,700  $  55,353  $ 250,031  $ 196,024  $ 149,142   $   16,260    $  148,120     $ 158,037
Interest credited on
  customer deposits......    (51,325)   (41,198)  (182,161)  (146,867)  (116,463)     (13,563)     (116,341)     (122,190)
                           ---------  ---------  ---------  ---------  ---------  ------------  ------------  -------------
    Net investment
    spread...............     18,375     14,155     67,870     49,157     32,679        2,697        31,779        35,847
Fee income:
  Variable annuity
  fees...................      3,239      2,362     10,786      7,238      4,291           91         1,000           123
  Asset management fees..      1,884      1,515      5,780      3,161         --           --            --            --
  Other fee income.......        397        271      1,267        949      4,100          369         1,258         2,063
                           ---------  ---------  ---------  ---------  ---------  ------------  ------------  -------------
    Total fee income.....      5,520      4,148     17,833     11,348      8,391          460         2,258         2,186
Other income and
  expenses:
  Surrender charges......        882      1,570      5,024      3,339      2,356          145         1,615         1,837
  Operating expenses.....     (8,156)    (6,983)   (31,055)   (22,957)   (21,484)      (1,423)      (30,663)      (25,461)
  Commissions, net of
    deferrals............       (638)      (544)    (2,372)    (1,557)    (2,551)        (309)       (4,877)       (1,766)
  Interest expense on
  debt...................       (686)      (787)    (3,146)    (3,461)    (3,136)        (245)         (133)         (546)
  Amortization:
    Deferred policy
      acquisition
      costs..............     (2,175)    (1,687)    (6,835)    (2,932)    (1,296)         (12)       (1,470)       (1,045)
    Value of insurance in
      force..............     (2,241)    (2,057)    (7,320)    (7,104)    (3,830)        (552)       (6,444)      (41,594)
    Acquisition-related
      deferred charges...       (126)      (500)    (1,503)    (9,920)    (2,163)        (249)           --            --
    Goodwill.............       (122)      (122)      (488)      (358)        --           --            --        (8,978)
  Non-recurring
    charges..............     (1,445)        --     (5,004)        --         --           --            --            --
  Other, net.............       (995)      (732)    (5,366)      (687)     4,972          (46)           --        (6,434)
                           ---------  ---------  ---------  ---------  ---------  ------------  ------------  -------------
    Total other income
      and expenses.......    (15,702)   (11,842)   (58,065)   (45,637)   (27,132)      (2,691)      (41,972)      (83,987)
Realized investment gains
  (losses)...............      2,231       (403)       907      4,048    (36,727)         (79)      (32,776)       (9,759)
                           ---------  ---------  ---------  ---------  ---------  ------------  ------------  -------------
Income (loss) before
  federal income taxes...     10,424      6,058     28,545     18,916    (22,789)         387       (40,711)      (55,713)
Federal income tax
  benefit (expense)......     (2,814)    (1,573)    (5,167)    (7,026)     6,018         (508)           --            --
                           ---------  ---------  ---------  ---------  ---------  ------------  ------------  -------------
Net income (loss)........      7,610      4,485     23,378     11,890    (16,771)        (121)   $  (40,711)    $ (55,713)
                                                                                                ------------  -------------
                                                                                                ------------  -------------
Dividends on preferred
  stock..................     (1,188)    (1,188)    (4,750)    (4,750)    (4,750)        (462)
                           ---------  ---------  ---------  ---------  ---------  ------------
Net income (loss)
  applicable to common
  shareholders...........  $   6,422  $   3,297  $  18,628  $   7,140  $ (21,521)  $     (583)
                           ---------  ---------  ---------  ---------  ---------  ------------
                           ---------  ---------  ---------  ---------  ---------  ------------
Net income (loss) per
  common share (2).......  $     .37  $     .19  $    1.06  $     .49  $   (2.03)  $     (.06)
                           ---------  ---------  ---------  ---------  ---------  ------------
                           ---------  ---------  ---------  ---------  ---------  ------------
Average common shares
  outstanding (2)........     17,506     17,489     17,498     14,614     10,590       10,590
                           ---------  ---------  ---------  ---------  ---------  ------------
                           ---------  ---------  ---------  ---------  ---------  ------------
OTHER OPERATING DATA:
Operating earnings
  (loss) (3).............  $   6,417  $   3,559  $  22,577  $   4,509  $   2,352   $     (532)
                           ---------  ---------  ---------  ---------  ---------  ------------
                           ---------  ---------  ---------  ---------  ---------  ------------
Operating earnings (loss)
  per common share (2)...  $     .37  $     .20  $    1.29  $     .31  $     .22   $     (.05)
                           ---------  ---------  ---------  ---------  ---------  ------------
                           ---------  ---------  ---------  ---------  ---------  ------------

                                                             THE COMPANY                              HISTORICAL
                                   ----------------------------------------------------------------   INTEGRITY
                                                                                                      COMPANIES
                                        MARCH 31,                       DECEMBER 31,                 ------------
                                   --------------------  ------------------------------------------  DECEMBER 31,
                                     1997       1996       1996       1995       1994       1993         1992
                                   ---------  ---------  ---------  ---------  ---------  ---------  ------------
                                                            (IN THOUSANDS)
BALANCE SHEET AND OTHER DATA:
Total cash and investments (4)...  $3,499,000 $2,999,621 $3,347,477 $2,798,027 $1,782,501 $2,103,856  $1,838,435
Assets held in separate
  accounts.......................  1,201,621    867,732  1,135,048    809,927    506,270    231,687       38,952
Total assets (4).................  4,943,221  4,084,022  4,701,664  3,793,580  2,447,888  2,427,886    1,991,205
Long-term debt...................     38,000     40,000     40,000     40,000     40,000     40,000           --
Total liabilities................  4,785,247  3,930,046  4,519,722  3,605,589  2,462,021  2,315,535    1,857,978
Shareholders' equity:
  Carrying amount (4)............    157,974    153,976    181,942    187,991    (14,133)   112,351      133,227
  Excluding the effects of SFAS
    No. 115 (5)..................    184,695    162,789    178,273    159,461     90,816        n/a(6)         n/a(6)
  Fair value (7).................    225,177    194,770    224,276    187,721    115,192    111,709          n/a(6)

------------------------

(1) The Company had no significant business activity until November 26, 1993, when it acquired the Integrity Companies from National Mutual. Results of operations prior to the acquisition for the period from January 1, 1993 through November 26, 1993 and the year ended December 31, 1992 are presented for comparative purposes.

(2) For all periods presented, includes the effects of a 706-for-1 stock split to be consummated in conjunction with the Offering.

(3) "Operating earnings" is defined as net income applicable to common shareholders, excluding, net of tax, realized investment gains and losses and non-recurring charges.

(4) Total cash and investments, total assets and carrying amount shareholders' equity for the periods ending subsequent to December 31, 1993 reflect a change in accounting principle for the January 1, 1994 adoption of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

(5) Excludes from carrying amount shareholders' equity the net unrealized gains and losses on securities classified as available-for-sale, net of related amortization and taxes.

(6) Not applicable.

(7) The methodologies used to estimate fair value are described in the notes to the consolidated financial statements contained elsewhere in this Prospectus.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

    The Company specializes in the asset accumulation business, providing retail and institutional customers with products and services designed to serve the growing long-term savings and retirement markets.

    The Company's revenues are derived from its spread-based business and its fee-based business. The products and services comprising the spread-based and fee-based businesses are sold in two principal markets, the retail and institutional markets, through a broad spectrum of distribution channels. In the spread-based line of business the Company earns a spread between what is earned on invested assets and what is credited to customer accounts. In the fee-based line of business the Company receives a fee in exchange for managing customers' deposits, and the customer accepts the investment risk. The Company believes that market forces and population demographics are producing and will continue to generate strong consumer demand for long-term savings and retirement products, including variable, indexed and fixed annuity products. Acquisitions by the Company have provided it with the opportunity to leverage its resources and enter into new markets in order to try to meet this demand. Although the Company's core business is developing and managing spread-based investment products, it has also focused on the development of its fee-based variable annuity business in addition to exploring other alternatives to increase the size of the fee-based business line. Fee-based business is less capital intensive than the spread-based business and provides the Company with diversified sources of income. Although the Company believes it is desirable to achieve a reasonable business mix between its spread-based and fee-based businesses, the business mix may vary from time to time, due to opportunistic acquisitions and market conditions.

    Although third-party assets managed by ARM Capital Advisors have grown since the Company acquired these operations in 1995, the Company believes that market attitudes towards developing an asset management service for defined benefit pension plans within a holding company structure consisting predominantly of insurance companies has constrained ARM Capital Advisors' growth. Accordingly, the Company is selling an 80% interest in the assets and operations of ARM Capital Advisors. ARM Capital Advisors' management of defined benefit pension plan accounts generated asset management fees of $1.9 million, $1.1 million, $4.2 million and $2.2 million during the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996 and 1995, respectively.

    On December 13, 1996, the Company transferred its contracts to perform management and advisory services for the State Bond Mutual Funds (as defined below) to Federated Investors for $4.5 million. Asset management fee income of $1.6 million and $1.0 million was recorded by the Company during 1996 and 1995, respectively, with respect to management of such funds. Had the sale of ARM Capital Advisors and the sale of the management contracts for the State Bond Mutual Funds occurred on January 1, 1995, they would have had an immaterial effect on the Company's net income for the three months ended March 31, 1997 and 1996 and for the years ended December 31, 1996 and 1995.

    The Company has elected to follow Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its employee stock options. Under the variable plan accounting requirements of APB No. 25, no stock-based compensation expense has been recognized through March 31, 1997 for the Option Plan (as defined herein). However, upon consummation of the Offering, the Company will record a one-time non-cash stock-based compensation expense charge related to the Option Plan equal to the aggregate difference between the initial public offering price of the Class A Common Stock and the exercise price of all of the options issued under the Option Plan. Based on the initial public offering price of $15 per Share, the one-time non-cash stock-based compensation charge will be approximately $8.2 million.

    The following discussion compares the results of operations for the Company for the three months ended March 31, 1997 and 1996 and for the three years ended December 31, 1996. As the Company acquired substantially all of the assets and business operations of SBM effective May 31, 1995, results for 1996 include a full year of acquired SBM business operations compared to seven months in 1995. Therefore, results of operations for the years ended December 31, 1996, 1995 and 1994 are not completely comparable.

RESULTS OF OPERATIONS

    THREE MONTHS ENDED MARCH 31, 1997 AND MARCH 31, 1996

    Net income during the first quarter of 1997 was $7.6 million compared to $4.5 million for the first quarter of 1996. Operating earnings (net income applicable to common shareholders, excluding, net of tax, realized investment gains and losses and non-recurring charges) were $6.4 million and $3.6 million for the first quarters of 1997 and 1996, respectively. The increase in operating earnings is primarily attributable to (i) an increase in net investment spread due to ongoing asset/liability management and deposit growth from sales of spread-based products and (ii) an increase in fee income as a result of a growing base of variable annuity deposits. Such increases in revenues were partially offset by an increase in operating expenses as a result of increased marketing efforts.

    Annualized spread-based operating earnings were 1.10% and .92% of average spread-based assets under management of $3.65 billion and $2.92 billion during the first quarters of 1997 and 1996, respectively. This increase in spread-based margins is primarily attributable to ongoing asset/liability management, which generated higher net investment spreads. Annualized fee-based operating earnings were .15% and .19% of average fee-based assets under management of $4.27 billion and $2.75 billion during the first quarters of 1997 and 1996, respectively. Fee-based margins for the first quarter of 1997 decreased from the corresponding prior period due to the growth of institutional fee-based assets under management which generate lower margins than the Company's variable annuity deposits. Certain expenses including federal income taxes and unallocated corporate overhead are not reflected in annualized spread-based and fee-based operating earnings.

    Net investment spread for the three months ended March 31, 1997 and 1996 was as follows:

                                                                        THREE MONTHS ENDED
                                                                            MARCH 31,
                                                                    --------------------------
                                                                        1997          1996
                                                                    ------------  ------------
                                                                      (DOLLARS IN THOUSANDS)
Investment income.................................................  $     69,700  $     55,353
Interest credited on customer deposits............................       (51,325)      (41,198)
                                                                    ------------  ------------
    Net investment spread.........................................  $     18,375  $     14,155
                                                                    ------------  ------------
                                                                    ------------  ------------
Annualized investment yield.......................................          7.61%         7.58%
Annualized average credited rate..................................          5.65%         5.64%
                                                                    ------------  ------------
    Annualized investment spread..................................          1.96%         1.94%
                                                                    ------------  ------------
                                                                    ------------  ------------
Average cash and investments......................................  $  3,662,948  $  2,922,112
Average spread-based customer deposits............................  $  3,634,028  $  2,920,419

    Changes in investment yield must be analyzed in relation to the liability portfolios that they support. The annualized investment yield on cash and investments, excluding assets supporting GIC deposits, was 7.98% for the first quarter of 1997, up from 7.66% for the comparable 1996 period. This increase reflects the benefits of ongoing investment portfolio management. In comparison, the annualized investment yield on cash and investments supporting GIC deposits was 6.61% and 6.50% for the first quarters of 1997 and 1996, respectively. GIC deposits grew from $383.3 million at March 31, 1996 to $1,141.3 million at

March 31, 1997. The proceeds from GIC sales are invested in securities of shorter duration (which generally have lower investment yields) than the Company's other investment portfolios. The average credited rate pattern is dependent upon the general trend of interest rates, frequency of credited rate resets and business mix. Crediting rates are reset monthly based on the London Interbank Offered Rate ("LIBOR") for GICs and semi-annually or annually for certain fixed annuities. To date, the Company has been able to react to changes in market interest rates and maintain a desired investment spread without a significant effect on surrender and withdrawal activity although there can be no assurance that the Company will be able to continue to do so.

    Fee income increased to $5.5 million in the first quarter of 1997 from $4.1 million in the first quarter of 1996. This increase is primarily attributable to variable annuity fees, which are based on the market value of the mutual fund assets supporting variable annuity customer deposits in separate accounts. Variable annuity fees increased to $3.2 million in the first quarter of 1997 from $2.4 million in the first quarter of 1996 principally due to asset growth from the receipt of variable annuity deposits and from a market-driven increase in the value of existing variable annuity deposits invested in mutual funds. Fee-based variable annuity deposits averaged $861.3 million in the first quarter of 1997, an increase from $649.3 million in the first quarter of 1996. In addition, asset management fees earned by ARM Capital Advisors on off-balance sheet assets, primarily related to defined benefit pension plans (and, in 1996 only, fees from the State Bond Mutual Funds), increased to $1.9 million in the first quarter of 1997 from $1.5 million in the first quarter of 1996, reflecting a significant increase in the average fair value of off-balance sheet assets managed, from $1.72 billion during the first quarter of 1996 to $3.04 billion in the first quarter of 1997. As a result of the pending sale of ARM Capital Advisors' operations and the sale of the State Bond Mutual Funds, asset management fee income is expected to decrease in the future.

    Assets under management by type of product and service as of March 31, 1997 and 1996 were as follows:

                                                                                         MARCH 31,
                                                                     --------------------------------------------------
                                                                               1997                      1996
                                                                     ------------------------  ------------------------
                                                                                 PERCENT OF                PERCENT OF
                                                                      AMOUNT        TOTAL       AMOUNT        TOTAL
                                                                     ---------  -------------  ---------  -------------
                                                                                   (DOLLARS IN MILLIONS)
Spread-based:
  Retail (fixed and indexed annuity and face-amount certificate
    deposits)......................................................  $ 2,653.5           52%   $ 2,662.7           64%
  Institutional (GIC deposits).....................................    1,141.3           22        383.3            9
                                                                     ---------          ---    ---------          ---
        Total spread-based.........................................    3,794.8           74      3,046.0           73
Fee-based:
  Retail (variable annuity deposits invested in mutual funds)......      859.5           17        681.2           16
  Institutional (off-balance sheet deposits under marketing
    partnership arrangements)......................................      368.7            7        385.3            9
                                                                     ---------          ---    ---------          ---
        Total fee-based*...........................................    1,228.2           24      1,066.5           25
Corporate and other (primarily cash and investments in excess of
  customer deposits)...............................................       75.1            2         52.8            2
                                                                     ---------          ---    ---------          ---
Total assets under management*.....................................  $ 5,098.1          100%   $ 4,165.3          100%
                                                                     ---------          ---    ---------          ---
                                                                     ---------          ---    ---------          ---

------------------------

* Does not include off-balance sheet assets managed by ARM Capital Advisors for institutional clients and, for 1996 only, off-balance sheet assets in the State Bond Mutual Funds. Including such assets, total fee-based assets under management at March 31, 1997 and 1996 were $4,520.1 million and $2,903.3 million, respectively, and total assets under management at March 31, 1997 and 1996 were $8,390.0 million and $6,002.1 million, respectively.

    The increase in spread-based deposits was attributable to sales of GICs to institutional customers. The increase in the fee-based line of business is attributable to variable annuity sales. The Company continues to focus on its fee-based variable annuity business to diversify its spread-based and fee-based products and their associated channels of distribution.

    Sales of spread-based products include premiums and deposits received for products issued by the Company's insurance and face-amount certificate subsidiaries. Sales of fee-based products include premiums for the investment portfolio options of variable annuity products issued by the Company's insurance subsidiaries.

    Sales by market and type of business for the three months ended March 31, 1997 and 1996 were as follows:

                                                                                                  THREE MONTHS ENDED
                                                                                                      MARCH 31,
                                                                                                 --------------------
                                                                                                   1997       1996
                                                                                                 ---------  ---------

                                                                                                    (IN MILLIONS)
Retail:
  Spread-based.................................................................................  $    68.8  $    11.9
  Fee-based....................................................................................       36.3       57.0
                                                                                                 ---------  ---------
    Total retail...............................................................................      105.1       68.9
Institutional:
  Spread-based.................................................................................      248.6      239.6
                                                                                                 ---------  ---------
Total sales*...................................................................................  $   353.7  $   308.5
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

------------------------

* Does not include new deposits related to off-balance sheet assets managed by ARM Capital Advisors for institutional clients and, for 1996 only, new deposits in the State Bond Mutual Funds. Including such deposits, total retail sales for the three months ended March 31, 1997 and 1996 were $105.1 million and $72.7 million, respectively, and total institutional sales for the three months ended March 31, 1997 and 1996 were $881.9 million and $669.4 million, respectively.

    The increase in retail sales was attributable to an increase in marketing efforts related to the Company's spread-based guaranteed rate option annuity product, partially offset by a decrease in fee-based variable annuity sales as a result of weakening stock market returns. The Company's sales strategy is to broaden its mix of products, services and distribution channels to enable it to achieve its target sales within different interest rate environments.

    Net surrenders of annuity products issued by the Company's insurance subsidiaries were $76.1 million in the first quarter of 1997 compared to $88.6 million in the first quarter of 1996. Surrender charge income decreased to $.9 million in the first quarter of 1997 from $1.6 million in the first quarter of 1996. The decrease in surrender charge income is primarily attributable to an increase in partial surrenders which did not result in a surrender charge penalty. Policies issued by the Company's insurance subsidiaries generally include lapse protection provisions that provide a deterrent to surrenders when interest rates rise. These provisions can include surrender charges and market value adjustments on annuity withdrawals. During the period that surrender charges are assessable, generally the first five to seven years after a policy is issued, surrenders are relatively low. The surrender and withdrawal activity during the first quarters of 1997 and 1996 was generally expected by the Company due to the level of customer deposits written several years ago that were subject to declining or expiring surrender charges, and the Company's strategy of maintaining investment spreads. The Company has programs designed to reduce surrender activity and improve persistency.

    Operating expenses increased to $8.2 million in the first quarter of 1997 from $7.0 million in the first quarter of 1996. The increase is primarily attributable to increased marketing efforts (including an increase in marketing staff and additional investments in technology) to expand and enhance the support of distribution channels in the retail and institutional markets. The Company is actively pursuing and retaining producers within these distribution channels to market its products.

    Commissions, net of deferrals were $.6 million and $.5 million for the three months ended March 31, 1997 and 1996, respectively, and represent renewal and trailer commissions under certain deferred annuity contracts acquired through the acquisition of SBM.

    Amortization of deferred policy acquisition costs related to operations was $2.2 million and $1.7 million during the three months ended March 31, 1997 and 1996, respectively. This increase was the result of growth in the deferred policy acquisition cost asset due to additional sales of fixed and variable annuity products. Variable costs of selling and issuing the Company's insurance subsidiaries' products (primarily first-year commissions) are deferred and then amortized over the expected life of the contract.

    Amortization of value of insurance in force related to operations of $2.2 million and $2.1 million for the three months ended March 31, 1997 and 1996, respectively, primarily reflects the amortization of the value of insurance in force established as an asset by the Company in connection with the acquisition of SBM's insurance subsidiary.

    Amortization of acquisition-related deferred charges of $.1 million and $.5 million for the three months ended March 31, 1997 and 1996, respectively, reflects amortization of certain costs incurred in connection with the Company's acquisitions. The decrease was primarily attributable to certain deferred charges related to the SBM acquisition being fully amortized at December 31, 1996.

    The Company recorded non-recurring charges of $1.4 million in the first quarter of 1997 including $1.0 million related to relocating the Company's main processing center from Columbus, Ohio to Louisville, Kentucky and costs of $.4 million for merger and acquisition activities that did not result in a transaction. Costs associated with the relocation are expected to continue through the end of 1997.

    Other expenses, net, includes premiums paid on agreements to reinsure substantially all mortality risks associated with single premium endowment and variable annuity deposits and benefits paid or provided to contract holders.

    Realized investment gains, which are reported net of related amortization of deferred policy acquisition costs and value of insurance in force, were $2.2 million in the first quarter of 1997 compared to realized investment losses of $.4 million in the first quarter of 1996. Such realized investment gains and losses were interest-rate related and attributable to the ongoing management of the Company's fixed maturity securities classified as available-for-sale which can result in period-to-period swings in realized investment gains and losses since securities are sold during both rising and falling interest rate environments. The ongoing management of securities is a significant component of the Company's asset/liability management strategy. The ongoing portfolio management process involves evaluating the various asset sectors (i.e., security types and industry classes) and individual securities comprising the Company's investment portfolios and, based on market yield rates, repositioning holdings from sectors perceived to be relatively overvalued to sectors perceived to be undervalued with the aim of improving cash flows. The Company endeavors to accomplish this repositioning without materially changing the overall credit, asset duration, convexity and liquidity characteristics of its investment portfolios.

    Federal income tax expense was $2.8 million and $1.6 million for the quarters ended March 31, 1997 and 1996, respectively, reflecting effective tax rates of 27.0% and 26.0%.

    YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

    During 1996, net income for the Company was $23.4 million compared to $11.9 million for 1995. Operating earnings were $22.6 million and $4.5 million for 1996 and 1995, respectively. The increase in operating earnings is primarily attributable to (i) an increase in net investment spread due to ongoing asset/liability management and deposit growth from the full year's effects of the May 31, 1995 acquisition of the SBM assets and business operations and additional sales of spread-based products and (ii) an increase in fee income as a result of a growing base of variable annuity deposits and institutional assets under management. Such increases in revenues were partially offset by an increase in operating expenses as a result of business growth.

    Spread-based operating earnings were 1.05% and .90% of average spread-based assets under management of $3.22 billion and $2.47 billion during 1996 and 1995, respectively. This increase in spread-based margins is primarily attributable to ongoing asset/liability management, which generated higher net investment spreads. Fee-based operating earnings were .15% and .19% of average fee-based assets under management of $3.28 billion and $1.84 billion during 1996 and 1995, respectively. Fee-based margins for the 1996 period were slightly lower compared to the corresponding prior period primarily from the growth of institutional fee-based assets under management which generated lower margins than the Company's variable annuity deposits.

    Net investment spread for the years ended December 31, 1996 and 1995 was as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                                  --------------------------
                                                                      1996          1995
                                                                  ------------  ------------

                                                                    (DOLLARS IN THOUSANDS)
Investment income...............................................  $    250,031  $    196,024
Interest credited on customer deposits..........................      (182,161)     (146,867)
                                                                  ------------  ------------
  Net investment spread.........................................  $     67,870  $     49,157
                                                                  ------------  ------------
                                                                  ------------  ------------

Investment yield................................................          7.75%         7.84%
Average credited rate...........................................          5.67%         5.90%
                                                                  ------------  ------------
  Investment spread.............................................          2.08%         1.94%
                                                                  ------------  ------------
                                                                  ------------  ------------

Average cash and investments....................................  $  3,227,483  $  2,500,233
Average spread-based customer deposits..........................  $  3,213,313  $  2,488,866

    The decrease in investment yields on cash and investments primarily relates to a significant increase in GIC deposits which grew from zero to $143.2 million during 1995 and to $891.9 million at December 31, 1996. The proceeds from GIC sales are invested in securities of shorter duration than the Company's other investment portfolios. The investment yield on cash and investments supporting GIC deposits was 6.53% for 1996. In comparison, the investment yield on cash and investments, excluding assets supporting GIC deposits, was 8.01% for 1996, up from 7.85% for 1995, which reflects the benefits of the ongoing management of the Company's investment portfolios. The decrease in the average rate of interest credited on customer deposits during 1996 was due primarily to annual or semi-annual crediting rate resets occurring at a time when the overall interest rate environment was generally lower (the last half of 1995 and the first half of 1996 compared to the last half of 1994 and the first half of
1995).

    Fee income increased to $17.8 million in 1996 from $11.3 million in 1995. This increase is in part attributable to variable annuity fees which are based on the market value of assets supporting the investment portfolio options of variable annuity customer deposits in separate accounts. Variable annuity fees increased to $10.8 million in 1996 from $7.2 million in 1995 principally due to asset growth from the receipt of variable annuity deposits and from a market-driven increase in the value of existing variable annuity deposits invested in mutual funds. Fee-based variable annuity deposits increased to $844.3 million in 1996 from $617.3 million in 1995. In addition, asset management fees earned by ARM Capital Advisors on off-balance sheet assets, related to defined benefit pension plans and the State Bond Mutual Funds, increased to $5.8 million in 1996 from $3.2 million in 1995. This increase in asset management fees reflects a significant increase in the average amount of corresponding off-balance sheet assets managed due to new defined benefit pension plan accounts. The average amount of off-balance sheet assets managed by ARM Capital Advisors was $2.16 billion in 1996 compared to $1.10 billion in 1995.

    Assets under management by type of product and service as of December 31, 1996 and 1995 were as follows:

                                                                                   1996                    1995
                                                                          ----------------------  ----------------------
                                                                                       PERCENT                 PERCENT
                                                                           AMOUNT     OF TOTAL     AMOUNT     OF TOTAL
                                                                          ---------  -----------  ---------  -----------

                                                                                     (DOLLARS IN MILLIONS)
Spread-based:
  Retail (fixed and indexed annuities
    and face-amount certificate deposits)...............................  $ 2,646.2          55%  $ 2,716.2          69%
  Institutional (GIC deposits)..........................................      891.9          18       143.2           4
                                                                          ---------         ---   ---------         ---
    Total spread-based..................................................    3,538.1          73     2,859.4          73
Fee-based:
  Retail (variable annuity deposits invested in mutual funds)...........      844.3          17       617.3          16
  Institutional (off-balance sheet deposits under marketing partnership
    arrangements).......................................................      366.2           8       387.3          10
                                                                          ---------         ---   ---------         ---
    Total fee-based*....................................................    1,210.5          25     1,004.6          26
Corporate and other (primarily cash and investments in excess of
  customer deposits)....................................................       77.0           2        61.1           1
                                                                          ---------         ---   ---------         ---
Total assets under management*..........................................  $ 4,825.6         100%  $ 3,925.1         100%
                                                                          ---------         ---   ---------         ---
                                                                          ---------         ---   ---------         ---

------------------------

* Does not include off-balance sheet assets managed by ARM Capital Advisors for institutional clients and the State Bond Mutual Funds. Total fee-based assets under management at December 31, 1996 and 1995 were $3,937.9 million and $2,443.7 million, respectively, and total assets under management at December 31, 1996 and 1995 were $7,553.0 million and $5,364.2 million, respectively, including such assets.

    The increase in spread-based deposits was attributable to sales of GICs to institutional customers. The increase in the fee-based line of business was primarily attributable to variable annuity sales.

    Sales by market and type of business for 1996 and 1995 were as follows:

                                                                           YEAR ENDED DECEMBER
                                                                                   31,
                                                                           --------------------
                                                                             1996       1995
                                                                           ---------  ---------

                                                                              (IN MILLIONS)
Retail:
  Spread-based...........................................................  $   130.6  $   115.4
  Fee-based..............................................................      200.1      177.7
                                                                           ---------  ---------
    Total retail*........................................................      330.7      293.1
Institutional:
  Spread-based...........................................................      747.5      142.2
  Fee-based..............................................................         --      272.9
                                                                           ---------  ---------
    Total institutional*.................................................      747.5      415.1
                                                                           ---------  ---------
Total sales..............................................................  $ 1,078.2  $   708.2
                                                                           ---------  ---------
                                                                           ---------  ---------

------------------------

* Does not include new deposits related to off-balance sheet assets managed by ARM Capital Advisors for institutional clients and the State Bond Mutual Funds. Total retail sales for the years ended December 31, 1996 and 1995 were $342.7 million and $300.9 million, respectively, and total institutional sales for the years ended December 31, 1996 and 1995 were $2,401.5 million and $886.9 million, respectively, including such deposits.

    The increase in retail sales was primarily attributable to an increase in sales of fee-based investment portfolio options of variable annuity contracts due, in part, to the continuing strong stock market returns during 1996 and an increased emphasis on marketing efforts of both spread-based and fee-based products during the fourth quarter, principally through stockbrokers and independent agents. The Company's institutional spread-based products (i.e., GICs) are issued primarily through a marketing partnership with another insurance company. Expanded distribution of GIC products through bank trust departments, mutual fund companies, investment managers, insurance companies and investment consultants contributed to the increase in sales of such products. The decrease in institutional fee-based sales was attributable to the Company's marketing partnership arrangement with General American which was converted from a fee-based to primarily a spread-based arrangement in late 1995.

    Net surrenders of annuity products issued by the Company's insurance subsidiaries were $326.2 million and $319.8 million in 1996 and 1995, respectively. Of these amounts, $106.9 million and $62.8 million, respectively, can be attributed to fixed annuity business acquired from SBM. Surrender charge income increased to $5.0 million in 1996 from $3.3 million in 1995, due to higher average surrender charges associated with SBM products compared to other products of the Company's insurance subsidiaries and to the overall increase in the volume of surrenders. The surrender and withdrawal activity during 1996 and 1995 was generally expected by the Company due to the level of customer deposits written several years ago that were subject to declining or expiring surrender charges and the Company's strategy of maintaining investment spreads. The Company has programs designed to reduce surrender activity and improve persistency. During 1996 and 1995, through one such program, $21.0 million and $42.0 million, respectively, of new annuity contracts were issued to customers that had initiated a withdrawal request. The Company excludes this activity from its net surrenders and sales disclosures because such amounts have no impact on net cash flow. Other programs involve direct contact with customers and are designed to inform customers of the financial strength of the Company and its insurance subsidiaries and to describe other product offerings available.

    Operating expenses increased to $31.1 million in 1996 from $23.0 million in 1995. The increase was primarily attributable to (i) the inclusion of twelve months of incremental operating expenses related to the acquired SBM operations in the 1996 results versus seven months for the comparable 1995 period,

(ii) the expansion of product distribution channels, and (iii) a charge of $1.6 million to increase the reserve for anticipated future guaranty fund assessments.

    Commissions, net of deferrals, were $2.4 million and $1.6 million in 1996 and 1995, respectively. The increase was primarily attributable to the inclusion in 1996 results of twelve months' renewal and trailer commissions under certain deferred annuity contracts acquired through the SBM acquisition versus seven months for the comparable 1995 period.

    Amortization of deferred policy acquisition costs related to operations was $6.8 million and $2.9 million during 1996 and 1995, respectively. This increase was the result of growth in the deferred policy acquisition cost asset due to additional sales of fixed and variable annuity products.

    Amortization of value of insurance in force related to operations increased to $7.3 million in 1996 from $7.1 million in 1995. The increase is attributable to amortization of the value of insurance in force established as an asset by the Company on May 31, 1995 in connection with the acquisition of SBM's insurance subsidiary.

    Amortization of acquisition-related deferred charges was $1.5 million and $9.9 million in 1996 and 1995, respectively. The decrease was primarily attributable to the accelerated amortization during the third quarter of 1995 of certain costs and charges deferred during 1993 and 1994. During the third quarter of 1995, Company management determined that changes in facts and circumstances had resulted in a change in their original estimate of the periods benefited by these costs and charges. As a result of this change in estimate, the remaining unamortized balances of these deferred costs and charges were fully amortized as of September 30, 1995, resulting in lower amortization in future periods.

    The Company recorded a $5.0 million non-recurring charge in 1996 including $3.2 million related to the move of operations facilities from Columbus, Ohio to Louisville, Kentucky; costs of $1.0 million for merger and acquisition activities that did not result in a transaction; and costs of $.8 million related to the Offering.

    Other expenses, net were $5.4 million in 1996 compared to $.7 million in 1995. The increase is primarily attributable to an increase in premiums and fees paid or accrued in 1996, net of a reduction in net benefits paid, under reinsurance agreements. Through the reinsurance agreements, one of which commenced December 31, 1995, substantially all mortality risks associated with single premium endowment deposits have been reinsured.

    Realized investment gains, which are reported net of related amortization of deferred policy acquisition costs and value of insurance in force, were $.9 million in 1996 compared to $4.0 million in 1995. Realized investment gains in 1996 include an estimated loss of $15.2 million related to the write-down to fair value of an investment in a corporate fixed maturity security and a gain of $4.5 million, before selling expenses, related to the sale of the State Bond Mutual Funds. Other 1996 and all 1995 realized investment gains and losses were interest-rate related and attributable to the ongoing management of the Company's fixed maturity securities classified as available-for-sale.

    Federal income tax expense was $5.2 million and $7.0 million in 1996 and 1995, respectively, reflecting effective tax rates of 18.1% and 37.1%. The lower effective tax rate in 1996 resulted primarily from the recognition of benefits associated with certain deferred tax assets established in connection with the Company's acquisition of the Integrity Companies on November 26, 1993 for which a full valuation allowance was originally provided. These deferred tax benefits are being recognized based on the taxable income generated by the Integrity Companies in the post-acquisition period and projections of future taxable income.

    YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

    During 1995, net income for the Company was $11.9 million compared to a net loss of $16.8 million for 1994. Operating earnings were $4.5 million and $2.4 million for 1995 and 1994, respectively. The improvement in operating earnings in 1995 was primarily attributable to an increase in net investment spread, the acquired operations of SBM which generated operating earnings of approximately $3.5 million during the period from June 1, 1995 to December 31, 1995 and an increase in fee income from a growing base of variable annuity deposits and institutional assets under management. Such increases in operating earnings were partially offset by the accelerated amortization of certain acquisition-related deferred charges.

    Spread-based operating earnings were .90% and .81% of average spread-based assets under management of $2.47 billion and $2.00 billion during 1995 and 1994, respectively. This increase in spread-based margins was primarily attributable to ongoing asset/liability management, which generated higher net investment spreads. Fee-based operating earnings were .19% and .51% of average fee-based assets under management of $1.84 billion and $421.7 million during 1995 and 1994, respectively. The decrease in fee-based margins was primarily attributable to the growth in off-balance sheet fee-based assets managed by ARM Capital Advisors for institutional clients, which generate lower margins than the Company's other fee-based products, specifically variable annuities. For example, margins on the Company's variable annuities were .64% and .66% during 1995 and 1994, respectively.

    Net investment spread for the years ended December 31, 1995 and 1994 were as follows:

                                                                   YEAR ENDED DECEMBER 31,
                                                                  --------------------------
                                                                      1995          1994
                                                                  ------------  ------------
                                                                    (DOLLARS IN THOUSANDS)
Investment income...............................................  $    196,024  $    149,142
Interest credited on customer deposits..........................      (146,867)     (116,463)
                                                                  ------------  ------------
  Net investment spread.........................................  $     49,157  $     32,679
                                                                  ------------  ------------
                                                                  ------------  ------------

Investment yield................................................          7.84%         7.30%
Average credited rate...........................................          5.90%         5.88%
                                                                  ------------  ------------
  Investment spread.............................................          1.94%         1.42%
                                                                  ------------  ------------
                                                                  ------------  ------------

Average cash and investments....................................  $  2,500,233  $  2,043,087
Average spread-based customer deposits..........................  $  2,488,866  $  1,980,807

    The increase in investment yield was primarily attributable to benefits from ongoing management of the Company's investment portfolios, the rising interest rate environment during 1994 and lower amortization of invested asset write-ups resulting from purchase accounting adjustments.

    Fee income increased to $11.3 million in 1995 from $8.4 million in 1994. This increase is in part attributable to variable annuity fees which are based on the market value of assets supporting the investment portfolio options of variable annuity deposits in separate accounts. Variable annuity fees increased to $7.2 million in 1995 from $4.3 million in 1994 principally due to asset growth from the receipt of variable annuity deposits and from increased market values. In addition, ARM Capital Advisors, which began operations in January 1995, added asset management fees earned on off-balance sheet assets managed for institutional clients. Offsetting these increases was a reduction in other fee income from $4.1 million in 1994 to $.9 million in 1995 primarily related to variable life insurance business which was sold in 1994.

    Assets under management by type of product and service as of December 31, 1995 and 1994 were as follows:

                                                                              1995                    1994
                                                                     ----------------------  ----------------------
                                                                                  PERCENT                 PERCENT
                                                                      AMOUNT     OF TOTAL     AMOUNT     OF TOTAL
                                                                     ---------  -----------  ---------  -----------

                                                                                 (DOLLARS IN MILLIONS)
Spread-based:
  Retail (fixed and indexed annuities
    and face-amount certificate deposits)..........................  $ 2,716.2          69%  $ 1,990.0          78%
  Institutional (GIC deposits).....................................      143.2           4          --          --
                                                                     ---------         ---   ---------         ---
    Total spread-based.............................................    2,859.4          73     1,990.0          78

Fee-based:
  Retail (variable annuity deposits invested in mutual funds)......      617.3          16       388.9          15
  Institutional (off-balance sheet deposits under
    marketing partnership arrangements)............................      387.3          10       121.0           5
                                                                     ---------         ---   ---------         ---
    Total fee-based................................................    1,004.6*         26       509.9          20
Corporate and other (primarily cash and investments in excess of
  customer deposits)...............................................       61.1           1        60.3           2
                                                                     ---------         ---   ---------         ---
Total assets under management......................................  $ 3,925.1*        100%  $ 2,560.2         100%
                                                                     ---------         ---   ---------         ---
                                                                     ---------         ---   ---------         ---

------------------------

* Does not include off-balance sheet assets managed by ARM Capital Advisors for institutional clients and the State Bond Mutual Funds. Total fee-based assets under management and total assets under management at December 31, 1995 were $2,443.7 million and $5,364.2 million, respectively, including such assets. Both ARM Capital Advisors and the State Bond Mutual Funds were acquired in 1995.

    The increase in the spread-based deposits was primarily attributable to the SBM acquisition and sales of GICs. The increase in the fee-based line of business is primarily due to fees related to funds managed by ARM Capital Advisors under investment management and investment advisory contracts that were acquired on January 5, 1995, assets managed under contract for the State Bond Mutual Funds that were acquired effective May 31, 1995, and new sales.

    Sales by market and type of business during 1995 and 1994 were as follows:

                                                                          YEAR ENDED DECEMBER
                                                                                  31,
                                                                          --------------------
                                                                            1995       1994
                                                                          ---------  ---------

                                                                             (IN MILLIONS)
Retail:
  Spread-based..........................................................  $   115.4  $   131.1
  Fee-based.............................................................      177.7      231.1
                                                                          ---------  ---------
    Total retail........................................................      293.1*     362.2

Institutional:
  Spread-based..........................................................      142.2         --
  Fee-based.............................................................      272.9       59.3
                                                                          ---------  ---------
    Total institutional.................................................      415.1*      59.3
                                                                          ---------  ---------
Total sales.............................................................  $   708.2  $   421.5
                                                                          ---------  ---------
                                                                          ---------  ---------

------------------------

* Does not include new deposits related to off-balance sheet fee-based assets managed by ARM Capital Advisors for institutional clients and the State Bond Mutual Funds. Total retail and institutional sales for the year ended December 31, 1995 were $300.9 million and $886.9 million, respectively, including such deposits. Both ARM Capital Advisors and the State Bond Mutual Funds were acquired in 1995.

    The decrease in retail sales was primarily attributable to greater industry-wide competition from banks and other financial services institutions for savings products. However, the Company believes yield curve flattening benefited sales of institutional spread-based products (i.e., GICs), resulting in total overall sales growth of spread-based products. The increase in sales of institutional fee-based products and services is primarily attributable to the increase in GIC deposits from the Company's arrangement with General American.

    Net surrenders of annuity products issued by the Company's insurance subsidiaries were $319.8 million (including $62.8 million attributable to business acquired from SBM) in 1995, compared to $221.8 million in 1994. This resulted in an increase in surrender charge income to $3.3 million in 1995 from $2.4 million in 1994. The surrender and withdrawal activity during 1994 and 1995 was generally expected by the Company due to the level of customer deposits written several years ago that were subject to declining or expiring surrender charges during 1994 and 1995, and the Company's strategy of maintaining investment spreads. During the third quarter of 1994 and continuing to date, the Company began implementing programs designed to reduce surrender activity and improve persistency. During 1995, through one such program, $42.0 million of new annuity contracts were issued to customers that had initiated a withdrawal request.

    Operating expenses increased to $23.0 million in 1995 from $21.5 million in 1994. The increase was primarily attributable to additional expenses attributable to ARM Capital Advisors, which began operations in 1995, and the acquired SBM businesses.

    Commissions, net of deferrals were $1.6 million for the year ended December 31, 1995 consisting primarily of renewal and trailer commissions of approximately $1.3 million on fixed annuities acquired in connection with the SBM acquisition. Commissions, net of deferrals for the corresponding period in 1994 were $2.6 million which included $2.5 million of commissions on variable life insurance contracts. The majority of the variable life block of business was sold in December 1994.

    Amortization of deferred policy acquisition costs related to operations was $2.9 million and $1.3 million during 1995 and 1994, respectively. The increase in amortization was related to growth in the deferred policy acquisition cost asset.

    Amortization of value of insurance in force related to operations increased to $7.1 million in 1995 from $3.8 million in 1994 reflecting amortization of the value of insurance in force established as an asset by the Company on May 31, 1995 in connection with the acquisition of SBM's insurance subsidiary.

    Amortization of acquisition-related deferred charges was $9.9 million in 1995 compared to $2.2 million in 1994. The increase was primarily attributable to the accelerated amortization of $4.3 million of certain costs and charges deferred during 1993 and 1994. During the third quarter of 1995, Company management determined that changes in facts and circumstances had resulted in a change in their original estimate of the periods benefited by these costs and charges. As a result of this change in estimate, the remaining unamortized balances of these deferred costs and charges were fully amortized as of September 30, 1995.

    Other expenses, net were $.7 million in 1995 compared to other income, net of $5.0 million in 1994. The 1994 results include the benefits of favorable mortality experience and a gain from the sale of the Company's variable life business.

    Realized investment gains were $4.0 million in 1995, compared to realized investment losses of $36.7 million in 1994. Such realized investment gains and losses were primarily interest-rate related and attributable to the ongoing management of the Company's fixed maturity securities classified as available-for-sale. The 1994 realized investment losses were a result of the market interest rate environment at November 26, 1993 when the acquisition of the Integrity Companies occurred. This acquisition was accounted for under the purchase method which required that the Integrity Companies' investment portfolio be marked-to-market on November 26, 1993, at which time the yield on ten-year U.S. Treasury Notes was 5.74%. The yield on such notes increased steadily during 1994 and at year-end was 7.83%. As a result of the acquisition and mark-to-market occurring in a low interest rate environment and ongoing portfolio management during the rising interest-rate environment of 1994, realized investment losses of $36.7 million were generated.

    Federal income tax expense during 1995 was $7.0 million compared to a federal income tax benefit during 1994 of $6.0 million. This change was attributable to income before federal income taxes of $18.9 million in 1995 compared to a loss before federal income taxes of $22.8 million in 1994.

ACQUISITION ACTIVITY

    INTEGRITY COMPANIES

    Effective November 26, 1993, the Company acquired N.M. U.S. Limited (the holding company for the U.S. operations of National Mutual) and its wholly owned subsidiaries, Integrity and National Integrity, from National Mutual, for an aggregate purchase price of $121.0 million. Immediately following the acquisition, N.M. U.S. Limited changed its name to Integrity Holdings, Inc. The Company financed the acquisition by issuing new common equity and its Perpetual Preferred Stock for proceeds of approximately $70.0 million and $50.0 million, respectively, and through $40.0 million of bank financing.

    ARM CAPITAL ADVISORS

    Through its acquisition of the U.S. fixed income unit of Kleinwort Benson Investment Management Americas, Inc. ("KBIMA") in January 1995, the Company obtained a recognized fixed income management service which became part of the then newly-formed ARM Capital Advisors. In addition to providing asset management services to institutional clients, ARM Capital Advisors manages the investment portfolios of the Company's subsidiaries. Assets managed by ARM Capital Advisors under contracts with institutional clients acquired from KBIMA and new contracts with other institutional clients increased from $.8 billion as of January 5, 1995 to $3.3 billion as of March 31, 1997. Although third-party assets managed by ARM Capital Advisors have grown since the acquisition, the Company believes that market attitudes towards developing an asset management service for defined benefit pension plans within a holding company structure consisting predominantly of insurance companies have constrained ARM

Capital Advisors' growth. Accordingly, the Company is selling an 80% interest in the assets and operations of ARM Capital Advisors (see "Business -- History").

    SBM COMPANY

    Effective May 31, 1995, the Company completed the acquisition of substantially all of the assets and business operations of SBM, including all of the issued and outstanding capital stock of SBM's subsidiaries, SBM Life and ARM Securities, as well as SBM's management contracts with six mutual funds (the "State Bond Mutual Funds"). The aggregate purchase price for the SBM acquisition was $38.8 million. The Company financed the acquisition by issuing a total of 6,897,620 shares of new common equity to the MSCP Funds and to New ARM, LLC (a limited liability company owning 120,020 shares of the Company's Class A Common Stock) and certain directors of the Company for an aggregate sale price of $63.5 million. The Company used proceeds from the issuance of the new common equity in excess of the adjusted purchase price for the acquisition to (i) make a $19.9 million capital contribution to SBM Life; (ii) acquire SBM Certificate Company from SBM Life for $3.3 million; and (iii) along with approximately $1.0 million of additional cash from the Company, provide for fees and expenses related to the acquisition of approximately $2.5 million. The capital contribution to SBM Life of $19.9 million was used to strengthen SBM Life's financial position and allowed for a significant investment portfolio restructuring immediately following the acquisition with no net adverse effect on statutory adjusted capital and surplus. On December 31, 1995, SBM Life was merged with and into Integrity to create certain operating efficiencies. The SBM acquisition provided the Company with expanded distribution channels, as well as a deposit base in the 403(b) tax-deferred annuity marketplace. On December 13, 1996, the Company transferred its responsibility for performing management and investment advisory services for the State Bond Mutual Funds to Federated Investors for $4.5 million. The State Bond Mutual Funds had aggregate assets of $236.9 million on December 13, 1996.

ASSET PORTFOLIO REVIEW

    The Company primarily invests in fixed maturities with the objective of earning reasonable returns while limiting credit and liquidity risks. The amortized cost of fixed maturities at March 31, 1997 totaled $3.24 billion, compared with $3.05 billion at December 31, 1996, representing 91% of total cash and investments at both dates. This increase in fixed maturities is primarily attributable to the investment of the proceeds from the sales of GICs.

    The Company's cash and investments as of March 31, 1997 are detailed as follows:

                                                                                     AMORTIZED COST
                                                                                 ----------------------
                                                                                            PERCENT OF    ESTIMATED
                                                                                  AMOUNT       TOTAL     FAIR VALUE
                                                                                 ---------  -----------  -----------
                                                                                        (DOLLARS IN MILLIONS)
Fixed maturities:
  Corporate securities.........................................................  $ 1,114.1        31.5%   $ 1,088.0
  U.S. Treasury securities and obligations of U.S. government agencies.........      169.7         4.8        169.0
  Other government securities..................................................       49.8         1.4         46.9
  Asset-backed securities......................................................      380.0        10.7        376.4
  Mortgage-backed securities ("MBSs"):
    Agency pass-through certificates...........................................      262.7         7.4        262.3
    Collateralized mortgage obligations ("CMOs"):
      Agency...................................................................      326.0         9.2        323.1
      Non-agency...............................................................      914.3        25.8        906.3
      Interest only............................................................       18.7          .5         19.1
                                                                                 ---------       -----   -----------
Total fixed maturities.........................................................    3,235.3        91.3      3,191.1
Equity securities (i.e., non-redeemable preferred stocks)......................       21.4          .6         22.2
Mortgage loans on real estate..................................................       29.0          .8         29.0
Policy loans...................................................................      123.3         3.5        123.3
Cash and cash equivalents......................................................      133.4         3.8        133.4
                                                                                 ---------       -----   -----------
Total cash and investments.....................................................  $ 3,542.4       100.0%   $ 3,499.0
                                                                                 ---------       -----   -----------
                                                                                 ---------       -----   -----------

    Agency pass-through certificates are MBSs which represent an undivided interest in a specific pool of residential mortgages. The payment of principal and interest is guaranteed by the U.S. government or U.S. government agencies. CMOs are pools of mortgages that are segregated into sections, or tranches, which provide prioritized retirement of bonds rather than a pro rata share of principal return as in the pass-through structure. The underlying mortgages of agency CMOs are guaranteed by the U.S. government or U.S. government agencies. Of the Company's non-agency CMOs, 67.3% (on an amortized cost basis) use mortgage loans or mortgage loan pools, letters of credit, agency mortgage pass-through securities and other types of credit enhancement as collateral. The remaining 32.7% of the non-agency CMOs use commercial mortgage loans as collateral.

    The Company manages prepayment exposure on CMO holdings by diversifying not only within the more stable CMO tranches, but across alternative collateral classes such as commercial mortgages and Federal Housing Administration project loans, which are generally less volatile than agency-backed, residential mortgages. Additionally, prepayment sensitivity is evaluated and monitored, giving full consideration to the collateral characteristics such as weighted average coupon rate, weighted average maturity and the prepayment history of the specific collateral. MBSs are subject to risks associated with prepayments of the underlying collateral pools. Prepayments cause these securities to have actual maturities different from those projected at the time of purchase. Securities that have an amortized cost that is greater than par (i.e., purchased at a premium) that are backed by mortgages that prepay faster than expected will incur a reduction in yield or a loss, versus an increase in yield or a gain if the mortgages prepay slower than expected. Those securities that have an amortized cost that is less than par (i.e., purchased at a discount) that are backed by mortgages that prepay faster than expected will generate an increase in yield or a gain, versus a decrease in yield or a loss if the mortgages prepay slower than expected. The reduction or increase in yields is partially offset as funds from prepayments are reinvested at current interest rates. The degree to which a security is susceptible to either gains or losses is influenced by the difference between its amortized cost and par, the relative sensitivity of the underlying mortgages backing the assets to prepayments in a changing interest rate environment and the repayment priority of the securities in the overall securitization structure. The Company had gross unamortized premiums and unaccreted discounts on MBSs of $32.7 million and $39.0 million, respectively, at March 31, 1997. Although the interest rate environment has experienced significant volatility during 1996 and the first quarter of 1997, prepayments and extensions of cash flows from MBSs have not materially affected investment income of the Company.

    Asset-backed securities ("ABSs") are securitized bonds which are backed by collateral such as, but not limited to, home equity loans, second mortgages, automobile loans, and credit card receivables. Home equity loan collateral represents 61.7% of the Company's investments in the ABS market. The typical structure of an ABS provides for favorable yields, high credit ratings and stable prepayments.

    Total cash and investments (on an amortized cost basis) were 93% and 96% investment grade or equivalent at March 31, 1997 and December 31, 1996, respectively. Investment grade securities are those classified as 1 or 2 by the NAIC or, where such classifications are not available, having a rating on the scale used by S&P of BBB- or above. Yields available on non-investment grade securities are generally higher than are available on investment grade securities. However, credit risk is greater with respect to such non-investment grade securities. The Company attempts to reduce the risks associated with non-investment grade securities by limiting the exposure to any one issuer and by closely monitoring the creditworthiness of such issuers. Additionally, the Company's investment portfolio has minimal exposure to real estate, non-indemnified mortgage loans and common equity securities, which represented less than .1% of cash and investments as of March 31, 1997.

    The Company continually monitors and analyzes its investment portfolio, including below investment grade securities, in order to determine if its ability to realize its carrying value on any investment has been impaired. For fixed maturity and equity securities, if impairment in value is determined to be other than temporary (i.e., if it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the security), the cost basis of the impaired security is written down to fair value, which becomes the security's new cost basis. The amount of the write-down is included in earnings as a realized loss. Future events may occur, or additional or updated information may be received, which may necessitate future write-downs of securities in the Company's portfolio. Significant write-downs in the carrying value of investments could materially adversely affect the Company's net income in future periods.

    At March 31, 1997 the ratings assigned by the NAIC and comparable S&P ratings on the Company's fixed maturity portfolio, and the percentage of total fixed maturity investments classified in each category, were as follows:

                                                                                       AMORTIZED COST
                                                                                   ----------------------
                                                                                                PERCENT     ESTIMATED
NAIC DESIGNATION (COMPARABLE S&P RATING)                                            AMOUNT     OF TOTAL    FAIR VALUE
---------------------------------------------------------------------------------  ---------  -----------  -----------

                                                                                          (DOLLARS IN MILLIONS)
1 (AAA, AA, A)                                                                     $ 2,263.1          70%   $ 2,237.3
2 (BBB)                                                                                730.6          23        722.0
3 (BB)                                                                                 165.9           5        157.8
4 (B)                                                                                   71.0           2         69.3
5 (CCC, CC, C)                                                                           4.7           *          4.7
6 (CI, D)                                                                                 --          --           --
                                                                                   ---------         ---   -----------
Total fixed maturities                                                             $ 3,235.3         100%   $ 3,191.1
                                                                                   ---------         ---   -----------
                                                                                   ---------         ---   -----------

------------------------

*   Less than 1%.

    Pursuant to SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company classifies its entire fixed maturities portfolio as available-for-sale. Fixed maturities classified as available-for-sale are carried at fair value and changes in fair value, net of related value of insurance in force and deferred policy acquisition cost amortization and deferred income taxes, are charged or credited directly to shareholders' equity.

    The rise in interest rates during the first quarter of 1997 resulted in net unrealized losses on available-for-sale securities which totaled $26.7 million (net of $2.4 million of related amortization and $14.4 million in deferred income taxes) at March 31, 1997, compared to net unrealized gains of $3.7 million (net of $1.3 million of related amortization and $2.0 million in deferred income taxes) at December 31, 1996. This volatility in reported shareholders' equity occurs as a result of SFAS No. 115 which requires that available-for-sale securities be carried at fair value while corresponding customer deposit liabilities are carried at historical values. At March 31, 1997 and December 31, 1996, shareholders' equity excluding the effects of SFAS No. 115 was $184.7 million and $178.3 million, respectively.

    The Company manages assets and liabilities in a closely integrated manner, with the aim of reducing the volatility of investment spreads during a changing interest rate environment. As a result, adjusting shareholders' equity for changes in the fair value of the Company's fixed maturities and equity securities without reflecting offsetting changes in the value of the Company's liabilities creates volatility in reported shareholders' equity but does not fully reflect the underlying economics of the Company's business. The Company's consolidated financial statements included elsewhere in this Prospectus include fair value balance sheets which demonstrate that the general rise in interest rates during the first three months of 1997 have not had a material effect on the financial position of the Company when all assets and liabilities are adjusted to estimated fair values.

    Mortgage loans on real estate represented approximately 1% of total cash and investments at March 31, 1997 and December 31, 1996. Pursuant to the terms of the acquisition of certain of the Company's insurance operations, National Mutual has indemnified the Company with respect to principal (up to 100% of the investments' year-end 1992 statutory book value) and interest with respect to approximately 99% of these loans at March 31, 1997. In support of its indemnification obligations, National Mutual placed $23.0 million into escrow in favor of the Company's insurance subsidiaries, which will remain available until the subject commercial and agricultural loans have been paid in full.

LIQUIDITY AND FINANCIAL RESOURCES

    HOLDING COMPANY OPERATIONS

    The Company's principal need for liquidity has historically consisted of debt service obligations under its bank financing agreement (see "Description of Certain Indebtedness"), dividend payments on its preferred stock (see "Description of Capital Stock -- Preferred Stock"), operating expenses, and corporate development expenditures. The Company is dependent on dividends from Integrity and management and service fee income from the Company's subsidiaries to meet ongoing cash needs, including amounts required to pay dividends on its preferred stock.

    The ability of the Company's insurance subsidiaries to pay dividends and enter into agreements with affiliates is limited by state insurance laws. In March 1997, the Company received a dividend of $7.0 million from Integrity. The maximum dividend payments that may be made by Integrity to the Company during 1997 without prior approval of the Ohio Insurance Director are $26.0 million. The Company had cash and investments at the holding company level of $8.8 million at March 31, 1997. In addition, $20.0 million was available on unused bank lines of credit at March 31, 1997.

    INSURANCE SUBSIDIARIES OPERATIONS

    The primary sources of liquidity of the Company's insurance subsidiaries are investment income and proceeds from maturities and redemptions of investments. The principal uses of such funds are benefits, withdrawals and loans associated with customer deposits, commissions, operating expenses, and the purchase of new investments.

    The Company develops cash flow projections under a variety of interest rate scenarios generated by the Company. The Company attempts to structure asset portfolios so that the interest and principal payments, along with other fee income, are more than sufficient to cover the cash outflows for benefits, withdrawals and expenses under the expected scenarios developed by the Company. In addition, the Company maintains other liquid assets and aims to meet unexpected cash requirements without exposure to material realized losses during a higher interest rate environment. These other liquid assets include cash and cash equivalents and high-grade floating-rate securities held by both the Company and its insurance subsidiaries.

    During the quarters ended March 31, 1997 and 1996, the Company met its liquidity needs entirely by cash flows from operating activities and principal payments on and redemptions of investments. At March 31, 1997, cash and cash equivalents totaled $133.5 million compared to $110.1 million at December 31, 1996. The Company's aim is to manage its cash and cash equivalents position in order to satisfy short-term liquidity needs. In connection with this management of cash and cash equivalents, the Company may invest idle cash in short-duration fixed maturities to capture additional yield when short-term liquidity requirements permit.

    The Company generated cash flows of $46.7 million and $36.5 million from operating activities during the quarters ended March 31, 1997 and 1996, respectively. These cash flows resulted principally from investment income, less commissions and operating expenses. Proceeds from sales, maturities and redemptions of investments generated $1,026.2 million and $714.1 million in cash flows during the quarters ended March 31, 1997 and 1996, respectively, which were offset by purchases of investments of $1,209.7 million and $791.8 million, respectively. The increase in investment purchases and sales activity during the first quarter of 1997 reflects the Company's ongoing management of its fixed maturity portfolio which has increased in size due to sales of spread-based products.

    The Company intends to use the net proceeds it receives from the Offering to strengthen its existing capital base, to enhance its retail market presence, to consolidate operating locations and for other corporate purposes, which may include acquisitions. Pending such uses, the net proceeds will be invested in intermediate and short-term securities.

INCOME TAXES

    At March 31, 1997, the Company reported an asset for deferred federal income taxes of $53.2 million on the carrying amount balance sheet. Such amount reflects deferred tax assets of $73.1 million, net of valuation allowance of $37.4 million, in excess of deferred tax liabilities of $20.0 million. The net deferred tax assets represent deductible temporary differences and net operating loss carryforwards. Based on historical operating results and projections of future taxable ordinary income, management believes that the net tax benefit recorded will be fully utilized.

DERIVATIVES

    The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. They are used to manage well defined interest rate risks and, with respect to the Company's equity-indexed annuity deposits, equity market risks.

EFFECTS OF INFLATION AND INTEREST RATE CHANGES

    The Company believes that inflation will not have a material adverse effect on results of operations. The Company manages its investment portfolios in part to reduce its exposure to interest rate fluctuations. In general, the fair value of the Company's fixed maturities portfolio increases or decreases inversely with fluctuations in interest rates, and the Company's investment income increases or decreases directly with interest rate changes. For example, if interest rates decline, the Company's fixed maturity investments generally will increase in fair value, while investment income will decrease as fixed income investments are sold or mature and proceeds are reinvested at declining rates. The converse will be true if interest rates rise.

                                    BUSINESS

GENERAL

    The Company specializes in the asset accumulation business, providing retail and institutional customers with products and services designed to serve the growing long-term savings and retirement markets. The Company's earnings are derived from investment spread (the difference between income earned on investments and interest credited on customer deposits) and fee income. The Company's retail products include a variety of fixed, indexed and variable annuities and face-amount certificates sold through a broad spectrum of distribution channels including stockbrokers, independent agents, independent broker-dealers and financial institutions. The Company offers GICs to its institutional clients and markets its institutional products and services to bank trust departments, plan sponsors, cash management funds, other institutional funds and insurance companies directly as well as through investment consultants.

    The Company was established in July 1993 and completed its first acquisition in November 1993. The Company's assets under management have grown from $2.3 billion as of November 26, 1993 to $5.1 billion as of March 31, 1997 (after giving effect to the pending sale of its investment adviser subsidiary, ARM Capital Advisors). See "-- History." The Company attributes this growth to internally generated sales, new product offerings and opportunistic acquisitions. Operating earnings (net income applicable to common shareholders, excluding, net of tax, realized investment gains and losses and non-recurring charges) have grown from $2.4 million in 1994 to $4.5 million in 1995 and $22.6 million in 1996, and operating earnings for the three months ended March 31, 1997 were $6.4 million.

    The Company expects to benefit from demographic trends and a growing demand for retirement savings. As the U.S. population has aged, demand for retirement savings has accelerated. According to U.S. Census Bureau information, approximately 30% of today's population was born during the Baby Boom (1946 to 1964). By the time the Baby Boom generation begins to reach age 65 in 2011, the population between the ages of 45 and 64 -- the peak period for asset accumulation -- is projected to increase by approximately 45% to 79 million.

    The Company also expects to benefit from anticipated higher consumer savings due to concerns about an overburdened social security system, extended life spans, corporate restructuring and downsizing, and volatile financial markets. Among the products expected to benefit are tax-advantaged annuities. Annual industry sales of individual annuity products increased from $65.1 billion in 1990 to $111.4 billion in 1996, with projected growth of at least 9% per year for the next few years, according to an industry study conducted by LIMRA.

STRATEGY

    The Company's strategy is focused on the following:

    DEVELOPING AND MARKETING A BROAD ARRAY OF CUSTOMIZED PRODUCTS. The Company believes that long-term success in the asset accumulation industry will depend upon the Company's ability to adapt to rapidly changing consumer preferences in fluctuating interest rate and equity market environments. The Company continually redesigns existing products with enhanced features and continues to develop and sell new and innovative products in the marketplace with a particular focus on minimizing its dependence on any one product and meeting a variety of needs for consumers and distribution channels. The Company works closely with its distributors to develop products that are customized to suit their customers' particular needs. The Company was one of the first to recognize the market opportunity for equity-indexed annuities and in 1996 introduced OMNI, the Company's equity-indexed annuity product. Following initial sales in 1996, the Company expects to introduce a second generation product with enhanced features in mid-1997. In the institutional market, the Company offers a short-term floating rate GIC designed to meet the market demand for products with attractive current yields and access to liquidity. In 1997, the Company anticipates introducing products for the synthetic GIC marketplace that will provide institutional clients with either absolute or relative investment performance guarantees.

    CAPTURING A GROWING SHARE OF SALES IN RETAIL DISTRIBUTION CHANNELS. Over the past few years, the Company has built the infrastructure necessary to support increased growth in the retail market. The Company believes that it can distinguish itself by strengthening its relationships with individual distributors, often referred to as producers. To accomplish this objective, the Company seeks to (i) provide superior service to producers through an expanded and dedicated producer services unit, (ii) enhance the Company's technological platform to permit superior and immediate access for producers to the Company's administrative systems for transacting business, (iii) heighten producers' awareness of its products and insurance affiliates through focused advertisements in industry publications and selective promotional programs and
(iv) quickly develop innovative products with new features and services which are responsive to market needs. For example, as a means to strengthen its relationships with distributors, the Company is in the process of implementing a program whereby certain distributors will have the capability to access remotely the Company's systems and transact business with the Company on-line. The Company also seeks to increase its retail market share by expanding and diversifying its retail distribution channels. For example, in 1996 the Company began offering variable annuities through banks and thrifts. Additionally, the Company recognizes the importance of building and maintaining a strong capital base. Partly as a result of the Company's strengthened financial condition, A.M. Best raised the claims-paying ability rating of the Company's insurance subsidiaries from "A-(Excellent)" to "A(Excellent)" in 1995. A further upgrade could help the Company expand its penetration of existing distribution channels.

    ENHANCING EFFECTIVE USE OF TECHNOLOGY. The Company continues to invest in technology designed to enhance the service it provides to producers and customers, increase the efficiency of its operations and allow administration of innovative and complex products. The Company's technology also allows it to respond quickly to customer needs for new products by reducing product development time. In addition, to supplement traditional inquiry and transaction processing methods, the Company's client/server network can provide producers, customers and employees with services and information easily accessible through Internet, voice response and WAN technology.

    MINIMIZING FIXED COST STRUCTURE. The Company attempts to minimize fixed distribution costs by marketing its products through fiduciaries and other third parties. Unlike many of its competitors, the Company does not maintain its own field sales force, and distributors are primarily paid based on production. As a consequence of its low fixed distribution costs, the Company has greater flexibility to shift the mix of its sales and distribution channels in order to respond to changes in market demand. In addition, the Company believes that its administrative cost structure has benefited from economies of scale achieved as a result of its strategic acquisitions. The relocation of the Company's main processing center in Worthington, Ohio to the Company's headquarters in Louisville, Kentucky during 1997 is expected to provide further consolidation benefits, in addition to enhancing customer and producer service. The Company will continue to evaluate whether certain non-strategic systems and administrative functions should be outsourced to third-party providers.

    IMPLEMENTING AN ADVANCED AND INTEGRATED RISK MANAGEMENT PROCESS. The Company designs its products and manages its capital to achieve a superior return on common equity. The Company's return on common average equity (based on operating earnings and equity before unrealized gains and losses) improved to 19% in 1996 from 6% in 1995, and in the first quarter of 1997 was 20% on an annualized basis. Using its experience in offering investment guarantees in the insurance market sector, the Company employs a highly analytical and disciplined asset/liability risk management approach to develop new products and monitor its investment portfolios and liabilities. The Company does not view asset/liability management as a discrete function to be performed by a separate committee. Instead, asset/liability management permeates every aspect of the Company's operations. Beginning with product design and continuing through the product sale and eventual payout, professionals in each functional area (such as marketing, actuarial, investments, legal, finance and administration) work jointly with a common set of risk/return characteristics to achieve the Company's overall liquidity and profit objectives (rather than the specific objectives of any particular functional area). The Company implements this process with the analytical risk and capital management skills and experience of its management team, supported with sophisticated computer software, and an emphasis on investment securities whose cash flows can be modeled extensively against liability cash flows under different interest rate scenarios. Risk components that cannot be appropriately modeled are typically hedged or outsourced. The Company's investment portfolios are currently being managed by ARM Capital Advisors; however, the Company may use additional unaffiliated investment management firms to supplement the services of ARM Capital Advisors in the future. Importantly, the Company has and will continue to monitor the investment practices of these firms to ensure that the Company's prescribed guidelines are followed.

    CONTINUING SUCCESSFUL ACQUISITION RECORD. The Company's first acquisition occurred in 1993 with the acquisition of Integrity and National Integrity. In 1995, the Company acquired the assets and business operations of SBM. By acquiring SBM, the Company met its objectives of growing and diversifying its product offerings and distribution channels and achieving further economies of scale. The Company increased the investment yields of the SBM portfolio while improving its associated risk profile through a restructuring of the investment portfolio, reduced expenses by merging back-office operations into the Company's existing operations and expanded the Company's distribution channels. The Company continues to seek opportunities to purchase interests in blocks of annuity business, other financial service companies and distributors and to enter into marketing partnerships and reinsurance ventures with other insurance companies, all with the goal of achieving greater profitability through growth in market share and further economies of scale.

    MAINTAINING FOCUS ON COMPANY PROFITABILITY. The Company's focus on profitability is supported by an integrated team approach to developing products and operating the Company's business. The Company's compensation system and the equity investments of certain of its employees further reinforce the Company's focus on the objective of profitability. Employees at all levels of the Company are eligible to receive bonuses based on profitability, and as of March 31, 1997, executive officers, other employees and directors of the Company controlled, directly or indirectly, 9% of the Company's outstanding common stock.

    The Company conducts its different businesses through the following subsidiaries:

    - INTEGRITY -- provides retail, fixed, indexed and variable annuities and institutional GICs;

    - NATIONAL INTEGRITY -- provides retail, fixed and variable annuities and institutional GICs, primarily in New York (wholly owned subsidiary of Integrity);

    - SBM CERTIFICATE COMPANY -- offers face-amount certificates which guarantee a fixed rate of return to investors at a future date. Face-amount certificates are similar to bank-issued certificates of deposit but are regulated by the Investment Company Act and are not subject to FDIC protection;

    - ARM SECURITIES (FORMERLY KNOWN AS SBM FINANCIAL SERVICES, INC.) -- this broker-dealer supports the Company's retail annuity operations and the Company's sales of independent third-party mutual funds; and

    - ARM TRANSFER AGENCY -- provides transfer agent services as needed to support the Company's retail business operations.

    In addition, ARM Capital Advisors, which will remain a 20% owned affiliate after the pending sale (see "-- History"), offers fixed income asset management services to third-party institutional clients (currently consisting primarily of defined benefit pension plans).

HISTORY

    INTEGRITY COMPANIES

    The Company was established in July 1993 by MSLEF II, an investment fund sponsored by Morgan Stanley Group Inc. (which has since merged with Dean Witter, Discover & Co. to become Morgan Stanley, Dean Witter, Discover & Co.), and Analytical Risk Management, Ltd. (now known as Oldarm L.P.) to acquire Integrity Holdings, Inc. (formerly N.M. U.S. Limited) from National Mutual. In connection with the acquisition, which occurred on November 26, 1993, National Mutual replaced all equity securities, investments in real estate and joint ventures and fixed maturity securities classified as "6" by the NAIC, with cash in an amount equal to the statutory book value of such assets as of December 31, 1992 adjusted for any additional cash investments or distributions during the period from January 1, 1993 to November 26, 1993. In addition, National Mutual (i) strengthened statutory policyholder reserves and surplus by $24.3 million, (ii) indemnified the Integrity Companies with respect to the payment of principal and interest due on $146.6 million of commercial and agricultural mortgage loans (since reduced through repayments to $36.7 million at December 31, 1996) and supported the indemnification with a $23.0 million escrow arrangement, (iii) provided indemnification as to the availability of net operating and capital loss carryforwards and various tax deductions, (iv) provided the Integrity Companies with indemnification as to future claims for taxes, assessments from guaranty funds and claims from litigation which arise from pre-closing events,
(v) terminated all surplus relief reinsurance arrangements, (vi) assumed all obligations under the Integrity Companies' lease for certain office space and
(vii) assumed all obligations for retirement and severance benefits incurred by the Integrity Companies prior to closing.

    ARM CAPITAL ADVISORS

    Through its acquisition of the U.S. fixed income unit of KBIMA in January 1995, the Company obtained a recognized fixed income management service, which became part of the then newly-formed ARM Capital Advisors, Inc. to manage the investment portfolios of the Company's subsidiaries. In addition, the acquisition provided for asset management services to institutional clients. Although third-party assets managed by ARM Capital Advisors have grown since the acquisition, the Company believes that market attitudes towards developing an asset management service for defined benefit pension plans within a holding company structure consisting predominantly of insurance companies has constrained ARM Capital Advisors' growth. Accordingly, the Company has entered into a purchase agreement dated May 21, 1997, pursuant to which the Company has agreed to transfer substantially all of the operations of ARM Capital Advisors, Inc. to a newly formed subsidiary, ARM Capital Advisors, LLC, and to sell an 80% interest in ARM Capital Advisors, LLC to ARM Capital Advisors Holdings, LLC, an entity controlled by Emad A. Zikry, President of ARM Capital Advisors, Inc. As used in this Prospectus, "ARM Capital Advisors" means ARM Capital Advisors, Inc. before the consummation of the sale and ARM Capital Advisors, LLC after the consummation of the sale. The Company expects to recognize an immaterial gain on the sale. Under the terms of the sale, ARM Capital Advisors will continue to provide the Company's subsidiaries with investment management services through December 31, 1997 on the same basis as in the past. The terms of the sale further provide that after December 31, 1997, the Company can continue to engage and have access to the expertise of ARM Capital Advisors as its investment advisor at agreed upon rates, but the Company may also consider retaining other investment management firms. In connection with the sale, Dr. Zikry will terminate his employment with the Company. After consummation of the pending sale of ARM Capital Advisors, the Company through a subsidiary will continue to act as investment advisor to The Legends Fund, Inc. (the "Legends Fund"), a series-type registered investment company, the investment portfolios of which are offered through one of the Company's variable annuity products.

    SBM COMPANY

    In June 1995, the Company completed the acquisition of substantially all of the assets and business operations of SBM, including all of the issued and outstanding capital stock of SBM's subsidiaries, SBM Life (which was subsequently merged with and into Integrity to create certain operating efficiencies), SBM Financial Services, Inc. (which subsequently changed its name to ARM Securities), SBM Certificate Company, and the State Bond Mutual Funds. The Company issued approximately 6.9 million shares of Common Stock (after giving effect to the Recapitalization), primarily to the MSCP Funds and used the proceeds from the issuance of new common equity to acquire the assets and business operations of SBM and to make a $19.9 million capital contribution to SBM Life. On December 13, 1996, the Company transferred its contracts to perform management and advisory services for the State Bond Mutual Funds to Federated Investors for $4.5 million. The State Bond Mutual Funds had aggregate assets of $236.9 million on December 13, 1996 and were not considered a strategic line of business for the Company.

    Had the pending sale of ARM Capital Advisors and the sale of the management contracts for the State Bond Mutual Funds occurred on January 1, 1995, they would have had an immaterial effect on the Company's pro forma net income for the years ended December 31, 1996 and 1995.

PRODUCTS AND SERVICES

    The Company offers a diversified array of products and services to meet the needs of a variety of customers. The Company endeavors to adapt its products to respond to changes in the retail and institutional marketplace and generally seeks to have "a product for every market environment." The Company's retail products include a variety of fixed and variable annuities and face-amount certificates. In addition, the Company's variable annuity products offer customers participation in various investment portfolios, some of which are offered exclusively by the Company's insurance subsidiaries. The Company also offers GICs to its institutional clients.

    The Company derives its earnings from its spread-based and fee-based products and services. With spread-based products, the Company's insurance and face-amount certificate subsidiaries agree to return customer deposits with interest at a specified rate or based on a specified index. As a result, the Company's insurance and face-amount certificate subsidiaries accept investment risk in exchange for the opportunity to achieve a spread between what the Company earns on invested assets and what it pays or credits on customer deposits. With fee-based products and services, the Company's subsidiaries receive a fee in exchange for managing deposits, and the customer accepts the investment risk. Because the investment risk is borne by the customer, this line of business requires significantly less capital support than the spread-based business.

    SPREAD-BASED BUSINESS

    The Company seeks to maintain level investment spreads regardless of the interest rate environment. To this end, management (i) structures investment asset durations, convexity and liquidity characteristics in conjunction with customer deposit characteristics, (ii) regularly trades investment assets to improve yield while maintaining other portfolio characteristics, (iii) offers an array of products whose credited rates are based on differing points on the yield curve and (iv) actively manages the trade-off between credited rates and persistency.

    The Company's spread-based products include retail single premium deferred annuity ("SPDA") contracts, flexible premium deferred annuity ("FPDA") contracts, single premium endowment ("SPE") contracts, guaranteed rate options ("GROs") of variable annuity contracts and certain FPDA contracts, single premium immediate annuity ("SPIA") contracts, face-amount certificates and institutional GICs as described below. Sales for spread-based business include premiums and deposits received under these products. Spread-based sales for the three months ended March 31, 1997 and for the years ended December 31, 1996, 1995 and 1994 were as follows:

                                               THREE MONTHS         YEAR ENDED DECEMBER 31,
                                              ENDED MARCH 31,   -------------------------------
                                                   1997           1996       1995       1994
                                             -----------------  ---------  ---------  ---------
                                                           (DOLLARS IN MILLIONS)
Retail:
  SPDA.....................................      $      .4      $     8.6  $    44.3(1) $    50.5
  FPDA.....................................           10.0           29.9       12.5(2)        --
  GRO......................................           56.4           83.6       47.1       73.4
  Face-amount certificates.................            1.7            8.0       10.7(3)        --
  Other....................................             .3             .5         .8        7.2
                                                    ------      ---------  ---------  ---------
Total Retail...............................           68.8          130.6      115.4      131.1
Institutional:
  GIC(4)...................................          248.6          747.5      142.2         --
                                                    ------      ---------  ---------  ---------
Total spread-based sales...................      $   317.4      $   878.1  $   257.6  $   131.1
                                                    ------      ---------  ---------  ---------
                                                    ------      ---------  ---------  ---------

------------------------

(1) SPDA sales for the year ended December 31, 1995 include $6.2 million attributable to the sale of SBM products following the SBM acquisition.

(2) FPDA sales for the year ended December 31, 1995 include $12.5 million attributable to the sale of SBM products following the SBM acquisition.

(3) Attributable to the sale of SBM products following the SBM acquisition.

(4) The marketing partnership with General American was converted from a fee-based to primarily a spread-based arrangement in late 1995 through a reinsurance agreement with General American. General American cedes 50% of new deposits to Integrity under the reinsurance agreement which the Company recognizes in its spread-based line of business. The Company receives nominal fee income for the 50% portion retained by General American (which the Company recognizes as "other fee income"); accordingly, such deposits are not included in fee-based sales.

    Spread-based assets under management at March 31, 1997 and at December 31, 1996, 1995 and 1994 were as follows:

                                                                                      DECEMBER 31,
                                                         ----------------------------------------------------------------------
                                     MARCH 31, 1997               1996                    1995                    1994
                                 ----------------------  ----------------------  ----------------------  ----------------------
                                              PERCENT                 PERCENT                 PERCENT                 PERCENT
                                  AMOUNT     OF TOTAL     AMOUNT     OF TOTAL     AMOUNT     OF TOTAL     AMOUNT     OF TOTAL
                                 ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
                                                                     (DOLLARS IN MILLIONS)
Retail:
  SPDA.........................  $   808.6        21.3%  $   838.2        23.7%  $   969.8(1)       33.9% $   804.7       40.4%
  FPDA.........................      398.8        10.5       409.5        11.6       436.2(1)       15.2    --          --
  SPE..........................      393.0        10.4       396.7        11.2       403.3        14.1       409.3        20.6
  SPIA.........................      650.6        17.1       650.1        18.4       644.8        22.6       639.0        32.1
  GRO..........................      274.7         7.2       223.1         6.3       164.5         5.8        92.6         4.7
  Face-amount certificates.....       49.5         1.3        50.2         1.4        52.5(1)        1.8    --          --
  Other........................       78.3         2.1        78.4         2.2        45.1         1.6        44.4         2.2
                                 ---------       -----   ---------       -----   ---------       -----   ---------       -----
    Total retail...............    2,653.5        69.9     2,646.2        74.8     2,716.2        95.0     1,990.0       100.0
Institutional:
  GIC(2).......................    1,141.3        30.1       891.9        25.2       143.2         5.0      --          --
                                 ---------       -----   ---------       -----   ---------       -----   ---------       -----
    Total spread-based assets
      under management.........  $ 3,794.8       100.0%  $ 3,538.1       100.0%  $ 2,859.4       100.0%  $ 1,990.0       100.0%
                                 ---------       -----   ---------       -----   ---------       -----   ---------       -----
                                 ---------       -----   ---------       -----   ---------       -----   ---------       -----

------------------------

(1) Includes amounts acquired in 1995 in connection with the SBM acquisition of $297.7 million (SPDA), $436.2 million (FPDA) and $52.5 million (face-amount certificates).

(2) The marketing partnership agreement with General American was converted from a fee-based to primarily a spread-based arrangement in late 1995 through a reinsurance agreement with General American. See "-- Guaranteed Investment Contracts."

    SINGLE PREMIUM DEFERRED ANNUITY CONTRACTS. Single premium deferred annuity contracts are sold through stockbrokers, independent broker-dealers and financial institutions. Under these contracts, the issuing insurance company guarantees the customer's principal and credits the accumulated deposit with a rate of interest that is guaranteed for a specified initial period and reset annually or semi-annually thereafter, subject to guaranteed minimum crediting rates set forth in the contracts (currently 3% or 4%). The Company generally determines the crediting rate by reference to current yields along the intermediate term section of the yield curve. No front-end sales charges are imposed for purchases of such contracts, but all such contracts contain surrender charges for withdrawals in excess of a specified amount during the surrender charge period. These surrender charges vary depending upon the guarantee periods in the contracts.

    FLEXIBLE PREMIUM DEFERRED ANNUITY CONTRACTS. Flexible premium deferred annuity contracts are marketed primarily through independent agents. Under these contracts, the issuing insurance company guarantees the customer's principal and credits the accumulated deposit with a rate of interest that is guaranteed for a specified initial period and reset annually thereafter. FPDA contract holders can make additional contributions, subject to minimums, after the contract is issued. The Company generally determines the crediting rate by reference to current yields along the intermediate term section of the yield curve. Certain FPDA contracts, which were acquired as a result of the SBM acquisition and which are not currently marketed by the Company, are qualified under section 403(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and were sold to qualified employers such as public school districts and churches. The Company developed a new FPDA product, OMNI, in 1995, with sales commencing in February 1996. This new product furnishes customers with the ability to allocate assets among equity index-based returns and guaranteed rates of return. The index-based options offer the upside potential tied to a percentage of the appreciation in the S&P 500 Price Index, but protect the customer against the related downside risk through a guarantee of principal by the issuing insurance company. By hedging the equity-based risk component of the product through the purchase of call options or other investment strategies, the Company is separately able to concentrate on managing the interest rate spread component.

    SINGLE PREMIUM ENDOWMENT CONTRACTS. While single premium endowment contracts continue to represent a significant portion of the Company's insurance subsidiaries' business in force, as a result of changes in applicable tax laws, the Company is no longer selling this product. Under these contracts, principal is guaranteed, and the face amount of the policy is paid upon the death of the insured. The contracts are credited with a specified rate of interest that is guaranteed for a period of time and then reset annually thereafter, subject to guaranteed minimums and certain other restrictions. The Company generally determines the crediting rate by reference to current yields along the intermediate term section of the yield curve. Due to changes in applicable tax laws, and the consequential loss of tax benefits associated with SPEs in the event of a withdrawal, and because the interest rate on SPEs is reset annually based on the intermediate term section of the yield curve, the Company believes that the level of surrenders of SPEs associated with increases in interest rates will be lower than would otherwise be the case.

    SINGLE PREMIUM IMMEDIATE ANNUITY CONTRACTS. Single premium immediate annuity contracts were historically marketed by the Company to insurance companies and defendants in connection with lawsuits involving structured liability settlements. As a result of changes in the marketing environment for this product and the increased competition in pricing, the Company's insurance subsidiaries are not currently focusing on this segment of the immediate annuity marketplace. SPIA contracts provide guaranteed payments to contract holders and are not subject to surrender. Pricing is determined by reference to the long-term end of the yield curve.

    GUARANTEED RATE OPTIONS. Guaranteed rate options provide a fixed-rate investment alternative for holders of the Company's variable annuity contracts and are also issued as a separate product by the Company's insurance subsidiaries. GROs, which were first introduced by the Company's insurance subsidiaries in 1994, allow customers to lock in a fixed return for three, five, seven or ten years. There are no up-front or annual fees attached to these options, but surrender charges apply to withdrawals in excess of a stated maximum. Funds may be transferred to or from any of the guarantee periods (or other investment options within the variable annuity contract) subject to a market value adjustment ("MVA"). The MVA can be either positive or negative, but the customer is guaranteed principal by the issuing insurance company plus a return of 3%, before surrender charges. Transfers at the end of a guarantee period are not subject to the MVA provision. The MVA provision is intended to offset the gain or loss attributable to the impact of changes in interest rates on the market value of assets that would be sold to fund surrenders occurring prior to the end of the guarantee period. The Company currently uses an immunized investment strategy designed to achieve a target return over the selected time horizon despite interest rate volatility. Deposits into GROs are held in a separate account established by the insurance company.

    FACE-AMOUNT CERTIFICATES. Face-amount certificates are obligations of SBM Certificate Company which require it to pay holders the original invested amount of the certificate, plus a three-year fixed-rate return, at a given maturity date. Holders are required to accept a reduced rate of interest it they withdraw their investment prior to the maturity date. The Company selects the interest rate offered on face-amount certificates based on the short to intermediate term sections of the yield curve. Face-amount certificates, which are similar to bank certificates of deposit, generally compete with various types of individual savings products offered by banks and insurance companies that provide a fixed rate of return on investors' money. Face-amount certificates are regulated under the Investment Company Act and, unlike bank certificates of deposit of less than $100,000, are not guaranteed by the FDIC. The Company continues to investigate opportunities to expand upon its face-amount certificate retail distribution channels.

    GUARANTEED INVESTMENT CONTRACTS. Guaranteed investment contracts are issued to institutional customers by the Company primarily through a marketing partnership with General American, which began originally as a fee-based arrangement in March 1993. The marketing partnership with General American permits the Company to use its established distribution channel contacts to market GICs in conjunction with the financial strength of General American's higher claims-paying ability ratings. The Company markets General American contracts which have been designed by the Company to meet customer needs. Since September 1995, General American has ceded 50% of new deposits to Integrity under a reinsurance agreement. The interest rate on GICs is typically based upon a short-term floating rate, such as LIBOR, which periodically resets to provide current yields. GIC products offered by the Company are designed and have historically been held by customers as long-term core investments, even though under many contracts customers have the option to liquidate their holdings with written notice of thirty days or less. The Company has experienced annualized withdrawals by GIC customers of less than 6% of average GIC deposits during 1996 and 1995 and the first quarter of 1997. Such withdrawals primarily consist of scheduled interest payments.

    FEE-BASED BUSINESS

    The Company's fee-based business is less capital intensive than the spread-based business and generally provides the Company with a more diversified source of income, due to the relative insensitivity of fee-based income to changes in interest rates. However, significant decreases in price levels in the securities market could adversely affect the level of fee income earned by the Company from variable annuities and, thereby, the Company's results of operations.

    Fee-based products include investment portfolio options of variable annuity contracts and services in connection with the Company's marketing arrangements for GIC products. Sales for fee-based business represent premiums and deposits for the investment portfolio options of variable annuity contracts and off-balance sheet deposits under marketing partnerships. The marketing partnership arrangement with General American was converted from a fee-based to primarily a spread-based arrangement in late 1995 through a reinsurance agreement executed with General American. General American cedes 50% of new deposits to Integrity under the reinsurance agreement which the Company reports in its spread-based line of business. The Company receives nominal fee income for the 50% portion retained by General American, which the Company reports as "other fee income." Fee-based sales for the three months ended March 31, 1997 and for the years ended December 31, 1996, 1995 and 1994 were as follows:

                                                                THREE MONTHS         YEAR ENDED DECEMBER 31,
                                                               ENDED MARCH 31,   -------------------------------
                                                                    1997           1996       1995       1994
                                                              -----------------  ---------  ---------  ---------
                                                                            (DOLLARS IN MILLIONS)
Retail:
  Investment portfolio options of variable annuities........      $    36.3      $   200.1  $   177.7  $   230.2
  Other.....................................................             --             --         --         .9
                                                                      -----      ---------  ---------  ---------
    Total retail............................................           36.3          200.1      177.7      231.1
Institutional:
  Marketing partnerships(1).................................             --(2)          --(2)     272.9      59.3
                                                                      -----      ---------  ---------  ---------
    Total fee-based sales(3)................................      $    36.3      $   200.1  $   450.6  $   290.4
                                                                      -----      ---------  ---------  ---------
                                                                      -----      ---------  ---------  ---------

------------------------
(1) Off-balance sheet item.

(2) The marketing partnership arrangement with General American was converted from a fee-based to primarily a spread-based arrangement in late 1995 through a reinsurance agreement with General American.

(3) Does not include new deposits related to off-balance sheet assets managed by ARM Capital Advisors for institutional clients and the State Bond Mutual Funds. Total fee-based sales for the three months ended March 31, 1997 and for the years ended December 31, 1996 and 1995 were $669.6 million, $1,866.1 million and $930.2 million, respectively, including such deposits.

    Fee-based assets under management at March 31, 1997 and at December 31, 1996, 1995 and 1994 were as follows:

                                                                                         DECEMBER 31,
                                                            ----------------------------------------------------------------------
                                        MARCH 31, 1997               1996                    1995                    1994
                                    ----------------------  ----------------------  ----------------------  ----------------------
                                     AMOUNT      PERCENT     AMOUNT      PERCENT     AMOUNT      PERCENT     AMOUNT      PERCENT
                                    ---------  -----------  ---------  -----------  ---------  -----------  ---------  -----------
                                                                        (DOLLARS IN MILLIONS)
Retail:
  Investment portfolio options of
    variable annuities............  $   859.5        70.0%  $   844.3        69.7%  $   617.3        61.4%  $   388.9        76.3%
Institutional:
  Marketing partnerships(1).......      368.7        30.0       366.2        30.3       387.3        38.6       121.0        23.7
                                    ---------       -----   ---------       -----   ---------       -----   ---------       -----
Total fee-based assets under
  management(2)...................  $ 1,228.2       100.0%  $ 1,210.5       100.0%  $ 1,004.6       100.0%  $   509.9       100.0%
                                    ---------       -----   ---------       -----   ---------       -----   ---------       -----
                                    ---------       -----   ---------       -----   ---------       -----   ---------       -----

------------------------

(1) Off-balance sheet item.

(2) Does not include off-balance sheet assets managed by ARM Capital Advisors for institutional clients and the State Bond Mutual Funds. Total fee-based assets under management at March 31, 1997, December 31, 1996 and 1995 were $4,520.1 million, $3,937.9 million and $2,443.7 million, respectively, including such assets.

    VARIABLE ANNUITY CONTRACTS. Variable annuity contracts issued by the Company's insurance subsidiaries are distributed through independent broker-dealers, stockbrokers and financial institutions. Under variable annuity contracts, customers may allocate all or a portion of their account values to a separate account that invests in shares of one or more investment portfolios (registered investment companies). Values in the separate account will vary with the investment performance of the underlying investment portfolio. The Integrity Companies receive income in the form of mortality and expense fees based primarily on the market value of the invested deposits and of administrative expense charges in connection with variable annuity contract deposits in investment portfolios. The Company reinsures most of the mortality risk associated with its variable annuity contracts. The Integrity Companies also receive spread income from deposits allocated to the Company's GRO products. Because the investment risk under the investment portfolio options of variable annuity products is borne by the customer, these products are treated as securities under federal securities laws and, therefore, the salespeople are both appointed as insurance agents for the Company's insurance subsidiaries and registered as securities representatives. In addition, the Company earns fee income through a subsidiary that serves as an advisory manager and provides supervisory and administrative services to the portfolios of the Legends Fund. Shares of the Legends Fund are offered only to the separate accounts of Integrity and National Integrity.

    MARKETING PARTNERSHIP ARRANGEMENTS. The Company is currently party to a marketing partnership arrangement with General American (with respect to GICs) and, as part of such arrangement, the Company receives fees for certain administrative, asset/liability, product development and marketing support activities associated with GIC deposits that are recorded on General American's balance sheet. In addition, the Company's fee-based marketing and product development relationship with General American has led to opportunities for spread-based business through reinsurance of the products involved, currently GICs. Since September 1995, the Company's insurance subsidiaries have been participants in reinsurance agreements with General American, assuming 50% of certain GIC business on a coinsurance basis. The Company may enter into marketing partnership arrangements with other unaffiliated insurance companies in the future.

DISTRIBUTION

    RETAIL DISTRIBUTION

    The Company's retail distribution strategy is focused on diversifying sales of its products across various distribution channels, reducing its reliance on any one third-party marketing organization and providing superior services to its producers and customers. Currently, the Company's fixed, variable and equity-indexed annuities are sold through the stockbroker, independent agent, independent broker-dealer and financial institution channels. In addition, registered representatives affiliated with ARM Securities sell the Company's face-amount certificates and independent third-party mutual funds.

    During 1996, the Company began the process of working with its distribution channels to enhance its existing products and develop new products that are customized to meet the needs of customers in each channel. The Company has initiated a streamlined product development process designed to enable the Company to respond quickly to changes in the marketplace and reduce the time required to introduce new or enhanced products. By working with distribution channels in this manner, the Company was one of the first to recognize the market opportunity for equity-indexed annuities and introduced OMNI, the Company's equity-indexed annuity product in mid-1996. Based on these initial marketing efforts, the Company is currently developing a second generation of equity-indexed products that will provide enhanced benefits to customers in the independent agent channel and will be more appealing to other distribution channels. The Company's 1997 product development efforts will also include the addition of new investment options to GRANDMASTER and PINNACLE, the Company's variable annuity products, and the introduction of a new product customized for the financial institution channel.

    In addition to diversifying sales across distribution channels, the Company is focused on reducing its reliance on any one third-party marketing organization. During 1996, this effort involved the development of an in-house wholesaling unit, a function that in 1995 was performed by an outside marketing organization. This unit works in the stockbroker and independent agent channels and is responsible for generating sales from existing producers, recruiting and developing new producers and promoting the features and benefits of the Company's products through seminars and one-on-one meetings with producers. As a result of these efforts, sales in the stockbroker channel increased to 22.2% of total sales for the three months ended March 31, 1997 from 21.2% and 16.8% for the years ended December 31, 1996 and 1995, respectively, and sales in the independent agent channel increased to 34.1% of total sales for the three months ended March 31, 1997 from 18.3% and 7.5% for the years ended December 31, 1996 and 1995, respectively.

    To strengthen relationships with existing producers and assist the wholesaling unit in recruiting new producers, the Company has significantly expanded its in-house capability to provide service to producers and to promote the Company's products and services. Company representatives directly servicing producers have immediate system response capabilities for virtually any service request through the Company's PC-based client/server system. Service requests can also be turned into sales opportunities by keeping producers informed of new product features and current rate and performance information. In addition, through this servicing group, the Company works with producers and customers to retain existing business. As a result of a program implemented in 1994 to improve persistency, the Company was able to retain $21.0 million and $42.0 million in retail annuity business during 1996 and 1995, respectively, from customers who had initiated requests to surrender their policies and were provided with additional choices and incentives to keep their deposits with the Company.

    By diversifying distribution channels, the Company can reduce the impact of losing any one channel. The Company seeks to expand the depth and breadth of existing channels to capture additional market share without relying on the capabilities and influence of a small number of producers.

    Retail sales by market and distribution channel for the three months ended March 31, 1997 and for the years ended December 31, 1996 and 1995 were as follows:

                                                        THREE MONTHS
                                                      ENDED MARCH 31,                 YEAR ENDED DECEMBER 31,
                                                   ----------------------  ----------------------------------------------
                                                            1997                    1996                    1995
                                                   ----------------------  ----------------------  ----------------------

                                                                PERCENT                 PERCENT                 PERCENT
                                                    AMOUNT     OF TOTAL     AMOUNT     OF TOTAL     AMOUNT     OF TOTAL
                                                   ---------  -----------  ---------  -----------  ---------  -----------
                                                                           (DOLLARS IN MILLIONS)
Distribution channel:
  Independent broker-dealers.....................  $    43.6        41.5%  $   199.0        60.2%  $   212.6        72.5%
  Stockbrokers...................................       23.3        22.2        70.2        21.2        49.3        16.8
  Financial institutions.........................        2.3         2.2          .9          .3         9.1         3.2
  Independent agents.............................       35.9        34.1        60.6        18.3        22.1         7.5
                                                   ---------       -----   ---------       -----   ---------       -----
    Total sales*.................................  $   105.1       100.0%  $   330.7       100.0%  $   293.1       100.0%
                                                   ---------       -----   ---------       -----   ---------       -----
                                                   ---------       -----   ---------       -----   ---------       -----

------------------------

* Does not include new deposits related to off-balance sheet assets managed by ARM Capital Advisors for the State Bond Mutual Funds. Total retail sales for the three months ended March 31, 1997 and for the years ended December 31, 1996 and 1995 were $105.1 million, $342.7 million and $300.9 million, respectively, including such deposits.

    INSTITUTIONAL DISTRIBUTION

    In the institutional market, a significant level of assets can be brought under management with relatively minimal overhead or marketing expenses. A small team of in-house marketing professionals is able to market and sell the Company's products. The Company's products are distributed directly to defined contribution plans, bank trust departments, investment managers, consultants, corporate treasurers, cash management funds, endowments and foundations, and other insurance companies. With products where the Company's financial strength ratings constrain its ability to underwrite products directly, the Company structures arrangements with highly rated and respected partners, in essence, to raise the level of credit strength backing the performance guarantees.

    Institutional sales by in-house marketing professionals for the three months ended March 31, 1997 and for the years ended December 31, 1996 and 1995 were $248.6 million, $747.5 million and $415.1 million, respectively. These sales do not include deposits related to off-balance sheet assets managed by ARM Capital Advisors for institutional clients. Institutional sales including such deposits for the three months ended March 31, 1997 and for the years ended December 31, 1996 and 1995 were $881.9 million, $2,401.5 million and $886.9 million, respectively.

ASSET/LIABILITY SPREAD MANAGEMENT

    The Company views asset/liability spread management as an integrated process, rather than as a series of segregated functions, and integrates this process into each aspect of its operations. The Company's overall goal is to ensure that invested asset cash flows will be sufficient to meet all customer obligations and to maximize investment spreads on a consistent basis. Beginning with product design and continuing through the product sale and eventual payout, professionals in each functional area (such as marketing, actuarial, investments, legal, finance and administration) work jointly with a common set of risk/return characteristics toward the goal of achieving the Company's liquidity and profit objectives (rather than the specific objectives of any particular functional area). The Company also conducts periodic thorough analyses of its assets and liabilities using sophisticated software to model the effect of changes in economic conditions on both its assets and liabilities.

    During product development, the Company sets product features and rate crediting strategies only after it has devised an appropriate investment strategy that matches the features of the product. The Company employs an extensive, iterative modeling process to test various asset combinations against proposed product features over sets of randomly generated interest rate scenarios. The modeling evaluates whether a particular investment strategy, when matched with the product features under consideration, will provide adequate cash flow and generate returns that exceed specified minimum targets consistently and without significant fluctuations. If necessary, the Company redesigns investment strategies or product features until these objectives are met.

    The Company utilizes a few key strategies in managing its spread-based products. One example is an immunization strategy currently used for the Company's GRO products, in which a portfolio of assets is constructed and managed to seek a predictable return over a pre-established time horizon. The Company engineers and packages these products so that it is able to deliver products to suit the needs of different types of customers in both the retail and institutional marketplaces. This approach also allows the Company to leverage its resources and expertise.

    Once the Company has identified an asset portfolio having the desired performance characteristics, the Company's investment managers have the flexibility to trade the portfolio in order to maximize yields while remaining within well defined risk parameters (such as duration, convexity, credit quality and liquidity). In so doing, these professionals follow prescribed measures designed to (i) minimize anticipated defaults, (ii) minimize anticipated call, prepayment or extension losses and (iii) enhance yield through sector rotation and security selection. In addition, the Company aims to generate and maintain liquidity from scheduled interest and principal payments, projected prepayments and early calls, cash on hand, floating rate securities and lines of credit (but not from new product sales), sufficient to presently cover approximately two times expected cash needs (for benefits, withdrawals, expenses and dividends) without having to sell any investments at a material loss.

    Internal control measures are in place throughout the process to make any necessary adjustments in the investment portfolio as promptly as possible. For example, company personnel assess, independently of portfolio managers, whether trades would alter portfolio characteristics and how investment yields or realized gains or losses would be accounted for under statutory accounting practices and generally accepted accounting principles. The Company also remodels its assets and liabilities periodically to determine whether any significant changes in assumptions or interest rates have occurred or have been overlooked.

    In pursuing its investment spread objectives, the Company focuses primarily on cash flows to expected maturities on its investments, which are quantifiable and measurable, rather than on estimated total returns to expected maturities or to some intermediate date. This approach permits the Company to measure specifically the changes in yield and cash flow on its investments at any given time. This approach emphasizes securities which are liquid and easily tradeable. For certain investments, such as common equities, real estate investments and direct mortgages, the fair market value may be relatively difficult to determine or predict, thereby further increasing the difficulty of calculating total return. As a result, the Company invests primarily in fixed-income securities, which can be more easily modeled and hedged.

    The Company's array of spread-based deposits, with crediting rates pegged to various points on the interest rate yield curve, also supports the Company's approach to asset/liability management. The liability structures, in combination with asset structures, generally are aimed at providing balance in the portfolio as interest rates fluctuate. As a result, the Company believes it is better positioned to achieve stable margins. In addition, the Company believes that this diversity gives it flexibility to respond to changing market conditions and to take advantage of investment opportunities.

SURRENDERS

    To encourage persistency and discourage withdrawals, the Company's spread- and fee-based insurance products generally incorporate surrender charges, market value adjustments and/or other features which may discourage or prevent such surrenders or withdrawals for a specified number of years. As of December 31, 1996, the Company had approximately $1.7 billion of customer deposits (39% of total customer deposits) which were no longer subject to surrender charges or other restrictions on withdrawal. During 1997, surrender charges will no longer apply to an additional $153.8 million of customer deposits which were in force as of December 31, 1996. During the third quarter of 1994 and continuing to date, the Company began implementing programs designed to improve persistency. Such programs involve direct contact with customers and are designed to inform customers of the financial strength of the Company and its insurance subsidiaries and to describe other product offerings available.

REINSURANCE CEDED

    The Company's insurance subsidiaries reinsure risks under certain of their products with other insurance companies through reinsurance agreements. Through these reinsurance agreements, substantially all mortality risks associated with SPE and variable annuity deposits, and substantially all risks associated with the variable life business have been reinsured. The Company's primary reinsurers in respect of mortality risks associated with SPE deposits are Swiss Reinsurance Company, RGA Reinsurance Company and The Equitable Life Assurance Society, which are respectively rated A+, A+ and A by A.M. Best. Connecticut General Life Insurance Company is the Company's principal reinsurer of the mortality risks associated with variable annuity deposits and is rated A+ by A.M. Best. Phoenix Home Life Mutual and American Franklin Life are the Company's principal reinsurers in respect of risks associated with the variable life business and are respectively rated A and A++ by A.M. Best. In addition, Integrity cedes a block of SBM Life SPDAs on a coinsurance basis to Harbourton Reassurance, Inc., and in accordance with the treaty all assets supporting the liabilities are held in trust. Reinsurance does not fully discharge the Company's obligation to pay policy claims on the reinsured business; the Company remains responsible for policy claims to the extent the reinsurer fails to pay such claims.

RATINGS AND RATING AGENCIES

    Insurance companies are rated by independent rating agencies to provide both industry participants and insurance consumers meaningful information on specific insurance companies. Higher ratings generally indicate a higher relative level of financial stability and a stronger ability to pay claims. The basis for an opinion on a particular rating includes such factors as capital resources, financial strength, demonstrated management expertise and stability of cash flow as well as the quality of investment operations, administration and marketing. These particular types of ratings are based upon factors relevant to policyholders and are not directed toward protection of stockholders. Such ratings are neither a rating of securities nor a recommendation to buy, hold or sell any security. The Company's insurance subsidiaries currently hold ratings from four such rating agencies: A.M. Best, S&P, Duff & Phelps and Moody's Investors Service ("Moody's").

    The Company's insurance subsidiaries are currently classified "A (Excellent)" by A.M. Best, reflecting an upgrade from A- in October 1995. A.M. Best's ratings are based upon an evaluation of the insurer's financial and operating performance. A.M. Best's ratings range from "A++ (Superior)" to "F (in liquidation)," and some companies are not rated.

    The Company's insurance subsidiaries currently hold an "A (Good)" claims-paying ability rating from S&P. This rating is based on current information provided by the Company and other reliable sources on a voluntary basis. The S&P claims-paying ability rating categories range from "AAA (Superior)" to "D (Liquidation)."

    In addition, the Company's insurance subsidiaries currently hold an "A-1" short-term rating from S&P. The short-term rating is used for any obligation whose maturity is typically one year or less or would apply to a put option or demand feature which would give the policyholder the right to receive their funds within one year. The S&P short-term rating categories range from "A-1+" to "D."

    Duff & Phelps provides claims-paying ability ratings which concern only the likelihood of timely payment of policyholder obligations, and not the ability to pay non-policyholder obligations. The Company's insurance subsidiaries currently have a claims-paying ability rating from Duff & Phelps of "A+ (High)" and a short-term claims paying ability of "D-1." Duff & Phelps claims-paying ability ratings range from "AAA" to "DD" and short-term claims paying ability ratings range from "D-1+" to "D-5".

    Moody's has currently assigned the Company's insurance subsidiaries a "Baa1 (Adequate)" insurance financial strength rating. Moody's financial strength rating reflects an insurance company's ability to pay policyholder obligations and claims. Moody's ratings range from "Aaa (Exceptional)" to "C (Lowest)," and some companies are not rated.

    Customers and many financial institutions and broker-dealers tend to focus on the A.M. Best ratings of an insurer in determining whether to buy or market the insurer's annuities. If any of the Company's ratings were downgraded from their current levels or if the ratings of the Company's competitors improved and the Company's did not, the ability of the Company to distribute its products and the persistency of its existing business could be adversely affected. Each of the rating agencies reviews its ratings periodically, and there can be no assurance that the Company's current ratings will be maintained in the future.

PRODUCER AND CUSTOMER SERVICE, TECHNOLOGY AND ADMINISTRATION

    The Company seeks to build a strong customer base by offering high quality and easily accessible service. To this end, the Company's objective is to maintain an administrative infrastructure utilizing up-to-date technology, efficient and effective work flow processes and well-trained personnel. This infrastructure helps to bring new products to market quickly, enhance product features and provide timely, accurate information to producers, customers and management.

    Sharing information across the organization supports the integrated nature of the Company's business operations. Management believes that a PC-based client/server data processing platform provides users with direct access to information on a more efficient basis than a mainframe system. A WAN links all voice and data communications in the Company's principal locations of Kentucky, Ohio, New York and, following the SBM acquisition, Minnesota. With proper security clearances, employees may access data bases on file servers at any location. In addition, the Company has expanded automated interfaces between systems to help minimize the potential for error from manual intervention, reduce costs and strengthen internal controls. Some of these servers are owned and operated directly by the Company. Other servers and some mainframe systems are operated by external entities with whom the Company contracts to perform certain investment and administrative related functions. In 1997, the Company's main processing center in Worthington, Ohio is being moved to and consolidated with the corporate headquarters in Louisville in order to improve the effectiveness of service delivery. The Company is planning to outsource certain systems or administrative functions in which the Company does not possess critical mass at this time.

    In addition to expanding its WAN during 1996, the Company completed a restructuring of its organizational and work flow management processes with the objective of creating additional operating efficiencies. The Company has implemented an image management and automated workflow management system in order to significantly reduce the amount of paper and manual work that is required to process transactions and to perform customer service. Software development efforts and systems migration projects are intended to eliminate computer processing redundancies in some lines of business and enhance the Company's capability to bring increasingly complex and competitive products and services to market. Producer customer service capabilities have expanded with the Company's introduction in 1996 of an automated voice response system for a majority of its retail customers. These customers now have twenty-four hour access to account and unit values of their annuities. This alternative supplements producers and customers speaking directly with the Company's representatives or sending service requests through traditional mail services or the Internet.

    A significantly expanded Producer Services unit is dedicated to supporting producers and promoting Company products and services to them. Through "one-stop shopping," producers have direct telecommunications access to these representatives. These representatives have immediate system response capabilities for virtually any service request through the Company's PC-based client/server system. Service requests can also be turned into sales opportunities by keeping producers informed on new product features or current rate and performance information.

    Technology also allows the Company's producers and customers to be more closely linked to the Company. The Company has developed and is in the process of implementing technology which will expand its existing on-line Internet services and provide new services to its producers and customers. For example, through either the Internet or direct high speed phone lines, the Company can equip bank representatives with the ability to offer the issuance of annuities instantaneously in their branch offices. In addition, the Company's producers and customers will have similar access to certain service features and inquiry functions such as daily account values, investment transfers, policy forms and sales literature.

    The Company's Producer Services unit, through direct customer contact, has also achieved measurable success with the retention of business. As a result of a program implemented in 1994 to improve persistency, the Company was able to retain $21.0 million and $42.0 million in annuity business during 1996 and 1995, respectively, from customers who had initiated requests to surrender their policies. These customers were provided with additional choices and incentives to keep their deposits with the Company. This same unit proactively communicates with annuity customers to advise them of the insurance subsidiaries' financial strength and recent activities.

    The Company maintains current plans to recover its systems and operations promptly in the event of a disaster. For critical WAN applications, redundant servers with backed-up data are in place in New York City and Louisville, Kentucky, the Company's primary operating sites. Key functions are intended to be available within a matter of a few hours. The Company intends to develop revised disaster recovery plans with the anticipated move of operations to Louisville to provide a similar level of recovery. For recovery of computer systems accessed through external parties, these vendors provide their own disaster recovery plans. Offsite storage of magnetic media ensures that data processing systems and the imaging system can be restored in the event of a disaster.

COMPETITION

    The financial services industry is highly competitive, and each of the Company's subsidiaries competes with companies that are significantly larger and have greater access to financial and other resources.

    The life insurance industry comprises approximately 1,800 companies in the United States and is highly competitive, with no one company dominating any of the principal markets in which the Company's insurance subsidiaries operate. Many insurance companies and insurance holding companies have substantially greater capital and surplus, larger and more diversified portfolios of life insurance policies and annuities, higher ratings and greater access to distribution channels than the Company's insurance subsidiaries. Competition is based upon many factors, such as the form and content of annuity policies, premiums charged, investment return, customer service, access to distribution channels, financial strength and ratings of the company, experience and reputation. The Company's insurance subsidiaries also encounter increasing competition from banks, securities brokerage firms, mutual funds and other financial intermediaries marketing insurance products, annuities and other forms of savings and pension products.

    On January 18, 1995, the United States Supreme Court held in NationsBank of North Carolina v. Variable Annuity Life Insurance Company that annuities are not insurance for purposes of the National Bank Act. In addition, the Supreme Court also held on March 26, 1996 in Barnett Bank of Marion County v. Nelson that state laws prohibiting national banks from selling insurance in small town locations are preempted by federal law. The Office of the Comptroller of the Currency also adopted a ruling in November 1996 that permits national banks, under certain circumstances, to expand into other financial services, thereby increasing potential competition for the Company. At present, the extent to which banks can sell insurance and annuities without regulation by state insurance departments is being litigated in various courts in the United States. Although the effect of these recent developments on the Company and its competitors is uncertain, the Company may encounter increased competition from banks in the future. The Company believes that the fact that it is not hampered with a large captive sales force like many insurance companies is an advantage in enabling the Company to create strategic alliances with banks and other financial institutions.

    The principal competitive factors in the sale of annuity products are product features, perceived stability of the insurer, customer service, name recognition, crediting rates, and commissions. The Company's insurance subsidiaries compete in their markets with numerous major national life insurance companies. Management believes that its ability to compete with other insurance companies is dependent upon its ability to develop competitive products with unique features and services that focus on the needs of targeted market segments and to build market share.

REGULATION

    The Company's business activities are subject to extensive regulation. Set forth below is a summary discussion of the principal regulatory requirements applicable to the Company.

    INSURANCE REGULATION

    The Company's insurance subsidiaries are subject to regulation and supervision by the states in which they are organized and in the other jurisdictions where they are authorized to transact business. State insurance laws establish supervisory agencies with broad administrative and supervisory powers including granting and revoking licenses to transact business, regulation of marketing and other trade practices, operating guaranty associations, licensing agents, approving policy forms, regulating certain premium rates, regulating insurance holding company systems, establishing reserve requirements, prescribing the form and content of required financial statements and reports, performing financial and other examinations, determining the reasonableness and adequacy of statutory capital and surplus, regulating the type and amount of investments permitted, limiting the amount of dividends that can be paid without first obtaining regulatory approval, and other related matters. The primary purpose of such supervision and regulation under the insurance statutes of Ohio and New York, as well as other jurisdictions, is the protection of policyholders rather than investors or shareholders of an insurer. State insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to the financial condition of insurance companies.

    In recent years, the insurance regulatory framework has been placed under increased scrutiny by various states, the federal government and the NAIC. Various states have considered or enacted legislation that changes, and in many cases increases, the states' authority to regulate insurance companies. Over the past few years, the NAIC has approved and recommended to the states for adoption and implementation several regulatory initiatives designed to reduce the risk of insurance company insolvencies. These initiatives include new investment reserve requirements, risk-based capital standards and restrictions on an insurance company's ability to pay dividends to its stockholders. Specifically, the NAIC "Codification of Statutory Accounting Principles" project may revamp the current statutory accounting practices for the Company's insurance subsidiaries. Certain proposals under consideration may have a negative impact on the statutory surplus of the Company's insurance subsidiaries and thus their ability to pay dividends to the

Company. Issue papers have been released for industry review and a first draft of the accounting practices manual is expected to be issued by the NAIC in 1997. This project will not undermine the states' authority to make a final determination on acceptable and appropriate accounting practices as the NAIC proposals are subject to implementation only upon legislative enactment by the applicable state legislature. The Company is monitoring developments in the regulatory area and assessing the potential effects any changes would have on the Company.

    Although the federal government currently does not directly regulate the business of insurance generally, federal initiatives can significantly affect the insurance business. Legislation has been introduced from time to time in Congress that could result in the federal government assuming a role in the regulation of insurance companies. Congress and certain federal agencies are investigating the current condition of the insurance industry in the United States in order to decide whether some form of federal regulation of insurance companies would be appropriate. It is not possible to predict the outcome of any such congressional activity, which could result in the federal government assuming some role in the regulation of the insurance industry, or the potential effects thereof on the Company.

    INSURANCE HOLDING COMPANY REGULATION. The Company and its affiliates are subject to regulation under the insurance holding company statutes of Ohio, the domiciliary state of Integrity, and of New York, the domiciliary state of National Integrity, and under the insurance statutes of other states in which the Integrity Companies are licensed to transact the business of insurance. Most states have enacted legislation which regulates insurance holding company systems, including acquisitions, extraordinary dividends, the terms of affiliate transactions and other related matters. The Integrity Companies are required to file certain reports in Ohio, New York and certain other states, including information concerning their capital structure, ownership, financial condition and general business operations. The Ohio and New York insurance laws also require prior notice or approval of changes in control of an insurer or its holding companies and of material intercorporate transfers of assets and material agreements between an insurer and affiliates within the holding company structure. Under the Ohio and New York insurance laws, any person, corporation or other entity which seeks to acquire, directly or indirectly, 10% or more of the voting securities of an Ohio or New York insurance company or any of its parent companies is presumed to acquire "control" of such insurance company and must obtain the prior approval of the Ohio Insurance Director and New York Insurance Superintendent, respectively. Prior to acquiring such control, the proposed acquirer must either file an application containing certain information including, but not limited to, the identity and background of the acquirer and its affiliates and the source and amount of funds to be used to effect the acquisition, or obtain an exemption from the approval requirement.

    In the event of a default on the Company's debt or the insolvency, liquidation or other reorganization of the Company, the creditors and stockholders of the Company will have no right to proceed against the assets of Integrity or National Integrity or to cause their liquidation under federal or state bankruptcy laws. Insurance companies are not subject to such bankruptcy laws but are, instead, governed by state insurance laws relating to liquidation or rehabilitation due to insolvency or impaired financial condition. Therefore, if Integrity or National Integrity were to be liquidated or be the subject of rehabilitation proceedings, such liquidation or rehabilitation proceedings would be conducted by the Ohio Insurance Director and the New York Insurance Superintendent, respectively, as the receiver with respect to all of Integrity's or National Integrity's assets and business. Under the Ohio and New York insurance laws, all creditors of Integrity or National Integrity, including policyholders, would be entitled to payment in full from such assets before the Company or Integrity Holdings, Inc., as indirect or direct stockholders, would be entitled to receive any distribution therefrom.

    DIVIDEND RESTRICTIONS. The Company's ability to declare and pay dividends will be affected by Ohio and New York insurance laws regulating the ability of National Integrity to pay dividends to Integrity and the ability of Integrity to pay dividends to the Company.

    Under Ohio insurance law, an Ohio domestic life insurance company may not make, without the prior approval of the Ohio Insurance Director, dividend payments in excess of the greater of (i) 10% of such insurance company's statutory capital and surplus as of the preceding December 31 and, (ii) such insurance company's statutory net income for the preceding year. Under New York insurance law, National Integrity may pay dividends to Integrity only out of its earnings and surplus and may not distribute any dividends without at least 30 days' prior written notice to the New York Insurance Superintendent, who may disapprove a proposed dividend upon a determination that National Integrity's financial condition does not warrant such distribution. Because National Integrity is a subsidiary of Integrity, dividend payments made by National Integrity to Integrity must be made in compliance with New York standards, and the ability of Integrity to pass those dividends on to the Company is subject to compliance with Ohio standards.

    The maximum dividend payments that Integrity could have made to the Company during 1996 were $17.6 million; dividends in the amount of $16.0 million were paid during 1996. For 1997, the maximum dividend payments that may be paid by Integrity to the Company without prior regulatory approval are $26.0 million, of which $7.0 million was paid in the first quarter.

    MANDATORY INVESTMENT RESERVE. Under NAIC rules, life insurance companies must maintain an asset valuation reserve ("AVR"), supplemented by an interest maintenance reserve ("IMR"). These reserves are recorded for purposes of statutory accounting practices; they are not recorded under the provisions of GAAP and therefore have no impact on the Company's reported results of operations or financial position. These reserves affect the determination of statutory surplus, and changes in such reserves may impact the ability of the Integrity Companies to pay dividends or other distributions to the Company. The extent of the impact of the AVR will depend upon the future composition of the investment portfolio of the Integrity Companies. The extent of the impact of the IMR will depend upon the extent of the gains and losses of the Integrity Companies' investment portfolio and the related amortization thereof. Based on the current investment portfolio of the Company's insurance subsidiaries, the Company does not anticipate that expected provisions for the AVR and IMR will materially adversely affect the ability of the Integrity Companies to pay dividends or other distributions to the Company.

    RISK-BASED CAPITAL REQUIREMENTS. The NAIC Risk-Based Capital ("RBC") requirements evaluate the adequacy of a life insurance company's adjusted statutory capital and surplus in relation to investment, insurance and other business risks. The RBC formula is used by the states as an early warning tool to identify potential weakly capitalized companies for the purpose of initiating regulatory action and is not designed to be a basis for ranking the financial strength of insurance companies. In addition, the formula defines a minimum capital standard which supplements the previous system of low fixed minimum capital and surplus requirements. The RBC requirements provide for four different levels of regulatory attention depending on the ratio of a company's adjusted capital and surplus to its RBC.

    The consolidated statutory-basis capital and surplus of the Company's life insurance subsidiaries totaled $163.8 million and $146.0 million at December 31, 1996 and 1995, respectively, and were substantially in excess of the minimum level of RBC that would require regulatory action. In addition, the consolidated statutory-basis AVRs of the Company's insurance subsidiaries totaled $15.6 million and $14.4 million at December 31, 1996 and 1995, respectively (excluding voluntary reserves of $12.5 million and $5.0 million at December 31, 1996 and 1995, respectively). AVRs are generally added to statutory capital and surplus for purposes of assessing capital adequacy against various measures used by rating agencies and regulators.

    GUARANTY FUND ASSESSMENTS. Under the insurance guaranty fund laws existing in each state, insurers licensed to do business in the state can be assessed for certain obligations of insolvent insurance companies to policyholders and claimants. In connection with the acquisition by the Company of the Integrity Companies from National Mutual, National Mutual agreed to indemnify the Company for guaranty fund assessments levied in respect of companies declared insolvent or subject to conservatorship prior to

November 26, 1993. The amounts actually assessed to and paid by the Company's insurance subsidiaries for the years ended December 31, 1996, 1995 and 1994 were approximately $1.5 million, $1.1 million and $.7 million, respectively. Of such amounts, approximately $.5 million, $.4 million and $.7 million, respectively, were reimbursed by National Mutual under its indemnity obligation to the Company. Because such assessments are typically not made for several years after an insurer fails and depend upon the final outcome of liquidation or rehabilitation proceedings, the Company cannot accurately determine the precise amount or timing of its exposure to known insurance company insolvencies at this time. During 1996, 1995 and 1994, the Company recorded provisions for future state guaranty fund association assessments of $1.6 million, $.3 million and $.4 million, respectively. At December 31, 1996, the Company's reserve for such assessments was $6.6 million. No assurance can be given that the Company's reserve for assessments or such indemnity will be adequate in the event of any loss suffered by the Company in respect of any assessment made under state insurance guaranty fund laws. The reserve does not include any provision for future assessments related to unknown failures or to known failures for which no estimate of the Company's exposure currently can be made. The Company estimates its reserve for assessments using information provided by the NOLHGA. The insolvency of large life insurance companies in future years could result in additional material assessments to the Company by state guaranty funds that could have a material adverse impact on the Company's future earnings and liquidity.

    TRIENNIAL EXAMINATIONS. The Ohio and New York insurance departments usually conduct an examination of Integrity and National Integrity, respectively, every three years, and may do so at such other times as are deemed advisable by the Ohio Insurance Director and New York Insurance Superintendent. The report with respect to the most recent triennial examination of Integrity issued in 1997 covered the periods 1993 through 1995 and contained no material adverse findings. The report with respect to the most recent triennial examination of National Integrity issued in 1997 covered the periods 1993 through 1995 and also contained no material adverse findings.

    INSURANCE REGULATORY INFORMATION SYSTEM. The NAIC has developed a set of financial relationships or "tests" called the Insurance Regulatory Information System ("IRIS") that were designed for early identification of companies that may require special attention by insurance regulatory authorities. These tests were developed primarily to assist state insurance departments in executing their statutory mandate to oversee the financial condition of insurance companies. Insurance companies submit data on an annual basis to the NAIC, which in turn analyzes the data using ratios covering twelve categories of financial data with defined "usual ranges" for each category.

    Falling outside the usual range of IRIS ratios is not considered a failing result; rather, unusual values are viewed as a part of the regulatory early warning monitoring system. Furthermore, in some years, it may not be unusual for financially sound companies to have several ratios with results outside the usual ranges. An insurance company may fall outside of the usual range for one or more ratios because of specific transactions that are in themselves immaterial or eliminated at the consolidated level. Generally, an insurance company will become subject to increased regulatory scrutiny if it falls outside the usual ranges of four or more of the ratios. In normal years, 15% of the companies included in the IRIS system are expected by the NAIC to be outside the usual range on four or more ratios.

    In 1996, four IRIS ratios for Integrity and two IRIS ratios for National Integrity fell outside the usual range due to normal business operations which included the sale of a substantial volume of GICs. For Integrity, the adequacy of investment income ratio was 125%, as compared to a usual range of between 900% and 125%. This ratio was below the usual range due to the substantial growth of Integrity's GIC deposit liabilities from $25.4 million at December 31, 1995 to $891.9 million at December 31, 1996. Investments supporting GIC deposits generated investment income of $28.6 million during 1996 while interest credited on GIC deposits was $25.1 million, representing an adequacy of investment income ratio of 114%. Excluding the GIC line of business, the ratio was 128%, which falls within the usual range. The Company considers the 114% adequacy of investment income ratio for GIC business to be reasonable due to the shorter duration of this product and of the investments supporting it. In addition, the ratio excludes amortization of the interest maintenance reserve. If 1996 amortization of $3.1 million were included in the calculation, the ratio would have been 128%. Integrity's change in premium ratio was 215%, as compared to the usual range of between +50% and -10%. This ratio was above the usual range due to an increase in GIC premiums from $25.0 million in 1995 to $507.9 million in 1996 attributable to the assumption of $507.9 million in GIC premiums through a 50% coinsurance reinsurance agreement that commenced April 1, 1996. Excluding GIC premiums, the ratio would be 10%. The core of Integrity's business is developing and managing spread-based investment products, which include GICs. Integrity intends to acquire additional GIC deposits through reinsurance and through direct sales. Integrity's change in product mix ratio was 12.4%, as compared to the usual range of 5% or less. This ratio was above the usual range due also to the increase in GIC premiums. Excluding GIC premiums, the ratio would be .8%. Finally, Integrity's change in reserving ratio was 342% as compared to the usual range of between +20% and -20%. This ratio measures the difference in reserves as a percentage of premiums from one year to the next for business classified as life insurance for statutory accounting and reporting purposes. This ratio is not meaningful as it applies to Integrity because Integrity primarily writes fixed, indexed and variable annuity products rather than life insurance, and due to its mix of life insurance reserves and premiums. Over 95% of Integrity's life insurance reserves are a closed block of SPE contracts which have reserve changes from year to year, but generate no premiums. Integrity's life insurance premiums ($1.1 million in 1996) are primarily generated from variable life business which is assumed through a modified coinsurance reinsurance treaty. This treaty generates premium flow but no reserve adjustments. Thus for Integrity, the ratio, in essence, compares SPE reserve changes to variable life premiums.

    For National Integrity, the change in product mix ratio was 5.2%, as compared to the usual range of 5% or less. This ratio was slightly above the usual range due to the increase in sales of GICs during 1996. National Integrity's change in reserving ratio was 999% as compared to the usual range of between +20% and -20%. This ratio is not meaningful as it applies to National Integrity because National Integrity primarily writes fixed and variable annuity products rather than life insurance, and due to its mix of life insurance reserves and premiums.

    OTHER REGULATION

    The Company's non-insurance activities are also subject to extensive regulation. ARM Capital Advisors is registered with the SEC as an investment adviser under the Advisers Act and is subject to regulation and examination under ERISA by the U.S. Department of Labor and under the Advisers Act by the SEC. In addition, variable annuities and the related separate accounts of the Company's insurance subsidiaries are subject to regulation by the SEC under the Securities Act and the Investment Company Act.

    The Company's broker-dealer subsidiary, ARM Securities, is registered with the SEC under the Exchange Act and is subject to regulation by the SEC. ARM Securities is also subject to regulation, supervision and examination by the states in which it transacts business, as well as by the NASD. The NASD has broad administrative and supervisory powers relative to all aspects of ARM Securities' business and may examine its business and accounts at any time.

    SBM Certificate Company is subject to regulation and supervision by federal and state regulators. The Investment Company Act and rules issued by the SEC thereunder specify certain terms applicable to face-amount certificates, the method for calculating reserve liabilities on outstanding certificates, the minimum amounts and types of investments to be deposited with a qualified custodian to support such reserve liabilities, and a variety of other restrictions on the operation and governance of a face-amount certificate company. Pursuant to statutory authority, the Minnesota Department of Commerce (the "MDC") exercises supervisory powers over SBM Certificate Company's face-amount certificate business similar to those exercised by the SEC under the Investment Company Act. In addition, the MDC conducts annual examinations of SBM Certificate Company. The offer and sale of its face-amount certificates also are subject to federal and state securities laws.

    ARM Transfer Agency was established to provide transfer agent services to the Company as needed. ARM Transfer Agency, a wholly owned subsidiary of the Company, is registered with the SEC and is subject to examination by the SEC.

    The securities laws and regulations referred to above generally grant supervisory agencies and bodies broad administrative powers, including the power to fine, limit or restrict a firm from conducting its business in the event that it fails to comply with such laws and regulations. In addition to maintaining registrations, the regulatory requirements include reporting, maintaining books and records in prescribed forms, maintaining certain mandatory custodial arrangements, approving employees, representatives and, in some cases, owners, and other compliance procedures. Possible sanctions that may be imposed in the event of noncompliance include, without limitation, the suspension of individual employees, limitations on the firm's engaging in business for specified periods of time, revocation of the firm's registration as an investment advisor or broker-dealer, censures and fines. The regulators make periodic examinations and review annual, monthly and other reports on the operations of the Company or its subsidiaries. Changes in these laws or regulations could have a material adverse impact on the profitability and mode of operations of the Company.

    The Company's and ARM Capital Advisors' investment management agreements expressly provide that they may not be assigned by a party without the prior written consent of the other party. Under the Advisers Act and the Investment Company Act, an investment management agreement of any firm is deemed to have been assigned when there is a "change in control" of the firm, either directly or indirectly, as through a transfer of a "controlling block" of the firm's voting securities or, under certain circumstances, upon the transfer of a "controlling block" of the voting securities of its parent corporation. The Investment Company Act presumes that any person holding more than 25% of the voting stock of any person "controls" such person, and provides that investment advisory contracts with registered investment companies terminate automatically upon their assignment. If such a change in control were to occur, all investment management agreements between the firm and its clients would terminate, unless the clients consent to the continuation of the agreements. Under the Investment Company Act, substantially similar change of control principles apply with respect to investment management agreements with mutual funds and mandate stockholder approval for deemed assignments of investment management agreements. Following completion of the Offering, significant purchases or sales of Common Stock by the Company or any stockholder, including the Morgan Stanley Stockholders, among other things, may raise issues relating to a deemed assignment of the Company's investment management agreements under such statutes.

    EXAMINATIONS. The SEC conducts routine examinations of the Company's registered investment adviser operations to ensure compliance with the requirements prescribed by the Advisers Act. Similarly, the NASD regulates the activities of the Company's broker-dealer operations and conducts routine examinations thereof. On June 2, 1997, the Company received notification from the SEC that, pursuant to an ongoing examination program, it would examine certain variable annuity separate accounts at National Integrity.

EMPLOYEES

    At March 31, 1997, the Company and its subsidiaries had approximately 300 employees, none of whom was represented by a labor union. The Company believes that its relations with its employees are good.

PROPERTIES

    The Company leases approximately 31,000 square feet of office space in Louisville, Kentucky under a lease agreement (the "Lease") which expires on September 1, 2006, and which is subject to two five-year renewal options. This office space accommodates the executive, marketing, product development, actuarial, accounting, corporate finance and legal functions of the Company. Effective March 1, 1997 the

Lease was amended to add an additional 31,000 square feet of space to accommodate the relocation of the Company's main processing center, including information systems, licensing, customer service and policy issuance activities, which is currently housed in the Columbus, Ohio vicinity. The Company has a standby letter of credit in the amount of approximately $1.1 million with one of its lending institutions to secure the Company's obligations under the Lease, which letter of credit will be increased to $1.7 million in conjunction with the amendment.

    In addition to its headquarters, the Company and its subsidiaries lease approximately 62,000 square feet of office space in the Columbus, Ohio vicinity and approximately 7,500 square feet of office space in New York, New York. The Columbus office space houses the Company's main processing center which is being relocated and consolidated with the corporate headquarters in Louisville as mentioned above. Upon completion of the relocation, the Company plans to sublease substantially all of the office space in Columbus except for certain office space which the Company will retain to support its Louisville operations. The operations of the Company's asset management subsidiary, ARM Capital Advisors, and New York insurance subsidiary, National Integrity, are conducted from the New York facility. Following completion of the pending sale of ARM Capital Advisors, it is anticipated that ARM Capital Advisors will assume the obligations under the New York office lease and that the Company will reimburse ARM Capital Advisors for the portion of space used by National Integrity. Additional office space owned in New Ulm, Minnesota supports the distribution operations of SBM Certificate Company.

LEGAL PROCEEDINGS

    As a consequence of the acquisition of SBM Life and SBM Life's merger with and into Integrity, Integrity became a party to a marketing agreement with Multico Marketing Corporation ("Multico"). In reliance upon the marketing agreement, Integrity eliminated commissions to Multico on new product sales on a prospective basis effective July 1, 1995. Multico filed a lawsuit in the United States District Court for the Western District of Kentucky against Integrity on February 23, 1996, alleging breach of contract and breach of the covenant of good faith and fair dealing, and seeking a trial by jury and compensatory and punitive damages of approximately $61 million. Integrity filed a counterclaim against Multico seeking a declaration that Integrity's actions in revising commissions did not constitute a breach of contract, and the recovery of commissions, fees, trailers, overwrites and bonuses paid to Multico in the amount of approximately $9.3 million. Discovery is proceeding between the parties. On May 23, 1996, Integrity filed a motion for summary judgment in the litigation; this motion was denied by the court on March 10, 1997. It is anticipated that the parties will proceed with further discovery. Company management believes that the ultimate resolution of this litigation will not result in any material adverse impact to the financial position of the Company.

    Except as described above, the Company is currently involved in no material legal or administrative proceedings that could result in a material adverse impact on the financial position of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company, their ages, and positions with the Company as of May 31, 1997 are set forth below. There are no family relationships among any directors or executive officers of the Company.

NAME                                   AGE                             TITLE
---------------------------------      ---      ----------------------------------------------------
John Franco......................          55   Co-Chairman of the Board and Co-Chief Executive
                                                Officer
Martin H. Ruby...................          47   Co-Chairman of the Board and Co-Chief Executive
                                                Officer
John R. Lindholm.................          48   President--Retail Business Division
Dennis L. Carr...................          47   Executive Vice President and Chief Actuary
David E. Ferguson................          49   Executive Vice President and Chief Technology
                                                Officer
Daniel R. Gattis.................          54   Executive Vice President--Institutional Business
                                                Group
John R. McGeeney.................          40   Executive Vice President--Retail Business Division
Robert H. Scott..................          50   Executive Vice President, General Counsel and
                                                Secretary
Edward L. Zeman..................          42   Executive Vice President and Chief Financial Officer
Patricia L. Winter...............          38   Senior Vice President--Mergers/Acquisitions and
                                                Investment Assurance
Peter S. Resnik..................          36   Treasurer
Barry G. Ward....................          35   Controller
James S. Cole....................          60   Director
Warren M. Foss...................          50   Director
Dudley J. Godfrey, Jr............          71   Director
Edward D. Powers.................          65   Director
Colin F. Raymond.................          26   Director
Frank V. Sica....................          46   Director
Irwin T. Vanderhoof..............          69   Director

    JOHN FRANCO has served as Co-Chairman of the Board and Co-Chief Executive Officer of the Company since July 1993. From January 1993 until November 1993, Mr. Franco served as Co-Chief Executive Officer of Oldarm L.P. and was Co-Chief Executive Officer of its predecessor from March 1992 until December 1992. From November 1989 to November 1991, Mr. Franco was the Chief Executive Officer and a director of ICH Corporation. From 1979 to 1989, Mr. Franco was employed by Capital Holding Corporation (now known as Providian Corporation) in various positions, including Vice Chairman of the Board and President, Accumulation and Investment Group (September 1987 to October 1989), President, Agency Group (April 1984 to September 1987), and Executive Vice President and Chief Financial Officer (September 1979 to April 1984).

    MARTIN H. RUBY has served as Co-Chairman of the Board and Co-Chief Executive Officer of the Company since July 1993. From its inception in March 1992 until November 1993, Mr. Ruby served as Co-Chief Executive Officer of Oldarm L.P. From May 1990 to January 1992, Mr. Ruby was President and Managing Director of the ICH Capital Management Group, ICH Corporation, and the President of Constitution Life Insurance Company, the accumulation product subsidiary of ICH Corporation. From 1986 to 1989, Mr. Ruby was the Chief Executive Officer and Managing Director of Capital Initiatives

Corporation, a subsidiary of Providian Corporation. From 1980 to 1986, Mr. Ruby held various other positions with Providian Corporation.

    JOHN R. LINDHOLM has served as President--Retail Business Division of the Company since January 1997. He had been Executive Vice President and Chief Marketing Officer of the Company since July 1993. Until November 1993, he served as the Chief Marketing Officer of Oldarm L.P., a position he held since its inception in March 1992. From June 1990 to February 1992, Mr. Lindholm was the Chief Marketing Officer and a Managing Director of the ICH Capital Management Group, ICH Corporation. From 1980 to 1990, Mr. Lindholm was employed by Providian Corporation, first as Vice President--Compensation and Benefits and then as Chief Marketing Officer and Managing Director of its Accumulation and Investment Group. Mr. Lindholm is also Chairman of the Board of The Legends Fund, Inc.

    DENNIS L. CARR has served as Executive Vice President and Chief Actuary of the Company since June 1996. He had been Executive Vice President and Chief Product Development Officer of the Company since September 1993, and was appointed Actuary in June 1995. Prior to joining the Company in September 1993, he was Director of Product Development for the Accumulation and Investment Group of Providian Corporation. From July 1983 to July 1988, Mr. Carr was a consulting actuary for Tillinghast-- Towers Perrin, being named a principal of that firm in 1987.

    DAVID E. FERGUSON has served as Executive Vice President and Chief Technology Officer of the Company since January 1997. He had been Executive Vice President and Chief Administrative Officer of the Company since July 1993. He also served as Chief Technology Officer of Oldarm L.P. from January 1993 until November 1993, and was Chief Technology Officer of Franco Associates, Ltd. from its inception in March 1992 to its merger with Oldarm L.P. in December 1992. From 1990 to March 1992, Mr. Ferguson was employed as the President and Chief Executive Officer of the James Graham Brown Foundation, Inc., a private philanthropic association in Louisville, Kentucky. From 1984 to 1990, Mr. Ferguson was a partner at Ernst & Young LLP (or its predecessor Arthur Young) and National Director of their Insurance Industry Consulting groups.

    DANIEL R. GATTIS has served as Executive Vice President--Institutional Business Group of the Company since January 1997. He had been a Senior Marketing Officer of the Company since January 1996. From May 1991 to October 1995, Mr. Gattis was President of The Chalke Consulting Group. Prior to that time, he was a Senior Vice President with SEI Corporation from May 1988 to May 1991. From December 1983 to May 1988, Mr. Gattis was a partner of KPMG Peat Marwick, and served as National Consulting Partner for the firm's Insurance Industry Practice.

    JOHN R. MCGEENEY has served as Executive Vice President--Retail Business Division of the Company since January 1997. He had been Co-General Counsel of the Company since January 1994, was Assistant General Counsel of the Company from October 1993 to December 1993 and served as Secretary from December 1993 to December 1995. From February 1988 to October 1993, Mr. McGeeney served as Assistant General Counsel for the Accumulation and Investment Group of Providian Corporation. He had also been an associate with the law firm of Middleton & Reutlinger. Mr. McGeeney is Chairman of the Board of SBM Certificate Company.

    ROBERT H. SCOTT has served as Executive Vice President and General Counsel of the Company since January 1997, and was appointed Secretary of the Company in December 1995. He had been Co-General Counsel of the Company since January 1994, and was Assistant General Counsel of the Company from July 1993 to December 1993. From June 1993 until November 1993, he served as Assistant General Counsel of Oldarm L.P. Mr. Scott also served as Deputy General Counsel for ICH Corporation from June 1990 to March 1993. Prior to that time, he was employed by Providian Corporation from November 1976 to May 1990 in various tax positions, the last of which was Second Vice President--Tax.

    EDWARD L. ZEMAN has been Executive Vice President and Chief Financial Officer of the Company since September 1995. Prior to joining the Company, Mr. Zeman served in various positions with SBM Company from June 1990 to June 1995, the last of which was Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer. He also served in various positions with Deloitte & Touche LLP, a certified public accounting firm, from 1977 through 1990, the last of which was Senior Manager. Mr. Zeman currently serves on the Board of Directors of Dotronix, Inc.

    PATRICIA L. WINTER was named Senior Vice President--Mergers/Acquisitions and Investment Assurance in March 1997. She had served in other various positions within the Company since April 1992, the last of which was Asset/Liability Officer. Prior to that time, Ms. Winter had been a Director--Accumulation Product Development of the ICH Capital Management Group, ICH Corporation from August 1990 to March 1992.

    PETER S. RESNIK has been the Treasurer of the Company since December 1993. From December 1992 to November 1993, he served in various financial and operational positions for Oldarm L.P. From June 1986 through July 1992, he served as Assistant Vice President of Commonwealth Life Insurance Company, a subsidiary of Providian Corporation in various management positions, the last of which was Director of Planning and Budgets in the Agency Group Division.

    BARRY G. WARD has served as Controller of the Company since April 1996. From October 1993 to April 1996, Mr. Ward served as financial officer directly responsible for the Company's financial reporting function. From January 1989 to October 1993, Mr. Ward served in various positions within Ernst & Young LLP's Insurance Industry Accounting and Auditing Practice, the last of which was Manager.

    JAMES S. COLE has been a Director of the Company since February 1994. He has also served as Director of Finance of MS & Co.'s Merchant Banking Division since 1988. From 1980 to 1988, he served as Controller for North American Philips. Prior to that time, Mr. Cole was Chief Financial Officer for GE Plastics from 1976 to 1980. He served in various positions from 1959 to 1976 within the financial function of General Electric Company.

    WARREN M. FOSS has been a Director of the Company since June 1996. He has been a Senior Managing Director of Bear, Stearns & Co. Inc. since September 1996. Mr. Foss had been self-employed as a financial consultant, handling various assignments for corporate clients from April 1996 to August 1996. From January 1993 until March 1996, Mr. Foss served as a Managing Director and Principal of Donaldson, Lufkin & Jenrette Securities Corp. Prior to January 1993, Mr. Foss was a founding partner of Scully Brothers & Foss, an investment banking firm founded in February 1988.

    DUDLEY J. GODFREY, JR. has been a Director of the Company since February 1994. He has been a senior shareholder in the law firm of Godfrey & Kahn, S.C., Milwaukee, Wisconsin, since 1957. Mr. Godfrey serves on the Board of Directors of Manpower, Inc., Clarcor, Inc., Fort Howard Corporation and other closely and privately held corporations.

    EDWARD D. POWERS has been a Director of the Company since September 1994. Mr. Powers currently serves as Chairman and Chief Executive Officer of Powers Holding Co. He served as Chairman and Chief Executive Officer of Burnham Service Co., Columbus, Georgia, from 1989 through 1993. Prior to 1989, he served as Chairman and Chief Executive Officer of The Mueller Co., Decatur, Illinois. Mr. Powers also serves on the Board of Directors of Red Roof Inn Inc.

    COLIN F. RAYMOND has been a Director of the Company since January 1997. He has been an Associate of MS & Co. since April 1996, and is an Associate of Morgan Stanley Capital Partners III, Inc. (the general partner of the general partner of the MSCP Funds). From January 1995 to April 1996, Mr. Raymond was an Associate with Wolfensohn & Co. Prior to that time, he had been an Associate in J.P. Morgan & Co.'s corporate finance division. Mr. Raymond also serves on the Board of Directors of Consolidated Hydro, Inc.

    FRANK V. SICA has been a Director of the Company since July 1993. He has been a Managing Director of MS & Co. since 1988 and is a Vice Chairman and a Director of Morgan Stanley Leveraged Equity Fund II, Inc. (the general partner of MSLEF II), and of Morgan Stanley Capital Partners III, Inc. (the general partner of the general partner of the MSCP Funds). Mr. Sica is also on the Board of Directors of Consolidated Hydro, Inc., CSG Systems International, Inc., Fort Howard Corporation, Kohl's Corporation, PageMart Wireless, Inc. and Sullivan Communications, Inc.

    IRWIN T. VANDERHOOF has been a Director of the Company since November 1993. Mr. Vanderhoof has been a clinical professor of Finance at the Stern School of Business at New York University since 1989. He is the principal of Actuarial Investment Consulting. Prior to 1988, Mr. Vanderhoof was the Chief Actuary and Investment Officer for the individual lines of business of The Equitable Life Assurance Company of the United States.

CLASSIFIED BOARD OF DIRECTORS

    The Certificate of Incorporation that will be in effect upon the consummation of the Offering provides that the Board of Directors will be divided into three classes of directors serving staggered three-year terms. The classes of directors will be as nearly equal in number as possible. The term of the initial Class I directors, consisting of Messrs. Cole, Franco and Godfrey, will terminate on the date of the 1998 annual meeting of stockholders; the term of the initial Class II directors, consisting of Messrs. Powers, Raymond and Ruby, will terminate on the date of the 1999 annual meeting of stockholders; and the term of the initial Class III directors, consisting of Messrs. Foss, Sica and Vanderhoof, will terminate on the date of the 2000 annual meeting of stockholders. Beginning in 1998, at each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. Accordingly, approximately one-third of the Company's Board of Directors will be elected each year. See "Description of Capital Stock -- Restated Certificate of Incorporation and By-laws -- Classified Board of Directors and Related Provisions."

COMMITTEES OF THE BOARD

    AUDIT COMMITTEE. The Company's Board of Directors has established an Audit Committee comprised of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as committee members. The Audit Committee's primary responsibilities include: engaging independent accountants; appointing the chief internal auditor; approving independent audit fees; reviewing quarterly and annual financial statements, audit results and reports, including management comments and recommendations thereto; reviewing the Company's system of controls and policies, including those covering conflicts of interest and business ethics; evaluating reports of actual or threatened litigation; considering significant changes in accounting practices; and examining improprieties or suspected improprieties, with the authority to retain outside counsel or experts. Messrs. Raymond, Foss, Godfrey, Powers and Vanderhoof are members of the Audit Committee.

    COMPENSATION COMMITTEE. The Board of Directors has established a Compensation Committee, the members of which are directors who are not employees of the Company. The Compensation Committee's responsibilities are to make determinations with respect to salaries and bonuses payable to the Company's executive officers and to administer the Option Plan (defined below) and the 1997 Equity Plan (defined below), except that it is currently anticipated that the Board of Directors will approve grants of awards under the 1997 Equity Plan to those officers who are subject to Section 16 of the Exchange Act. Messrs. Powers and Sica, an employee of MS & Co., are the members of the Compensation Committee.

COMPENSATION OF DIRECTORS

    The Company's four independent directors, Messrs. Vanderhoof, Powers, Godfrey and Foss, are compensated annually in the amount of $10,000 plus $1,000 per Board meeting attended and their expenses of each attendance. Messrs. Vanderhoof, Powers, Godfrey and Foss are also directors of National Integrity, and each receive $20,000 annually plus $1,000 per Board meeting attended and the expenses of attendance (unless such Board meeting is held concurrently with a Board meeting of the Company, in which case these directors receive a total of $1,000 and the expenses of attendance at the concurrent meetings). In addition, Messrs. Vanderhoof, Powers, Godfrey and Foss serve on the Audit Committee for both the Company and National Integrity and receive $1,000 per committee meeting attended if held separately from the respective Board meetings.

EXECUTIVE COMPENSATION

    The following table sets forth compensation information for the Co-Chief Executive Officers of the Company and the four other most highly compensated executive officers (the "Named Executive Officers") during the years ended December 31, 1996, 1995 and 1994:

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                                                        -------------
                                                                                         SECURITIES
                                                            ANNUAL COMPENSATION          UNDERLYING
                                                     ---------------------------------     OPTIONS         ALL OTHER
NAME AND PRINCIPAL POSITION                            YEAR      SALARY(1)     BONUS     GRANTED(2)     COMPENSATION(3)
---------------------------------------------------  ---------  -----------  ---------  -------------  -----------------
John Franco........................................       1996   $ 400,000   $ 314,000       49,420        $  20,000
Co-Chief Executive Officer and                            1995   $ 375,000   $ 224,300      218,154        $   7,500
  Co-Chairman of the Board                                1994   $ 375,000   $ 246,000           --        $   7,500

Martin H. Ruby.....................................       1996   $ 400,000   $ 314,000       49,420        $  20,000
Co-Chief Executive Officer and                            1995   $ 375,000   $ 224,300      218,154        $   7,500
  Co-Chairman of the Board                                1994   $ 375,000   $ 246,000           --        $   7,500

John R. Lindholm...................................       1996   $ 300,000   $ 185,000       14,120        $  15,000
President--Retail Business Division                       1995   $ 250,000   $ 146,400      112,254        $   7,500
                                                          1994   $ 250,000   $ 164,000       37,418        $   7,500

Emad A. Zikry (4)..................................       1996   $ 300,000   $ 700,000(6)      14,120      $   7,500
Executive Vice President and                              1995   $ 250,000   $ 520,000(6)     112,254      $   7,500
  Chief Investment Officer                                1994   $  42,628(5) $1,500,000(6)     112,254        --

David E. Ferguson..................................       1996   $ 279,500   $ 170,000       --            $  13,975
Executive Vice President and                              1995   $ 215,000   $ 133,900       79,778        $   7,500
  Chief Technology Officer                                1994   $ 215,000   $ 141,000       --            $   7,500

Dennis L. Carr.....................................       1996   $ 200,000   $ 120,000       --            $  10,000
Executive Vice President and                              1995   $ 160,000   $  67,600       36,712        $   7,500
  Chief Actuary                                           1994   $ 160,000   $  75,000       --            $   6,000

------------------------
(1) Includes amounts contributed by each of the Named Executive Officers to various deferred compensation plans of the Company.

(2) All stock options are for shares of Class A Common Stock of the Company. The total number of options granted to the Named Executive Officers in 1995 includes a certain number of replacement options that were issued in exchange for Series 2 Options (as defined herein under the heading "Stock Option Plan") originally granted in 1993 and 1994 as part of the amendment and restatement of the ARM Financial Group, Inc. Stock Option Plan effective as of June 14, 1995 (as amended through the date hereof, the "Option Plan"), as more fully described herein under the heading "Stock Option Plan." The number of options has been restated to give effect to the Recapitalization.

(3) The amounts presented in this column represent matching contributions made by the Company under the ARM Financial Group, Inc. Savings Plan (the "Savings Plan"), and the ARM Financial Group, Inc. Nonqualified Savings Plan (the "Nonqualified Plan"). Under the Savings Plan, which is generally available to all salaried employees, the Company currently matches a participant's tax-deferred contributions by an amount equal to 100% of such contribution for each year, subject to a maximum of 5% of the participant's compensation for the year. Under the Nonqualified Plan, the Company currently matches the tax-deferred contributions made by a select group of management or highly compensated employees in an amount equal to 100% of such contribution for each year, subject to a maximum of 5% of the participant's compensation for the year, less any matching contributions allocated to the participant's account in the Savings Plan. Participants may allocate their contributions to the Savings Plan and Nonqualified Plan among seven investment funds. In 1996, the Company contributed $7,500 to each of the Named Executive Officers under the Savings Plan. Under the Nonqualified Plan, the following contributions were made in 1996: Mr. Franco received $12,500, Mr. Ruby received $12,500, Mr. Lindholm received $7,500, Mr. Ferguson received $6,475, and Mr. Carr received $2,500.

(4) Dr. Zikry resigned as Executive Vice President and Chief Investment Officer of the Company effective March 27, 1997, but remains in his capacity as President of ARM Capital Advisors and as an employee of the Company.
    See " -- Employment Contracts."

(5) The 1994 salary figure for Dr. Zikry reflects two months of compensation included in 1994 (November and December).

(6) Pursuant to Dr. Zikry's employment agreement, he was entitled to a minimum bonus for each of the 1995 and 1996 calendar years and an initial bonus upon accepting employment with the Company in 1994, as more fully described herein under the heading "Employment Contracts."

OPTION GRANTS

    The following table sets forth information regarding those Named Executive Officers who received stock option grants during the year ended December 31, 1996:

                          OPTIONS GRANTED DURING 1996

                                                        INDIVIDUAL GRANTS
                                 ----------------------------------------------------------------
                                                                                                   POTENTIAL REALIZABLE VALUE
                                    NUMBER OF                                                      AT ASSUMED ANNUAL RATES OF
                                   SECURITIES       % OF TOTAL                                      STOCK PRICE APPRECIATION
                                   UNDERLYING     OPTIONS GRANTED                                      FOR OPTION TERM(3)
                                     OPTIONS       EMPLOYEES IN     EXERCISE PRICE    EXPIRATION   --------------------------
NAME                               GRANTED(1)          1996          PER SHARE(2)        DATE           5%           10%
-------------------------------  ---------------  ---------------  -----------------  -----------  ------------  ------------
John Franco....................        49,420               21%        $   11.97       01/01/2006  $    198,147  $    665,915
Martin H. Ruby.................        49,420               21%        $   11.97       01/01/2006  $    198,147  $    665,915
John R. Lindholm...............        14,120                6%        $   11.97       01/01/2006  $     56,614  $    190,262
Emad A. Zikry..................        14,120                6%        $   11.97       01/01/2006  $     56,614  $    190,262
David E. Ferguson..............            --               --                --               --                          --
Dennis L. Carr.................            --               --                --               --                          --

------------------------

(1) Subject to certain rounding calculations, the options granted during 1996 will become exercisable in equal installments on the first through fifth anniversaries of the date of the respective date of grant.

(2) Upon grant, the options had an exercise price of $9.81 per share of Class A Common Stock, the fair market value of the Class A Common Stock on the date of grant. Such exercise price increased by 3% on each three-month anniversary of the date of grant, compounded annually. Pursuant to the terms of the Option Plan, on the date of the consummation of the Offering, the exercise prices applicable to the options granted to the Named Executive Officers shown above will be fixed at $11.97.

(3) Such numbers are not intended to forecast future price appreciation of the Class A Common Stock.

OPTION EXERCISES

    The following table sets forth as to each of the Named Executive Officers information with respect to options exercised during 1996 and the status of their options on December 31, 1996:

           AGGREGATED OPTION EXERCISES DURING 1996 AND OPTION VALUES
                              AT DECEMBER 31, 1996

                                                                                                VALUE OF UNEXERCISED
                                                                    NUMBER OF UNEXERCISED           IN-THE-MONEY
                                                                     OPTIONS AT YEAR END       OPTIONS AT YEAR END(*)
                                                                   ------------------------  --------------------------
                                             NUMBER OF SHARES
                                               ACQUIRED UPON                       NON-                        NON-
NAME                                        EXERCISE OF OPTIONS    EXERCISABLE  EXERCISABLE  EXERCISABLE   EXERCISABLE
----------------------------------------  -----------------------  -----------  -----------  ------------  ------------
John Franco.............................                --            151,931      261,785   $    123,499  $    101,107
Martin H. Ruby..........................                --            151,931      261,785   $    123,499  $    101,107
John R. Lindholm........................                --             78,083      123,127   $     63,511  $     48,714
Emad A. Zikry...........................                --             57,750      143,460   $     42,568  $     69,657
David E. Ferguson.......................                --             54,220       75,684   $     44,105  $     30,984
Dennis L. Carr..........................                --             25,980       36,148   $     21,167  $     14,866

------------------------
(*) In accordance with the SEC's rules, values are calculated by subtracting the exercise price from the fair market value of the underlying Class A Common Stock. For purposes of this table, fair market value is deemed to be $10.98, the base price at which New Options (as defined below) were granted by the Stock Option Committee as of January 1, 1997, to certain employees of the Company in accordance with the terms of the Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to establishing the Compensation Committee, the full Board of Directors of the Company, including Mr. Franco and Mr. Ruby, had approved the employment agreements described herein and performed the functions of a compensation committee. The Board of Directors of the Company has appointed a Compensation Committee, the members of which are directors who are not employees of the Company.

STOCK OPTION PLAN

    The Option Plan is administered by the Compensation Committee. The Option Plan provides for the grant of options to purchase Class A Common Stock to officers and other key employees of the Company. The maximum aggregate number of shares of Class A Common Stock that may be issued under the Option Plan is 2,428,640 (subject to adjustment in accordance with the terms of the Option
Plan), consisting of 1,242,560 Old Options and 1,186,080 New Options (as such terms are defined below). Approximately 46 individuals participate in the Option Plan. As of April 30, 1997, 3,530 Old Options had been exercised, and an aggregate of 831,668 Old Options and 1,083,992 New Options were outstanding and unexercised. Upon completion of the Offering, 1,242,560 Old Options and 1,186,080 New Options will be outstanding as a result of the allocation of all unallocated Old Options and New Options in connection therewith.

    As originally adopted, the Option Plan provided for the grant of options to purchase Class A Common Stock of the Company with an exercise price that increased at a rate equal to 12% per annum ("Series 1 Options") or 30% per annum ("Series 2 Options"), in each case compounded annually. As of June 14, 1995 (the "Amendment Date"), outstanding Series 2 Options were replaced by a number of options with an exercise price that increases by 3% on each three-month anniversary of the date of grant, compounded annually. All options granted prior to the Amendment Date and all options granted to replace Series 2 Options are referred to as "Old Options" and all options that were or will be granted on or after the Amendment Date (other than the options issued to replace Series 2 Options) are referred to as "New Options."

    Pursuant to the terms of the Option Plan, upon the consummation of the Offering, the exercise prices applicable to Old Options and New Options outstanding will be fixed at exercise prices ranging from $11.14 per share to $12.24 per share.

    Pursuant to the terms of the Option Plan, the exercisability of the Old Options and the New Options will be accelerated upon the occurrence of certain specified events, including, without limitation, a Change in Control or a sale by the Company of all or substantially all of its business to a third party. For purposes of the Option Plan, a "Change in Control" means the acquisition of equity securities of the Company, directly or indirectly, through a merger or otherwise, in a single transaction or a series of transactions, by a person, entity or group that is not, directly or indirectly, in control of, controlled by, or under common control with the Company, MS & Co., MSLEF II or the MSCP Funds, entitling such person, entity or group to elect a majority of the members of the Board of Directors.

    Following a holder's termination of employment by the Company for cause (as defined in the Option Plan) on or prior to the fifth anniversary of the date on which options were granted to the employee, such holder's vested and unvested options are automatically forfeited and cancelled and must be surrendered without payment and the shares previously issued upon exercise of the options will be subject to repurchase by the Company at its discretion. In the event of such a repurchase, Option Shares (as defined in the Option Plan and specifically including any Option Shares transferred to permitted transferees under the Stockholders Agreement) will be repurchased at a price based on their original purchase price (or, if less, the then Applicable Value (as defined in the Option
Plan) of the shares).

    If, on or prior to the fifth anniversary of the date on which options were granted, the holder resigns other than for good reason (as defined in the Option
Plan), such holder's unvested options will be forfeited and cancelled and must be surrendered without payment, such holder's vested options will generally remain exercisable for 30 days and the shares previously issued upon exercise of the options will be subject to repurchase by the Company. In the event of such a repurchase, Option Shares will be repurchased at a price equal to the then Applicable Value. If a holder's employment is terminated by reason of death or permanent disability, such holder's options will become 50%-vested if such options were less than 50%-vested at the time of termination. If a holder's employment is terminated due to his resignation for good reason, all unvested options will vest. The Option Plan further provides that if a holder is terminated without cause, resigns for good reason or terminates employment by reason of death or permanent disability (or terminates employment for any other reason following the fifth anniversary of the date on which options were granted to the holder), (i) all vested options (including options that vest as a consequence of such termination of employment) will generally remain exercisable for 90 days (or one year in the event of death or permanent disability) following the date of termination and (ii) no options or Option Shares shall be subject to repurchase by the Company.

    Under certain circumstances, the Option Plan permits the holders to satisfy the payment of the exercise price by delivery of shares of Class A Common Stock previously owned by the holder for at least a six-month period and to satisfy their withholding obligations by delivery of such shares or by having the Company retain a number of Option Shares that would otherwise be issued upon the exercise of such holder's options.

    All options are generally nontransferable except by will or the laws of descent and distribution (or, if the Compensation Committee permits, to family members or trusts established for their benefit), and all shares of Class A Common Stock issued upon exercise of any option will be subject to the Stockholders' Agreement.

    Upon completion of the Offering, all unallocated Old Options and New Options will be allocated PRO RATA to existing holders of Old Options and New Options, respectively, with the exercise prices and vesting schedules of such Old Options and New Options being the average weighted exercise prices and vesting percentages of the Old Options and New Options previously held by such holders. As a result of this allocation and based on the initial public offering price of $15 per Share, a non-cash stock-based compensation expense charge of approximately $8.2 million will be recorded. Such charge equals the aggregate difference between the initial public offering price of the Class A Common Stock and the exercise price for such options. Set forth below is a chart summarizing the grants that will be made in accordance with such allocation:

                               NEW PLAN BENEFITS

                     AMENDED AND RESTATED STOCK OPTION PLAN

                                                                                               NEW OPTIONS
                                                                  OLD OPTIONS          ---------------------------
                                                          ---------------------------     DOLLAR
                                                              DOLLAR       NUMBER OF    VALUE ($)      NUMBER OF
NAME                                                      VALUE ($) (1)   OLD OPTIONS      (1)        NEW OPTIONS
--------------------------------------------------------  --------------  -----------  ------------  -------------
John Franco.............................................      376,998.48      97,668      57,372.90       20,345
Martin H. Ruby..........................................      376,998.48      97,668      57,372.90       20,345
John R. Lindholm........................................      193,868.50      50,225      26,250.00        9,375
Emad A. Zikry...........................................      193,868.50      50,225      26,250.00        9,375
David E. Ferguson.......................................      134,648.38      34,883      15,414.60        5,585
Dennis L. Carr..........................................       64,639.56      16,746       7,338.84        2,659
Executive Group.........................................    1,471,609.56     381,246     224,305.20       79,440
Non-Employee Director Group.............................               0           0              0            0
Non-Executive Officer Employee Group....................      109,075.80      29,646      63,511.54       22,647

------------------------

(1) Based on an initial public offering price of $15 per share of Class A Common Stock.

    Upon consummation of the Offering and as a result of the allocation described above, all options available for grant under the Option Plan will have been granted and, accordingly, there will be no further options available for grant thereunder. In the event that options expire or are surrendered or forfeited without being exercised in full after the consummation of the Offering, such options will be allocated in the manner described above, provided that no options to purchase fractional shares shall be granted in connection with such allocation. The purchase agreement relating to the pending sale of ARM Capital Advisors provides that Dr. Zikry will surrender all options granted to him under the Option Plan in conjunction with the closing of such sale. In such event, the surrendered options will be allocated in the manner described above.

    The federal income tax consequences of the options granted under the Option Plan are substantially similar to those for nonqualified options to be granted under the 1997 Equity Plan (as defined below). See "-- 1997 Equity Incentive Plan -- Certain Federal Income Tax Consequences of Options."

EMPLOYMENT CONTRACTS

    The Company has entered into employment agreements with Messrs. Franco, Ruby, Lindholm and Ferguson and Dr. Zikry. The employment agreements with respect to Messrs. Franco, Ruby, Lindholm and Ferguson terminate on July 1, 1999, and the employment agreement with respect to Dr. Zikry terminates on October 31, 1997. Each of such agreements may be extended automatically for additional one-year periods by means of the Board of Directors giving written notice to such executive of its intention to extend the term at least sixty days (in the case of Mr. Franco and Mr. Ruby, twelve months) prior to the expiration of the then effective term. Each employment agreement specifies salary levels and describes the bonus plan, employee benefits and perquisites available. The present base salaries for Messrs. Franco, Ruby, Lindholm and Ferguson and Dr. Zikry are $416,000, $416,000, $312,000, $290,000 and $300,000, respectively. It is anticipated that Dr. Zikry's employment will be terminated without any severance obligation on the part of the Company in connection with the proposed sale of ARM Capital Advisors as more fully discussed herein under the heading "Business -- History." As stated above, the purchase agreement relating to the pending sale of ARM Capital Advisors provides that Dr. Zikry will surrender all options granted to him under the Option Plan on the closing date of such sale.

    The employment agreements with respect to Messrs. Franco and Ruby (i) fix such executives' responsibilities and titles as Co-Chief Executive Officers and directors of the Company and (ii) provide that such executives' base salary may be increased by the Board of Directors at any time, but may not be decreased. The employment agreement with respect to Dr. Zikry (i) establishes his responsibilities and title as President of ARM Capital Advisors and (ii) provides that his base salary may be increased at any time, but may not be decreased, upon recommendation of the Company's Co-Chief Executive Officers and review by the Board of Directors. The employment agreements with respect to Messrs. Lindholm and Ferguson prohibit any decrease in base salary, but, in contrast to the agreements for Messrs. Franco and Ruby and Dr. Zikry, do not fix such executives' responsibilities or titles (other than providing that each will serve the Company in a professional capacity). Each of the employment agreements provides that the executives shall be entitled to participate in the Company's bonus plan. In addition, Dr. Zikry's employment agreement provided for a guaranteed $1,500,000 one-time initial bonus upon accepting employment with the Company in 1994 and a guaranteed minimum bonus of $500,000 for each of the 1995 and 1996 calendar years.

    The benefits provided by the employment agreements include, to the extent each executive is eligible, any plans, programs or arrangements of the Company providing for retirement benefits, incentive compensation, profit sharing, bonuses, disability benefits, health, dental and life insurance, or vacation and paid holidays. The executives will also receive indemnification from the Company to the fullest extent permitted by Delaware law and the Certificate of Incorporation and By-Laws of the Company as currently in effect and the Company will procure and maintain insurance policies, to the extent reasonably available, for the benefit of its directors and officers, including the executives.

    Generally, the employment agreements provide that, upon a termination of an executive's employment by the Company without "cause" or a resignation for "good reason" (as such terms are defined in the employment agreements; among other things, a termination by the executive following a Change in Control (as previously defined under "-- Stock Option Plan") is a resignation with "good reason"), the executive will receive (i) severance pay in an amount equal to the base salary for the greater of the remainder of the employment term or two years and (ii) additional severance amounts for each full or partial calendar year during the severance period in cash equal to the same percentage of base salary as of the date of termination as the percentage of base salary used in calculating the bonus paid to the executive for the year preceding the year of termination. Severance pay will be subject to each executive's compliance with certain restrictive covenants. In the event an executive's employment is terminated by the Company for cause or the executive resigns without good reason, he will be entitled only to base salary through the relevant date of termination or resignation of employment. In the event an executive dies or is permanently disabled, he (or his beneficiary or estate in the event of his death) will be entitled to receive base salary and benefits (including a PRO RATA cash bonus for the year of death or disability) for the period ending on the date of death or, in the case of disability, through the later of the date of termination or the date (not later than one year following the date of termination) on which the executive commences to receive disability benefits.

1997 EQUITY INCENTIVE PLAN

    The Company has adopted the 1997 Equity Incentive Plan (the "1997 Equity Plan"). The 1997 Equity Plan is administered by the Compensation Committee, except that it is currently anticipated that the Board of Directors will approve grants of awards under the 1997 Equity Plan to those officers who are subject to
Section 16 of the Exchange Act. The 1997 Equity Plan provides for the granting of incentive stock options (within the meaning of Section 422 of the Code) and nonqualified stock options, stock appreciation rights, restricted stock, performance units and performance shares (individually, an "Award," or collectively, "Awards") to those officers, and other key employees and consultants with potential to contribute to the future success of the Company or its subsidiaries; provided, that only employees may be granted incentive stock options. The Compensation Committee has discretion to select the persons to whom Awards will be granted (from among those eligible), to determine the type, size and terms and conditions applicable to each Award and the authority to interpret, construe and implement the provisions of the 1997 Equity Plan;

provided, that in accordance with the requirements under Section 162(m) of the Code, no participant may receive an award with respect to more than 240,000 shares of Class A Common Stock in any Plan year. The Compensation Committee's decisions are binding on the Company and persons eligible to participate in the 1997 Equity Plan and all other persons having any interest in the 1997 Equity Plan. It is presently anticipated that approximately 100 individuals will initially participate in the 1997 Equity Plan.

    The maximum number of shares of Class A Common Stock that may be subject to Awards under the 1997 Equity Plan is 1,600,000 shares, subject to adjustment in accordance with the terms of the 1997 Equity Plan. Class A Common Stock issued under the 1997 Equity Plan may be either authorized but unissued shares, treasury shares or any combination thereof. Any shares of Class A Common Stock subject to an Award which lapses, expires or is otherwise terminated prior to the issuance of such shares may become available for new Awards. In addition, any shares tendered to, or withheld by, the Company to satisfy the exercise price or tax withholding obligations applicable to an Award will be available for new Awards.

    Set forth below is a description of the types of Awards which may be granted under the 1997 Equity Plan:

    STOCK OPTIONS. Options (each, an "Option") to purchase shares of Class A Common Stock, which may be nonqualified or incentive stock options, may be granted under the 1997 Equity Plan at an exercise price (the "Option Price") determined by the Compensation Committee in its discretion, provided that the Option Price of incentive stock options may be no less than the fair market value of the underlying Class A Common Stock on the date of grant (110% of fair market value in the case of an incentive stock option granted to a ten percent shareholder).

    Options will expire not later than ten years after the date on which they are granted (five years in the case of an incentive stock option granted to a ten percent shareholder). Options become exercisable at such times and in such installments as determined by the Compensation Committee, and such exercisability may be based on (i) length of service or (ii) the attainment of performance goals established by the Compensation Committee. The Compensation Committee may also accelerate the time or times at which any or all Options held by an optionee may be exercised. Payment of the Option Price must be made in full at the time of exercise in cash, certified or bank check, or other instrument acceptable to the Compensation Committee. In the discretion of the Compensation Committee (or the Board, in the case of an officer who is subject to Section 16 of the Exchange Act), payment of the Option Price in full or in part may also be made by the optionee tendering to the Company shares of Class A Common Stock owned for at least a six-month period and having a fair market value equal to the Option Price (or such portion thereof) or by means of a "cashless exercise" procedure to be approved by the Compensation Committee.

    STOCK APPRECIATION RIGHTS. A stock appreciation right ("SAR") is an Award entitling the recipient to receive an amount equal to (or less than, if the Compensation Committee so determines at the time of grant) the excess of the fair market value of a share of Class A Common Stock on the date of exercise over the exercise price per share specified for the SAR, multiplied by the number of shares of Class A Common Stock with respect to which the SAR is then being exercised. An SAR granted in connection with an Option will be exercisable to the extent that the related Option is exercisable. Upon the exercise of an SAR related to an Option, the Option related thereto will be cancelled to the extent of the number of shares covered by such exercise and such shares will no longer be available for grant under the 1997 Equity Plan. Upon the exercise of a related Option, the SAR will be cancelled automatically to the extent of the number of shares covered by the exercise of the Option. SARs unrelated to an Option will contain such terms and conditions as to exercisability, vesting and duration as the Committee may determine, but such duration will not be greater than ten years. The Compensation Committee may accelerate the period for the exercise of an SAR. Payment upon exercise of an SAR will be made, at the election of the Compensation Committee, in cash, in shares of Class A Common Stock or a combination thereof.

    The Compensation Committee may grant limited stock appreciation rights (an "LSAR") under the 1997 Equity Plan. An LSAR is an SAR which becomes exercisable only in the event of a Change in Control

(as defined below). Any such LSAR will be settled solely in cash in an amount equal to the number of shares of Class A Common Stock with respect to which the LSAR is then being exercised multiplied by the excess of (i) the greater of (A) the highest price per share of Class A Common Stock paid in connection with the Change in Control or (B) the highest fair market value per share of Class A Common Stock in the 90-day period preceding the Change in Control over (ii) the fair market value of a share of Class A Common Stock on the date the LSAR was granted. An LSAR must be exercised within the 30-day period following a Change in Control.

    RESTRICTED STOCK. An Award of restricted stock ("Restricted Stock") is an Award of Class A Common Stock which is subject to such restrictions as the Compensation Committee deems appropriate, including forfeiture conditions and restrictions against transfer for a period specified by the Compensation Committee. Restricted Stock Awards may be granted under the 1997 Equity Plan for or without consideration. Restrictions on Restricted Stock may lapse in installments based on factors selected by the Compensation Committee. The Compensation Committee, in its sole discretion, may waive or accelerate the lapsing of restrictions in whole or in part. Prior to the expiration of the restricted period, except as otherwise provided by the Compensation Committee, a grantee who has received a Restricted Stock Award has the rights of a shareholder of the Company, including the right to vote and to receive cash dividends on the shares subject to the Award. Stock dividends issued with respect to shares covered by a Restricted Stock Award will be treated as additional shares under such Award and will be subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.

    PERFORMANCE SHARES; PERFORMANCE UNITS. A performance share Award (a "Performance Share") is an Award which represents the right to receive a specified number of shares of Class A Common Stock upon satisfaction of certain specified performance criteria, and is subject to such other terms and conditions as the Compensation Committee deems appropriate. A performance unit (a "Performance Unit") is an Award of a number of units entitling the recipient to receive an amount equal to (or less than, if the Compensation Committee so determines at the time of grant) the excess of the fair market value of a share of Class A Common Stock on the relevant date over the price per share specified for the Performance Unit, multiplied by the number of Units, upon satisfaction of certain specified performance criteria, subject to such other terms and conditions as the Compensation Committee deems appropriate. Performance objectives will be established before, or as soon as practicable after, the commencement of the performance period (the "Performance Period") and may be based on net earnings, operating earnings or income, absolute and/or relative return on equity or assets, earnings per share, cash flow, pre-tax profits, earnings growth, revenue growth, book value per share, stock price, comparisons to peer companies, any combination of the foregoing and/or such other measures, including individual measures of performance, as the Compensation Committee deems appropriate. Prior to the end of a Performance Period, the Compensation Committee, in its discretion and only under conditions which do not affect the deductibility of compensation attributable to Performance Shares or Performance Units, as the case may be, under Section 162(m) of the Code, may adjust the performance objectives to reflect a Change in Capitalization (as defined in the Option Plan) or an event which may materially affect the performance of the Company, a subsidiary or a division, including, but not limited to, market conditions or a significant acquisition or disposition of assets or other property by the Company, a subsidiary or a division. The extent to which a grantee is entitled to payment in settlement of a Performance Share Award or a Performance Unit Award at the end of the Performance Period will be determined by the Compensation Committee in its sole discretion, based on whether the performance criteria have been met.

    Payment in settlement of a Performance Share Award or a Performance Unit Award will be made as soon as practicable following the last day of the Performance Period, or at such other time as the Committee may determine, in shares of Class A Common Stock or cash, respectively.

    ADDITIONAL INFORMATION. Under the 1997 Equity Plan, if there is any change in the outstanding shares of Class A Common Stock by reason of any stock dividend, recapitalization, merger, consolidation, stock split, combination or exchange of shares or other form of reorganization, or any significant corporate event affecting the Class A Common Stock, such proportionate adjustments as may be necessary (in the form determined by the Compensation Committee) to reflect such change will be made to prevent dilution or enlargement of rights with respect to the aggregate number of shares of Class A Common Stock for which Awards in respect thereof may be granted under the 1997 Equity Plan, the number of shares of Class A Common Stock covered by each outstanding Award and the price per share in respect thereof. Generally, an individual's rights under the 1997 Equity Plan may not be assigned or transferred (except in the event of death or, if the Compensation Committee permits, to family members or to trusts established for their benefit).

    In the event of a change in control: (i) all Options or SARs then outstanding will become fully exercisable as of the date of the change in control, whether or not then exercisable; (ii) all restrictions and conditions of all Restricted Stock Awards then outstanding will lapse as of the date of the change in control; (iii) all Performance Share Awards and Performance Unit Awards will be deemed to have been fully earned as of the date of the change in control and (iv) in the case of a change in control involving a merger of, or consolidation involving, the Company in which the Company is (A) not the surviving corporation (the "Surviving Entity") or (B) becomes a wholly owned subsidiary of the Surviving Entity or a parent thereof, each outstanding Option granted under the Plan and not exercised (a "Predecessor Option") will be converted into an option (a "Substitute Option") to acquire common stock of the Surviving Entity or its parent, which Substitute Option will have substantially the same terms and conditions as the Predecessor Option, with appropriate adjustments as to the number and kind of shares and exercise prices. For purposes of the 1997 Equity Plan, a "change in control" shall have occurred when
(A) any person or "group" within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act (other than (x) the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary of the Company, or any person or entity organized, appointed or established by the Company or any subsidiary of the Company for or pursuant to the terms of any such plans or (y) MS & Co., MSLEF II or the MSCP Funds or any of their respective affiliates, alone or together with its affiliates and associates (collectively, an "Acquiring Person")) shall become the beneficial owner of 20% or more of either
(i) the then outstanding shares of Class A Common Stock or (ii) the combined voting power of the Company's then outstanding voting securities, (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, the "Continuing Directors"), no longer constitute a majority of the Board of Directors, (C) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the Surviving Entity or a parent thereof) at least 51% of the combined voting power of the voting securities of the Company or such Surviving Entity or a parent thereof outstanding immediately after such merger or consolidation; or (D) the shareholders of the Company approve a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; provided, however, that a change in control shall not be deemed to have occurred in the event of (x) a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct all or substantially all of the business or businesses formerly conducted by the Company or (y) any transaction undertaken for the purpose of reincorporating the

Company under the laws of another jurisdiction, if such sale, conveyance or transaction does not materially affect the beneficial ownership of the Company's capital stock.

    The 1997 Equity Plan will remain in effect until terminated by the Board of Directors and thereafter until all Awards granted thereunder are either satisfied by the issuance of shares of Class A Common Stock or the payment of cash or terminated pursuant to the terms of the 1997 Equity Plan or under any Award agreements. Notwithstanding the foregoing, no Awards may be granted under the 1997 Equity Plan after the tenth anniversary of the effective date of the 1997 Equity Plan or May 30, 2007 in the case of Incentive Stock Options. The Board of Directors may at any time terminate, modify, suspend or amend the 1997 Equity Plan; provided, however, that no such amendment, modification, suspension or termination may adversely affect an optionee's or grantee's rights under any Award theretofore granted under the 1997 Equity Plan, except with the consent of such optionee or grantee, and no such amendment or modification will be effective unless and until the same is approved by the shareholders of the Company where such shareholder approval is required to comply with any applicable law, regulation or Nasdaq National Market or stock exchange rule. In addition, the Board of Directors may not, without shareholder approval, increase the maximum number of shares issuable under the 1997 Equity Plan.

    CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS. Certain of the Federal income tax consequences to optionees and the Company of Options granted under the 1996 Equity Plan should generally be as set forth in the following summary.

    An employee to whom an incentive stock option ("ISO") which qualifies under
Section 422 of the Code is granted will not recognize income at the time of grant or exercise of such Option. However, upon the exercise of an ISO, any excess in the fair market price of the Class A Common Stock over the Option Price constitutes a tax preference item which may have alternative minimum tax consequences for the employee. If the employee sells such shares more than one year after the date of transfer of such shares and more than two years after the date of grant of such ISO, the employee will generally recognize a long-term capital gain or loss equal to the difference, if any, between the sale prices of such shares and the Option Price. The Company will not be entitled to a federal income tax deduction in connection with the grant or exercise of the ISO. If the employee does not hold such shares for the required period, when the employee sells such shares, the employee will recognize ordinary compensation income and possibly capital gain or loss (long-term or short-term, depending on the holding period of the stock sold) in such amounts as are prescribed by the Code and the regulations thereunder and the Company will generally be entitled to a Federal income tax deduction in the amount of such ordinary compensation income recognized by the employee.

    An employee to whom a nonqualified stock option ("NSO") is granted will not recognize income at the time of grant of such Option. When such employee exercises such NSO, the employee will recognize ordinary compensation income equal to the excess, if any, of the fair market value, as of the date of Option exercise, of the shares the employee receives upon such exercise over the Option Price paid. The tax basis of such shares to such employee will be equal to the Option Price paid plus the amount, if any, includible in the employee's gross income, and the employee's holding period for such shares will commence on the date on which the employee recognizes taxable income in respect of such shares. Gain or loss upon a subsequent sale of any Class A Common Stock received upon the exercise of a NSO generally would be taxed as capital gain or loss (long-term or short-term, depending upon the holding period of the stock sold). Certain additional rules apply if the Option Price is paid in shares previously owned by the participant. Subject to the applicable provisions of the Code and regulations thereunder, the Company will generally be entitled to a Federal income tax deduction in respect of a NSO in an amount equal to the ordinary compensation income recognized by the employee. This deduction will, in general, be allowed for the taxable year of the Company in which the participant recognizes such ordinary income.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

STOCKHOLDERS' AGREEMENT

    Prior to consummation of the Offering, the Company, MSLEF II, Oldarm L.P., Mr. Franco, Mr. Ruby, the MSCP Funds, New ARM, LLC and the other stockholders of the Company will enter into the Stockholders' Agreement, which will set forth certain rights and obligations of each such holder of Common Stock. Pursuant to the terms of the Stockholders' Agreement, no stockholder may make or solicit the sale of, or create, incur, solicit or assume the encumbrance of, any share of Common Stock except in a public offering, in accordance with Rule 144 or otherwise in compliance with the Securities Act and applicable state securities law.

    The Stockholders' Agreement grants the Morgan Stanley Stockholders the right on up to three occasions to require the Company to file a registration statement under the Securities Act with respect to the registration of shares of Common Stock then held by the Morgan Stanley Stockholders. In addition to such demand rights, the Morgan Stanley Stockholders will be entitled, subject to certain limitations, to register shares of Common Stock in connection with a registration statement prepared by the Company. The Stockholders' Agreement contains customary terms and provisions with respect to, among other things, registration procedures and certain rights to indemnification granted by the parties thereunder in connection with any such registration of Common Stock.

    The Stockholders' Agreement also provides that the Morgan Stanley Stockholders will have the right to designate nominees for one-half of the members of the Board of Directors of the Company for so long as the total number of shares of Common Stock of the Company owned by the Morgan Stanley Stockholders constitutes at least 50% of the outstanding Common Stock of the Company. If such ownership falls below 50%, the number of nominees for directors that the Morgan Stanley Stockholders will have the right to designate will be reduced to the number of directors which constitutes a percentage representation on the Board equal to the Morgan Stanley Stockholders' aggregate percentage ownership of the outstanding Common Stock of the Company; provided that so long as the Morgan Stanley Stockholders own at least 5% of the outstanding Common Stock of the Company, the Morgan Stanley Stockholders will have the right to designate at least one director. After giving effect to the Offering, the Morgan Stanley Stockholders will own 58% of the Common Stock of the Company (53% if the U.S. Underwriters' over-allotment option is exercised in full). The Morgan Stanley Stockholders have informed the Company that they intend, upon consummation of the Offering, to convert such number of their shares of non-voting Common Stock so that, following such conversion, the Morgan Stanley Stockholders will own, in the aggregate, 49% of the outstanding voting stock of the Company.

OTHER TRANSACTIONS

    From time to time MS & Co. performs financial advisory services for the Company in connection with specific transactions. The Company paid MS & Co. or accrued approximately $70,500 in 1996, $655,000 in 1995, and $3.1 million in 1994, for these and other miscellaneous services. In 1997, Bear, Stearns & Co. Incorporated ("Bear Stearns") performed financial services for the Company in connection with a specific transaction. The Company paid Bear Stearns or accrued approximately $280,000 in the first quarter of 1997 for these services.

    During 1996, in the ordinary course of business, certain of the Company's subsidiaries purchased and sold debt securities with an aggregate market value of approximately $397 million through Bear Stearns. During 1995, in the ordinary course of business, certain of the Company's subsidiaries purchased and sold debt securities with an aggregate market value of approximately $118 million through MS & Co. In addition, approximately $16.5 million of securities were purchased in public offerings where MS & Co. was the sole, lead or co-manager or underwriter. The Company entered into an interest rate collar agreement in 1994 with MS & Co. for a premium of $480,000.

    Based on transactions of similar size and nature, the Company believes that the foregoing fees received by MS & Co. and Bear Stearns were no less favorable to the Company than would be available from unaffiliated third parties.

CERTAIN RELATIONSHIPS AND RELATED PARTIES

    Four of the Named Executive Officers and certain of the directors of the Company are limited partners of, or are the beneficial owners of limited partnership interests in, Oldarm L.P. Two of the Named Executive Officers manage New ARM, LLC which following consummation of the Offering will own 120,020 shares of the Class A Common Stock. Three of the Company's nine directors are employees of MS & Co. and officers (including, in one case, a director) of affiliates of MS & Co. which control the Morgan Stanley Stockholders. One of the Company's directors is an officer of Bear Stearns.

    The Company is selling an 80% interest in ARM Capital Advisors to an entity controlled by Emad A. Zikry, President of ARM Capital Advisors. The Company expects to recognize an immaterial gain on the sale. Under the terms of the sale, ARM Capital Advisors will continue to provide the Company's subsidiaries with investment management services through December 31, 1997 on the same basis as in the past. The terms of the sale further provide that, after December 31, 1997, the Company can continue to engage ARM Capital Advisors as its investment advisor at agreed upon rates, but the Company may also consider retaining other investment management firms. In connection with the sale, Dr. Zikry will terminate his employment with the Company without any severance obligation on the part of the Company.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table provides information, as of April 30, 1997 after giving effect to the Recapitalization, concerning beneficial ownership of the Common Stock and Perpetual Preferred Stock by (i) the Morgan Stanley Stockholders and each other person or entity known by the Company to beneficially own more than 5% of the outstanding Class A Common Stock, (ii) each director of the Company,
(iii) each Named Executive Officer, and (iv) all directors and executive officers of the Company as a group. The information in the table is based on information from the named persons regarding ownership of Common Stock and Perpetual Preferred Stock. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares shown as beneficially owned by them.

                                                                              AFTER THE
                                PRIOR TO THE OFFERING                         OFFERING
                           --------------------------------                ---------------
                               CLASS A          CLASS B                        CLASS A
                            COMMON STOCK     COMMON STOCK    SHARES TO BE   COMMON STOCK
                           ---------------  ---------------  SOLD IN THE   ---------------
                            NUMBER    %(1)   NUMBER    %(1)    OFFERING     NUMBER    %(1)
                           ---------  ----  ---------  ----  ------------  ---------  ----
The Morgan Stanley
 Leveraged Equity Fund
 II, L.P.(2)(3)..........    920,800  28.2  8,183,775  57.5    1,293,368   5,939,101  28.2
1221 Avenue of the
Americas
New York, New York 10020

Morgan Stanley Capital
  Partners III,
  L.P.(2)(3).............    599,429  18.3  5,327,567  37.4      841,970   3,475,706  18.3
1221 Avenue of the
Americas
New York, New York 10020

Morgan Stanley Capital
  Investors,
  L.P.(2)(3).............     17,621     *    156,597   1.1       24,749     102,165     *
1221 Avenue of the
Americas
New York, New York 10020

MSCP III 892 Investors,
  L.P.(2)(3).............     64,013   2.0    568,923   4.0       89,913     371,166   2.0
1221 Avenue of the
Americas
New York, New York 10020

Oldarm L.P.(4)...........    706,000  21.6         --    --           --     706,000   3.7
515 West Market Street,
8th Floor
Louisville, Kentucky
40202-3271

Directors and Named
Executive Officers:

  John Franco(5).........    548,138(6) 15.8        --   --           --     613,944(7)  3.2
  Martin H. Ruby(5)......    336,338(6)  9.7        --   --           --     402,144(7)  2.1
  Dennis L. Carr.........     59,868(6)  1.8        --   --           --      70,979(7)    *
  David E. Ferguson(5)...     93,615(6)  2.8        --   --           --     116,778(7)    *
  John R. Lindholm(5)....    115,642(6)  3.4        --   --           --     149,261(7)    *
  Emad A. Zikry..........     77,659(6)  2.3        --   --           --     101,233(7)    *
  James S. Cole..........         --    --         --    --           --          --    --
  Warren M. Foss.........     14,826     *         --    --           --      14,826     *
  Dudley J. Godfrey,
    Jr...................     35,843     *         --    --           --      35,843     *
  Edward D. Powers.......     35,843     *         --    --           --      35,843     *
  Colin F. Raymond.......         --    --         --    --           --          --    --
  Frank V. Sica..........         --    --         --    --           --          --    --
  Irwin T. Vanderhoof....      7,060     *         --    --           --       7,060     *

All directors and
executive officers as a
group(5).................  1,476,194(6) 36.9        --   --           --   1,722,313(7)  8.6


                                                              PERPETUAL
                               CLASS B           TOTAL        PREFERRED
                            COMMON STOCK     COMMON STOCK       STOCK
                           ---------------  ---------------  ------------
                            NUMBER    %(1)   NUMBER    %(1)  NUMBER   %
                           ---------  ----  ---------  ----  ------  ----
The Morgan Stanley
 Leveraged Equity Fund
 II, L.P.(2)(3)..........  2,472,106  57.5  7,811,207  33.6     --     --
1221 Avenue of the
Americas
New York, New York 10020
Morgan Stanley Capital
  Partners III,
  L.P.(2)(3).............  1,609,320  37.4  5,085,026  21.9     --     --
1221 Avenue of the
Americas
New York, New York 10020
Morgan Stanley Capital
  Investors,
  L.P.(2)(3).............     47,304   1.1    149,469     *     --     --
1221 Avenue of the
Americas
New York, New York 10020
MSCP III 892 Investors,
  L.P.(2)(3).............    171,857   4.0    543,023   2.3     --     --
1221 Avenue of the
Americas
New York, New York 10020
Oldarm L.P.(4)...........         --    --    706,000   3.0     --     --
515 West Market Street,
8th Floor
Louisville, Kentucky
40202-3271
Directors and Named
Executive Officers:
  John Franco(5).........         --    --    613,944(7)  2.6 61,650 8) 3.08
  Martin H. Ruby(5)......         --    --    402,144(7)  1.7 1,600  8)    *
  Dennis L. Carr.........         --    --     70,979(7)    *   500  8)    *
  David E. Ferguson(5)...         --    --    116,778(7)    * 3,800  8)    *
  John R. Lindholm(5)....         --    --    149,261(7)    *   800     *
  Emad A. Zikry..........         --    --    101,233(7)    *    --    --
  James S. Cole..........         --    --         --    --     --     --
  Warren M. Foss.........         --    --     14,826     *     --     --
  Dudley J. Godfrey,
    Jr...................         --    --     35,843     *     --     --
  Edward D. Powers.......         --    --     35,843     *     --     --
  Colin F. Raymond.......         --    --         --    --     --     --
  Frank V. Sica..........         --    --         --    --     --     --
  Irwin T. Vanderhoof....         --    --      7,060     *     --     --
All directors and
executive officers as a
group(5).................         --    --  1,722,313(7)  7.1 69,150 3.46

------------------------
(1) Based on the number of shares outstanding at, or acquirable within 60 days of, April 30, 1997.

(2) The general partner of MSLEF II and the general partner of the general partner of the MSCP Funds are wholly owned subsidiaries of MSDWD, the parent of MS & Co.

(3) Pursuant to the Underwriting Agreement, the U.S. Underwriters have agreed to purchase shares of Class A Common Stock from the Morgan Stanley Stockholders, if and to the extent the U.S. Underwriters' over-allotment option is exercised, in proportion to the Morgan Stanley Stockholders' respective ownership interests in the Company.

(4) Oldarm GP Partnership, the general partner of Oldarm L.P., has the power to vote, or direct the voting of, the shares of Class A Common Stock owned by Oldarm L.P. Messrs. Franco and Ruby may, by virtue of their positions as Co-Chief Executive Officers of Oldarm GP Partnership, be deemed to be beneficial owners of the Class A Common Stock owned by Oldarm L.P; however, Messrs. Franco and Ruby disclaim any such beneficial ownership, except to the extent of their pecuniary interest therein. As of the date hereof, the Named Executive Officers, excluding Mr. Carr and Dr. Zikry, and certain of the directors of the Company were limited partners of, or beneficial owners of, limited partnership interests in Oldarm L.P.

(5) All shares of Class A Common Stock are held directly with the following exceptions: Mr. Ferguson beneficially owns 1,412 shares which are held in the IRA account of his wife Jeanne Ferguson; Messrs. Ruby, Lindholm, Ferguson, and all directors and executive officers as a group hold 141,200 shares,

    2,824 shares, 21,886 shares and 192,738 shares, respectively, in trust for the purpose of securing personal loans, and over which they have full voting, but limited investment power. In their capacity as managers of New ARM, LLC, which is the direct owner of 120,020 shares of the Class A Common Stock, Messrs. Franco and Ruby acting in concert would have voting and limited investment power over, but no pecuniary interest in, the 120,020 shares of Class A Common Stock (included above), of which they each disclaim beneficial ownership. 706,000 shares of Class A Common Stock are directly owned by Oldarm L.P. Despite the fact that the named beneficial owners of Class A Common Stock as a group hold a majority of the stock of Oldarm GP Partnership, the general partner of Oldarm L.P., and therefore may be deemed to beneficially own such shares, each such individual disclaims any beneficial ownership of the Class A Common Stock owned by Oldarm L.P., except to the extent of their pecuniary interest therein. None of the shares of Class A Common Stock held directly by Oldarm L.P. or New ARM, LLC are included in the calculation of beneficial ownership by directors and named executive officers of the Company.

(6) Includes 195,138, 195,138, 31,628, 66,081, 97,992, 77,659 and 733,808 shares for Messrs. Franco, Ruby, Carr, Ferguson and Lindholm and Dr. Zikry and all current directors and executive officers as a group, respectively, that may be acquired upon the exercise of options that are exercisable within 60 days after April 30, 1997. Such options were granted pursuant to the Option Plan.

(7) Includes the 65,806, 65,806, 11,111, 23,163, 33,619, 23,574 and 246,119 pro
    rata distributions of the unallocated Old Options and New Options to Messrs. Franco, Ruby, Carr, Ferguson and Lindholm and Dr. Zikry and all current officers and directors as a group, respectively, that may be exercised within 60 days after April 30, 1997 upon completion of the Offering as described herein under the heading "Stock Option Plan".

(8) Mr. Franco holds shared investment power over 25,400 shares of the Perpetual Preferred Stock which are indirectly held by the John and Mary Franco Family Foundation, Inc. Mr. Franco also disclaims beneficial ownership of such shares of Perpetual Preferred Stock held by the John and Mary Franco Family Foundation in accordance with the Foundation's 501(c)(3) tax-exempt status. In addition, 3,950 shares of Perpetual Preferred Stock are owned indirectly by Mr. Franco's minor daughter under the Uniform Transfer to Minors Act. 1,600 shares of Perpetual Preferred Stock held by Mr. Ruby are indirectly owned through Woodstone Ventures LLC, a Limited Liability Company, the members of which are Mr. Ruby's two minor daughters. Mr. Ferguson owns 3,500 shares of Perpetual Preferred Stock jointly with his wife. Dennis Carr owns 500 shares of Perpetual Preferred Stock jointly with his wife.

*   Less than one percent.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Capitalized terms used but not defined herein have the meanings given to them in the Credit Agreement.

    Pursuant to the Credit Agreement, a syndicate of banks provides the Company with a term loan facility in the principal amount of $40 million bearing a floating interest rate equal to 7/8 of 1% over LIBOR (6.48% at December 31, 1996). By virtue of an interest rate cap agreement which expires on March 20, 1998, the interest rate on the term loan facility was effectively 6.2% at December 31, 1996. The loan, which is secured by a pledge of the Company's assets and all of the Company's interest in the securities of its subsidiaries, as well as all of Integrity Holdings' interest in the capital stock of Integrity, matures September 30, 2001, is subject to optional prepayment and requires compliance by the Company with various financial covenants. At March 31, 1997, aggregate maturities of such indebtedness were: 1997 -- $2 million; 1998 -- $6 million; 1999 -- $8 million; 2000 -- $10 million and 2001 -- $12 million.

    The Credit Agreement also provides a revolving credit facility. The maximum amount that the Company may borrow thereunder is $20 million. The facility is available through September 30, 2001, and has an annual commitment fee equal to
 .25% on the unused portion. The Company has not made any borrowings under the revolving credit facility to date.

    The Credit Agreement contains certain negative covenants which impose certain restrictions on the Company's operations, including the following: restrictions on the Company's ability to pay dividends or make distributions with respect to shares of Common Stock absent compliance with certain prepayment obligations under the Credit Agreement, restrictions on the incurrence of indebtedness, restrictions on capital expenditures in excess of $2.0 million per year plus 50% of the amount of capital expenditures permitted but not made in the previous fiscal year, prohibiting the ratio of total funded indebtedness to total capital at the end of any fiscal quarter from exceeding .35 to 1.00, prohibiting, at the last day of any fiscal quarter of the Company, the fixed charge ratio from falling below 1.75 to 1.00 and prohibiting, at the last day of any fiscal quarter of the Company, the surplus relief ratio (as such term is defined by the NAIC and as computed and consolidated in accordance with IRIS) of the Integrity Companies (taken together) for any period of four consecutive fiscal quarters of the Company from exceeding 10% of the surplus of the Integrity Companies during such period.

    In addition, (i) the Company, SBM Certificate Company, ARM Capital Advisors and ARM Securities may not permit, at any time, the aggregate amount of their non-subsidiary investments (the "Non-Subsidiary Investments") and the total admitted assets (other than separate account assets) of the Integrity Companies (taken as a whole) (the "Total Admitted Assets"), in each case not rated at least NAIC 1 at such time, to exceed the sum of 40% of the aggregate amount of the Non-Subsidiary Investments and 40% of the aggregate amount of the Total Admitted Assets and (ii) the Company, SBM Certificate Company, ARM Capital Advisors and ARM Securities may not permit, at any time, the aggregate amount of the Non-Subsidiary Investments and the Total Admitted Assets, in each case that are not Investment Grade Securities, to exceed the sum of 10% of the aggregate amount of the Non-Subsidiary Investments and 10% of the aggregate amount of the Total Admitted Assets.

    The Company has entered into a commitment letter with The Chase Manhattan Bank to provide the Company with a senior secured revolving credit facility (the "New Revolving Credit Facility"). Pursuant to such commitment letter, the Company contemplates entering into a new credit agreement (the "New Credit Agreement") contemporaneous with or subsequent to the consummation of the Offering. The maximum amount that may be borrowed under the New Revolving Credit Facility is $75 million. Approximately $38 million will be drawn under the New Revolving Credit Facility to repay all amounts outstanding under the Credit Agreement. Loans under the New Revolving Credit Facility will bear a floating interest rate equal to LIBOR plus a percentage ranging from .325% to .875%, depending on the ratings of the Perpetual Preferred Stock. The New Revolving Credit Facility will be available for a period of five years from the date of the New Credit Agreement, and has a variable annual commitment fee which can range from .10% to
 .25% of the unused portion, depending on the ratings of the Perpetual Preferred Stock. The New Revolving Credit Facility will be secured in the same manner as the loans under the Credit Agreement.

    As with the Credit Agreement, the New Credit Agreement will contain certain negative covenants which will impose certain restrictions on the Company's operations, including the following: a restriction on the Company's ability to pay dividends or make distributions with respect to shares of Common Stock that exceed the greater of one-third of the Company's net income (in the preceding fiscal year) and $3 million, restrictions on the incurrence of indebtedness, a prohibition on the ratio of total funded indebtedness to total capital at the end of any fiscal quarter exceeding .30 to 1.00, a prohibition on the ratio of EBITDA (to be defined in the New Credit Agreement) to Interest Expense to be less than 2.00 to 1.00 at the last day of any fiscal quarter, and the restriction on the surplus relief ratio described above. The New Credit Agreement will not contain the prepayment obligations relating to payments of dividends and distributions with respect to shares of Common Stock that are contained in the Credit Agreement.

    In addition, the Company, SBM Certificate Company, ARM Capital Advisors and ARM Securities may not permit, at any time, the aggregate amount of the Non-Subsidiary Investments and the Total Admitted Assets, in each case that are not Investment Grade Securities, to exceed the sum of 10% of the aggregate amount of the Non-Subsidiary Investments and 10% of the aggregate amount of the Total Admitted Assets.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Prior to the Recapitalization, the Company's authorized capital stock consisted of 27,280 shares of Class A Common Stock (the "Old Class A Common Stock"), 1,080 shares of Class B Common Stock (the "Old Class B Common Stock") and 2,300,100 shares of Preferred Stock, of which 2,300,000 shares were designated as Perpetual Preferred Stock. The Old Class A Common Stock had a liquidation preference of $5,000 per share over the Old Class B Common Stock.

    In connection with the Offering, the Company will amend and restate its Certificate of Incorporation and By-laws. Upon such amendment and restatement, the authorized capital stock of the Company will consist of 150 million shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), 50 million shares of Class B Common Stock (the "Class B Common Stock"; the Class A Common Stock and the Class B Common Stock being, collectively, the "Common Stock"), and 10 million shares of preferred stock, par value $.01 per share (the "Preferred Stock"). In connection with such amendment and restatement of the Certificate of Incorporation, the Company will effect the Recapitalization pursuant to which (i) each outstanding share of Old Class A Common Stock and Old Class B Common Stock will be converted into one share of Class A Common Stock;
(ii) the Morgan Stanley Stockholders will convert shares of Class A Common Stock held by them into Class B Common Stock such that, after giving effect to such conversion, but not giving effect to the Offering, the Morgan Stanley Stockholders will own, in the aggregate, 49% of the outstanding Class A Common Stock; and (iii) each share of Common Stock outstanding will be split into 706 shares.

    The following summary does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Certificate of Incorporation and By-laws of the Company, forms of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part, and to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL").

COMMON STOCK

    After giving effect to the Offering and the Morgan Stanley Stockholders' intended conversion of shares of Class B Common Stock into Class A Common Stock such that, following such conversion, the Morgan Stanley Stockholders will own, in the aggregate, 49% of the outstanding voting Common Stock of the Company, the Company will have 18,955,384 shares of Class A Common Stock and 4,300,587 shares of Class B Common Stock outstanding, assuming no outstanding options are exercised.

    CLASS A COMMON STOCK. Holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock on each matter submitted to a vote of stockholders, including the election of directors. Holders of Class A Common Stock are not entitled to cumulative voting. Shares of Class A Common Stock have no preemptive or other subscription rights and are convertible by the Morgan Stanley Stockholders into an equal number of shares of Class B Common Stock.

    CLASS B COMMON STOCK. Holders of Class B Common Stock have no right to vote on matters submitted to a vote of stockholders, except (i) as otherwise required by law; and (ii) that the holders of Class B Common Stock shall have the right to vote as a class on any amendment, repeal or modification to the Certificate of Incorporation that adversely affects the powers, preferences or special rights of the holders of the Class B Common Stock. Shares of Class B Common Stock have no preemptive or other subscription rights and are convertible into an equal number of shares of Class A Common Stock (x) at the option of the holder thereof to the extent that, following such conversion, the Morgan Stanley Stockholders will not, in the aggregate, own more than 49% of the outstanding shares of Class A Common Stock; and (y) automatically upon the transfer of such shares by any Morgan Stanley Stockholder to a person that is not a Morgan Stanley Stockholder or an affiliate of a Morgan Stanley Stockholder.

    DIVIDENDS. All holders of Common Stock are entitled to receive such dividends or other distributions, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor, subject to the prior rights of any Preferred Stock then outstanding, and to share equally, share for share, in such dividends or other distributions as if all shares of Common Stock were a single class. Dividends or other distributions declared or paid in shares of Common Stock, or options, warrants or rights to acquire such stock or securities convertible into or exchangeable for shares of such stock, are payable to all of the holders of Common Stock ratably according to the number of shares held by them, in shares of Class A Common Stock to holders of that class of Stock and in shares of Class B Common Stock to holders of that class of stock. Delaware law generally requires that dividends be paid only out of the Company's surplus or current net profits in accordance with the DGCL. See "Dividend Policy."

    LIQUIDATION. Subject to the rights of any holders of Preferred Stock outstanding, upon the dissolution, liquidation or winding up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets available for distribution after payments are made to the Company's creditors.

    FULL PAYMENT AND NONASSESSABILITY. All of the outstanding shares of Common Stock are, and the Common Stock offered by the Company hereby will be, fully paid and nonassessable.

PREFERRED STOCK

    GENERAL

    Under the Certificate of Incorporation, the Company's Board of Directors is authorized, without further stockholder action, to issue any or all the authorized Preferred Stock from time to time in one or more series, and for such consideration, and with such voting powers (not to exceed one vote per share) as the Board may determine and to determine the designations, preferences and relative participating, optional or other special rights, and qualifications, limitations, or restrictions thereon. Stockholders do not have any preemptive rights with respect to any of the presently authorized but unissued shares of authorized Preferred Stock. Other than the Perpetual Preferred Stock described below, as of the date of this Prospectus, the Board of Directors of the Company has not authorized any series of Preferred Stock and there are no plans, agreements or understandings for the issuance of any shares of Preferred Stock.

    PERPETUAL PREFERRED STOCK

    The Company has designated 2,300,000 shares of authorized shares of Preferred Stock as the Perpetual Preferred Stock and has issued 2,000,000 of such shares. The Perpetual Preferred Stock of the Company is traded on the American Stock Exchange under the symbol ARM Pr. The following description of the Perpetual Preferred Stock is qualified in its entirety by reference to the Company's Certificate of Incorporation and the Certificate of Designations, Preferences and Rights relating to the Perpetual Preferred Stock (the "Certificate of Designations") filed with the Secretary of State of the State of Delaware, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

    Holders of the Perpetual Preferred Stock do not have, by virtue of such ownership, any preemptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Perpetual Preferred Stock has a perpetual maturity and is not subject to any sinking fund or other obligation of the Company to redeem or retire the Perpetual Preferred Stock.

    DIVIDENDS. Holders of shares of the Perpetual Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company, cash dividends at a rate of 9 1/2% per annum per share, payable quarterly on the fifteenth day of March, June, September and December of each year, or, if such date is not a business day, on the next succeeding business day. Dividends are cumulative, accrue from the date of original issue and are payable to holders of record of the Perpetual Preferred Stock as they appear on the books of the Company on such respective dates, not exceeding 60 days preceding such dividend payment date, as may be fixed by the Board of Directors of the Company in advance of the payment of each particular dividend. Dividends on the Perpetual Preferred Stock accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared and will accumulate to the extent they are not paid on the dividend payment date for the quarter for which they accrue. All dividends paid with respect to shares of Perpetual Preferred Stock are paid PRO RATA to the holders entitled thereto. Accruals of dividends do not bear interest.

    The Perpetual Preferred Stock ranks prior to the Common Stock of the Company. Before any dividends (other than dividends payable in Common Stock) on any class or series of stock of the Company ranking junior to the Perpetual Preferred Stock as to dividends or upon liquidation shall be declared or paid or set apart for payment, the holders of shares of the Perpetual Preferred Stock are entitled to receive full cumulative cash dividends, but only when and as declared by the Board of Directors, at the annual rate set forth above. When dividends are not paid in full upon the Perpetual Preferred Stock, any dividends declared or paid upon shares of Perpetual Preferred Stock and any class or series of stock ranking on a parity with the Perpetual Preferred Stock ("Dividend Parity Stock") shall be declared or paid, as the case may be, PRO RATA so that the amount of dividends declared or paid, as the case may be, per share on the Perpetual Preferred Stock and such Dividend Parity Stock in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Perpetual Preferred Stock and such Dividend Parity Stock bear to each other. Unless full accumulated dividends on all outstanding shares of the Perpetual Preferred Stock have been paid, the Company may not declare or pay or set apart for payment any dividends or make any distribution in cash or other property on, or redeem, purchase or otherwise acquire, any other class or series of stock ranking junior to the Perpetual Preferred Stock either as to dividends or upon liquidation.

    The amount of dividends payable per share for each full quarterly dividend period is computed by dividing the 9 1/2% annual rate by four and multiplying the resulting rate by $25. The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period is computed on the basis of a 360-day year of twelve 30-day months.

    OPTIONAL REDEMPTION. The shares of Perpetual Preferred Stock may not be redeemed prior to December 15, 1998. On or after December 15, 1998, the Company may, at its option, redeem all or a part of the shares of Perpetual Preferred Stock at any time and from time to time, upon at least 30 but not more than 60 days' notice, at a redemption price of $25 per share, plus an amount equal to all accrued and unpaid dividends and distributions thereon (the "redemption price"), whether or not declared, to the date fixed for redemption.

    The Company shall, on or prior to the date fixed for redemption, but not earlier than 45 days prior to the redemption date, deposit with its transfer agent or other redemption agent, as a trust fund, a sum sufficient to redeem the shares called for redemption, with irrevocable instructions and authority to such agent to give or complete the required notice of redemption and to pay the holders of such shares the redemption price upon surrender of their certificates. Such deposit shall be deemed to constitute full payment of such shares to their holders and from and after the date of such deposit, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the right to receive dividends and distributions shall cease to accrue from and after the redemption date, and all rights of the holders of the Perpetual Preferred Stock called for redemption as stockholders of the Company will cease and terminate, except the right to receive the redemption price, without interest, upon the surrender of their respective certificates.

    Unless full accumulated dividends on all outstanding shares of the Perpetual Preferred Stock shall have been or contemporaneously are declared and paid or set apart for payment for all past dividend periods, the Perpetual Preferred Stock may not be redeemed unless all the outstanding Perpetual Preferred Stock is redeemed and neither the Company nor any subsidiary may purchase any shares of the Perpetual Preferred Stock otherwise than pursuant to a purchase offer made on the same terms to all holders of Perpetual Preferred Stock, provided that the Company may complete the purchase or redemption of shares of Perpetual Preferred Stock for which a purchase contract was entered into, or notice of redemption of which was initially given, prior to any time at which the Company becomes in arrears with respect to any dividends.

    Notice of redemption shall be mailed to each holder of Perpetual Preferred Stock to be redeemed at the address shown on the books of the Company not fewer than 30 days nor more than 60 days prior to the redemption date. If less than all of the outstanding shares of Perpetual Preferred Stock are to be redeemed, the Company will select the shares to be redeemed by lot, PRO RATA (as nearly as may be practicable), or in such other equitable manner as the Board of Directors may determine.

    VOTING RIGHTS. Except as indicated herein or provided by law, the holders of Perpetual Preferred Stock are not entitled to vote.

    Whenever dividends on the Perpetual Preferred Stock are in arrears for at least six quarterly dividends, whether or not consecutive, the holders of Perpetual Preferred Stock (voting as a class with all other series of authorized Preferred Stock ranking on a parity with the Perpetual Preferred Stock either as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors on the terms set forth below until, in the case of the Perpetual Preferred Stock, all past dividends in arrears on the Perpetual Preferred Stock shall have been paid in full. Holders of all such series of authorized Preferred Stock which are granted such voting rights (none of which is currently outstanding), together with the Perpetual Preferred Stock, will vote as a single class. In such case, the Board of Directors of the Company will be increased by two directors, and the holders of all such series of authorized Preferred Stock, together with the holders of Perpetual Preferred Stock, will have the exclusive right as a class, as outlined above, to elect two directors (the "Additional Directors") at the next annual meeting of stockholders or at a special meeting of holders of all such series of authorized Preferred Stock and the Perpetual Preferred Stock. At any time when such voting rights shall have vested, a proper officer of the Company shall, upon written request of holders of record of 10% of the shares of Perpetual Preferred Stock then outstanding, call a special meeting of holders of all such series of authorized Preferred Stock and the Perpetual Preferred Stock for the purpose of such election. For purposes of the foregoing, each share of Perpetual Preferred Stock shall have one vote per share, except that when any other series of authorized Preferred Stock shall have the right to vote with the Preferred Stock as a single class on any matter, then the Preferred Stock and such other series of authorized Preferred Stock shall have with respect to such matters one vote per $25 of stated liquidation preference. Upon termination of the right of the holders of all such series of authorized Preferred Stock to vote for directors, the term of office of all directors then in office elected by all such series of authorized Preferred Stock voting as a class shall terminate. For so long as the holders of all such series of authorized Preferred Stock shall have the right to vote for directors, any vacancy in the office of an Additional Director may be filled (except in the case of the removal of an Additional Director) by a person appointed by the remaining Additional Director. In the case of the removal of an Additional Director, or, if there is no remaining Additional Director, the vacancy may be filled by a person elected by the holders of all such series of authorized Preferred Stock.

    The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Perpetual Preferred Stock, voting as a class, will be required to (i) authorize, create or issue, or increase the authorized or issued amount of shares of, any class or series of stock ranking prior to the Perpetual Preferred Stock, either as to dividends or upon liquidation, or (ii) amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation or of the Certificate of Designations so as to materially and adversely affect the preferences, special rights or powers of the Preferred Stock; provided, however, that any increase in the authorized Preferred Stock or the creation and issuance of any other series of authorized Preferred Stock ranking on a parity with or junior to the Perpetual Preferred Stock shall not be deemed to materially and adversely affect such preferences, special rights or powers.

    Except as set forth above or as required by law, the holders of Perpetual Preferred Stock will not be entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company.

    LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company or proceeds thereof (whether capital or surplus) shall be made to or set apart for the holders of any class or series of stock of the Company ranking junior to the Perpetual Preferred Stock upon liquidation, holders of the Perpetual Preferred Stock shall be entitled to receive $25 per share (the "stated liquidation preference"), plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid to the date of final distribution (together with the stated liquidation preference, the "preferential amount"), but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding-up of the Company the assets of the Company, or proceeds thereof, distributable among the holders of shares of Preferred Stock and any other class or series of stock ranking on a parity with the Preferred Stock as to payments upon liquidation, dissolution or winding-up shall be insufficient to pay in full the preferential amount payable on all such shares of stock, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Company to, or a consolidation or merger of the Company with or into, one or more other corporations (whether or not the Company is the corporation surviving such consolidation or merger) will not be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary.

    TRANSFER AGENT. The transfer agent, dividend disbursing agent and registrar for the Perpetual Preferred Stock is ChaseMellon Shareholder Services LLC.

RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

    Stockholders' rights and related matters are governed by the DGCL, the Certificate of Incorporation and the By-laws. Certain provisions of the Certificate of Incorporation and By-laws, which are summarized below, may have the effect, either alone or in combination with each other, of discouraging or making more difficult a tender offer or takeover attempt that is opposed by the Company's Board of Directors but that a stockholder might consider to be in its best interest. Such provisions may also adversely affect prevailing market prices for the Common Stock. See "Risk Factors -- Anti-Takeover Provisions."

    CLASSIFIED BOARD OF DIRECTORS AND RELATED PROVISIONS. The Certificate of Incorporation will provide that the Board of Directors be divided into three classes of directors serving staggered three-year terms. The classes of directors will be as nearly equal in number as possible. The term of the initial Class I directors will terminate on the date of the 1998 annual meeting of stockholders; the term of the initial Class II directors will terminate on the date of the 1999 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 2000 annual meeting of stockholders. At each annual meeting of stockholders beginning in 1998, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. Accordingly, approximately one-third of the Company's Board of Directors will be elected each year. See "Management -- Directors and Executive Officers." In addition, subject to certain limited exceptions, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Subject to the rights of holders of any outstanding preferred stock issued by the Company, vacancies on the Board of Directors may be filled only by the Board of Directors, the stockholders acting at an annual meeting or, if the vacancy is with respect to a director elected by a voting group, by action of any other directors elected by such voting group or such voting group.

    The Certificate of Incorporation will also provide that, subject to the rights of holders of any preferred stock then outstanding and any requirements of law, directors may be removed only for cause.

    ACTION BY WRITTEN CONSENT; SPECIAL MEETING. The Certificate of Incorporation and By-laws will provide that so long as the Morgan Stanley Stockholders own in the aggregate at least 25% of the voting Common Stock of the Company, an action required or permitted to be taken at an annual or special meeting of stockholders may be taken with the written consent of the holder or holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. From and after the time that the Morgan Stanley Stockholders no longer own in the aggregate at least 25% of the voting Common Stock of the Company, an action required or permitted to be taken at an annual or special meeting of stockholders will not be permitted to be taken by written consent in lieu of a meeting of stockholders, and, thus, stockholders will only be permitted to take action at an annual or special meeting called in accordance with the By-laws. The Certificate of Incorporation and By-laws will provide that special meetings of stockholders may only be called by one of the Co-Chief Executive Officers of the Company or by a majority of the Board of Directors. Special meetings may not be called by the stockholders.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. The Certificate of Incorporation and By-laws will establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the previous year's annual meeting or, if the date of the annual meeting is not within 30 days before or after the anniversary date of the previous year's annual meeting, not later than the close of business on the tenth day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of the meeting of stockholders was made, whichever first occurs. The notice of stockholder nominations must set forth certain information with respect to the stockholder giving the notice and with respect to each nominee.

    INDEMNIFICATION. The Certificate of Incorporation and By-laws will provide that the Company shall advance expenses to and indemnify each director and officer of the Company to the fullest extent permitted by law.

    AMENDMENTS. Stockholders may adopt, alter, amend or repeal provisions of the By-laws only by vote of the holders of 80% or more of the outstanding Common Stock and any other voting securities. In addition, the affirmative vote of the holders of 80% or more of the outstanding Common Stock and any other voting securities is required to amend certain provisions of the Certificate of Incorporation, including filling vacancies on the Board of Directors, removal of directors only for cause, prohibiting stockholder action by written consent, prohibiting the calling of special meetings by stockholders, approval of amendments to the By-laws and the provisions referred to above relating to the classification of the Company's Board of Directors.

LIMITATIONS ON DIRECTORS' LIABILITY

    The Certificate of Incorporation will provide that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions will be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws and will not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

    Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10% or more of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless: (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special meeting. A Delaware corporation, pursuant to a provision in its certificate of incorporation or by-laws, may elect not to be governed by Section 203 of the DGCL. The Company anticipates that it will not make such an election and, as a result, the Company will be subject to the provisions of Section 203 of the DGCL following completion of the Offering.

LISTING

    The Class A Common Stock has been approved for listing on the American Stock Exchange under the symbol "ARM", subject to official notice of issuance.

REGISTRAR AND TRANSFER AGENT

    ChaseMellon Shareholder Services LLC will act as Registrar and Transfer Agent for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon the completion of the Offering, the Company will have 23,255,971 shares of Common Stock outstanding, assuming no exercise of any options granted by the Company. Of these shares, the 8,000,000 shares of Common Stock sold pursuant to the Offering and an additional 100,252 shares that were outstanding prior to the Offering will be tradeable without restriction or further registration under the Securities Act, except for any of such shares held by "affiliates" (as defined under the Securities Act) of the Company. The remaining 15,155,719 shares of Common Stock will be deemed "restricted" securities within the meaning of Rule
144. Neither shares held by an affiliate nor restricted securities may be publicly sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144.

    Generally, Rule 144 provides that a person who has owned restricted securities for at least one year, or who may be deemed an "affiliate" of the Company, is entitled to sell, within any three-month period, up to the number of restricted securities that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock or (ii) the average weekly trading volume during the four calendar weeks preceding the date on which notice of sale is filed with the SEC. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, volume of sales and the availability of current public information about the Company. In addition, restricted securities that have been held for at least two years by a person who has not been an "affiliate" of the Company during the preceding three months may be sold under Rule 144(k) without regard to the volume limitations or current public information or manner of sale requirements of Rule 144. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under the common control with such issuer.

    Each of the Company, its directors and executive officers, the Morgan Stanley Stockholders and the Company's other stockholders has agreed that, without the prior written consent of the U.S. Representatives (as defined herein), in the case of the Morgan Stanley Stockholders, and MS & Co., in the case of the Company and all other stockholders, and subject to certain limitations, it will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock (provided that such shares or securities are either owned on the date of this Prospectus or are thereafter acquired prior to the Offering) or (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Class A Common Stock, whether any such transaction described in clause (i) or (ii) of this sentence is to be settled by delivery of Class A Common Stock or such other securities, in cash or otherwise, for a period of 180 days after the date of this Prospectus, other than (a) the shares of Class A Common Stock to be sold hereby; (b) the issuance by the Company of shares of Class A Common Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this Prospectus; and (c) the issuance by the Company of any shares of Class A Common Stock or other securities or the grant by the Company of any options to purchase shares of Class A Common Stock issued pursuant to the Company's employee benefit plans.

    Pursuant to the Stockholders' Agreement, the Company has granted the Morgan Stanley Stockholders certain "demand" registration rights with respect to the shares of Common Stock held by the Morgan Stanley Stockholders. In addition to such demand rights, the Morgan Stanley Stockholders will be entitled, subject to certain limitations, to register shares of Common Stock in connection with a registration statement prepared by the Company. See "Certain Relationships and Related Party Transactions -- Stockholders' Agreement." Each of the Morgan Stanley Stockholders has agreed that, without the prior written consent of the U.S. Representatives, it will not, during the period ending 180 days after the date of this Prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of Class A Common Stock or any security convertible into or exercisable or exchangeable for Class A Common Stock.

    Subject to the lock-up period described above, the Morgan Stanley Stockholders may choose to dispose of the Common Stock owned by them. The timing of such sales or other dispositions by such stockholders (which could include distributions to the Morgan Stanley Stockholders' limited partners) will depend on market and other conditions, but could occur relatively soon after the lock-up period, including pursuant to the exercise of their registration rights. The Morgan Stanley Stockholders are unable to predict the timing of sales by any of their limited partners in the event of a distribution to them. Such dispositions could be privately negotiated transactions or public sales.

    Prior to the Offering, there has been no public market for the Class A Common Stock. Although the Class A Common Stock has been approved for listing on the American Stock Exchange, subject to official notice of issuance, there can be no assurance that an active trading market for the Class A Common Stock will develop or continue after the Offering or that the Class A Common Stock offered hereby will trade at or above the initial public offering price. No prediction can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of Class A Common Stock (including shares issued upon the exercise of stock options in the public market, or the perception that such sales could occur) could adversely affect the prevailing market price of the Class A Common Stock in the public market or the ability of the Company to raise additional capital through the sale of its equity securities. See "Risk Factors -- Absence of Prior Public Market; Possible Volatility of Stock Price and of the Securities Market."

    At the time the Offering is consummated, the Company will have granted 2,428,640 options under the Option Plan and has reserved 2,428,640 shares of Class A Common Stock in connection with the exercise of such options. Additionally, the Company will have reserved 1,600,000 shares of Class A Common Stock for use in connection with the grant of future options under the 1997 Equity Plan.

                 CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

    The following is a general discussion of certain United States federal tax consequences expected to result from the ownership and disposition of the Class A Common Stock by a holder that, for United States federal income tax purposes, is not a "United States person" (each such person is referred to herein as a "Non-United States Holder"). For purposes of this discussion, the term "United States person" means a person that, for United States federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any State, (iii) an estate the income of which is subject to United States federal income tax, regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States fiduciaries have the authority to control all substantial decisions of the trust. Holders who are resident alien individuals as to the United States will be subject to United States federal taxation with respect to the Class A Common Stock as if they were United States citizens, and thus, are not Non-United States Holders for purposes of this discussion.

    This discussion is based upon the Code, the applicable Treasury regulations ("Regulations"), and public administrative and judicial interpretations of the Code and Regulations as of the date hereof, all of which are subject to change, which changes could be applied retroactively. This discussion does not purport to cover all aspects of United States federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, any particular Non-United States Holder and does not address any tax consequences arising under the laws of any foreign, state, or local taxing jurisdiction.

    The Company has not obtained an opinion of counsel with respect to the matters discussed below, and nothing contained herein should be construed as constituting such an opinion. Moreover, this discussion does not consider any specific facts or circumstances that may apply to a particular Non-United States Holder.

    THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY. EACH PROSPECTIVE INVESTOR IS EXPECTED AND URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH PERSON OF OWNING AND DISPOSING OF CLASS A COMMON STOCK (INCLUDING SUCH PERSON'S STATUS AS A UNITED STATES PERSON OR A NON-UNITED STATES PERSON) AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY FOREIGN, STATE, OR LOCAL TAXING JURISDICTION.

DIVIDENDS

    Dividends paid by the Company to a Non-United States Holder will generally be subject to withholding of United States federal income tax at the rate of 30 percent, or such lower rate as may be specified by an applicable income tax treaty, unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder or, if any income tax treaty applies, is attributable to a United States permanent establishment of the Non-United States Holder and the Non-United States Holder provides the payor with proper documentation (Form 4224). In order to claim the benefit of an applicable tax treaty, a Non-United States Holder may have to file with the Company or its dividend paying agent an exemption or reduced treaty rate certificate or letter in accordance with the terms of the treaty. Under current Regulations, for purposes of determining whether tax is to be withheld at a 30 percent rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted. However, under proposed Regulations which have not yet been put into effect, additional certification requirements would apply after December 31, 1997. See "--Information Reporting and Backup Withholding."

    In the case of dividends that are effectively connected with a Non-United States Holder's conduct of a trade or business in the United States or, if an income tax treaty applies, are attributable to a United States permanent establishment of the Non-United States Holder, the Non-United States Holder will generally be subject to the same United States federal income tax on net income that applies to United States persons. A Non-United States Holder that is a corporation receiving effectively connected dividends may also be subject to an additional branch profits tax which is imposed, under certain circumstances, at a rate of 30 percent (or such lower rate as may be specified by an applicable treaty) of the corporate Non-United States Holder's "effectively connected earnings and profits," subject to certain adjustments.

GAIN ON DISPOSITION

    Except under special rules for individuals described below, a Non-United States Holder generally will not be subject to United States federal income tax on gain resulting from a sale or other disposition of Class A Common Stock unless the gain is (i) effectively connected with the conduct of a United States trade or business by the Non-United States Holder or (ii) treated as effectively connected with such a trade or business because the Company is or has been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code and certain other conditions are satisfied as discussed below. Any gain from the disposition of Class A Common Stock that is (or is treated as) effectively connected with a United States trade or business will be subject to substantially the same United States federal income tax treatment that applies to United States persons (and, in the case of corporate Non-United States Holders, may be subject to the branch profits tax), except as otherwise provided by an applicable United States income tax treaty.

    A corporation is generally a "United States real property holding corporation" for United States federal income tax purposes if the fair market value of its United States real property interests equals or exceeds 50 percent of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business both within and outside of the United States. The Company does not believe that it is a United States real property holding corporation; however, there can be no assurance that the Company will not become, or be determined to be or have been, such a corporation. Even if the Company becomes a United States real property holding corporation, such status will not cause gain from the disposition of Class A Common Stock to be treated as effectively connected with a United States trade or business so long as (i) the Class A Common Stock is regularly traded on an established securities market (as defined in Regulations) and (ii) the Non-United States Holder has not held, directly or indirectly, more than 5 percent of the Class A Common Stock at any time during the five-year period ending on the date of disposition.

    Special rules apply to individual Non-United States Holders. An individual Non-United States Holder who recognizes gain from the disposition of Class A Common Stock held as a capital asset and is present in the United States for a period or periods aggregating 183 days or more during the taxable year of disposition generally will be taxed at a rate of 30 percent on any such gain (less certain capital losses, if any, form United States sources), if the Non-United States Holder either (i) has a "tax home" in the United States (as defined in Regulations) or (ii) maintains an office or other fixed place of business in the United States to which such gain is attributable. In addition, certain individual Non-United States Holders who once were United States citizens may be subject to special rules applicable to United States expatriates.

FEDERAL ESTATE TAXES

    Class A Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specially defined for United States federal estate tax purposes) of the United States at the date of death will be included in such individual's estate for United States federal estate tax purposes and thus will be subject to United States federal estate tax, unless an applicable estate or other tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    The Company must report annually to the United States Internal Revenue Service ("IRS") and to each Non-United States Holder the amount of dividends paid to, and the tax withheld with respect to, such Non-United States Holder, regardless of whether any tax was actually withheld because, for example, the dividends were effectively connected with a trade or business of the Non-United States Holder in the United States or the withholding requirement was reduced or eliminated under an applicable United States income tax treaty. That information may also be made available to the tax authorities of the country in which the Non-United States Holder resides under the provisions of an applicable income tax treaty or agreement.

    United States backup withholding (which generally is imposed at the rate of 31 percent on certain payments to persons not otherwise exempt who fail to furnish certain identifying information to the IRS) will generally not apply to dividends paid to a Non-United States Holder that are subject to withholding at the 30 percent rate (or would be so subject but for a reduced rate under an applicable income tax treaty). In addition, under current law the payor of dividends may rely on the payee's foreign address in determining that the payee is exempt from backup withholding, unless the payor has knowledge that the payee is in fact a United States person. However, under proposed Regulations, in the case of dividends paid after December 31, 1997 (December 31, 1999, in the case of dividends paid to accounts in existence on or before the date that is 60 days after the proposed Regulations are published as final Regulations), a Non-United States Holder generally would be subject to backup withholding at a 31 percent rate, unless certain certification procedures (or, in the case of payments made outside the United States with respect to an offshore account, certain documentary evidence procedures) are complied with directly or through an intermediary.

    These backup withholding and information reporting requirements also apply to the gross proceeds paid to a Non-United States Holder upon the disposition of Class A Common Stock by or through a United States office of a United States or foreign broker, unless the Non-United States Holder certifies to the broker under penalties of perjury as to its name and address and the holder either is a Non-United States Holder or otherwise establishes an exemption from the requirements. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-United States office of a non-United States broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a disposition of Class A Common Stock by or through a foreign office of (i) a United States broker, (ii) a foreign broker 50 percent or more of whose gross income for certain periods is effectively connected with the conduct of a trade or business in the United States, or (iii) a foreign broker that is a "controlled foreign corporation" for United States federal income tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-United States Holder and certain other conditions are met, or the holder otherwise establishes an exemption from the requirements. Neither backup withholding nor information reporting will generally apply to a payment of the proceeds of a disposition of Class A Common Stock by or through a foreign office of a foreign broker not described in the preceding sentence.

    Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-United States Holder's United States federal income tax liability, provided that required information is furnished to the IRS.

                                  UNDERWRITERS

    Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the U.S. Underwriters named below for whom Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation and Oppenheimer & Co., Inc. are acting as U.S. Representatives, and the International Underwriters named below for whom Morgan Stanley & Co. International Limited, Donaldson, Lufkin & Jenrette Securities Corporation and Oppenheimer International Ltd. are acting as International Representatives, have severally agreed to purchase, and the Company and the Morgan Stanley Stockholders have agreed to sell to them, severally, the respective number of shares of Class A Common Stock set forth opposite the names of such Underwriters below:

                                                                                                       NUMBER OF
  NAME                                                                                                  SHARES
---------------------------------------------------------------------------------------------------  -------------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated................................................................      1,526,668
  Donaldson, Lufkin & Jenrette Securities Corporation..............................................      1,526,666
  Oppenheimer & Co., Inc...........................................................................      1,526,666
  Bear, Stearns & Co. Inc..........................................................................        130,000
  Blaylock & Partners, L.P.........................................................................         65,000
  J.C. Bradford & Co...............................................................................        130,000
  Chase Securities Inc.............................................................................        130,000
  Conning & Company................................................................................        130,000
  Credit Suisse First Boston Corporation...........................................................        130,000
  Dain Bosworth Incorporated.......................................................................         65,000
  Dillon, Read & Co. Inc...........................................................................        130,000
  Fox-Pitt, Kelton Inc.............................................................................         65,000
  Furman Selz LLC..................................................................................         65,000
  J.J.B. Hilliard, W.L. Lyons, Inc.................................................................         65,000
  Merrill Lynch, Pierce, Fenner & Smith Incorporated...............................................        130,000
  Morgan Keegan & Company, Inc.....................................................................         65,000
  PaineWebber Incorporated.........................................................................        130,000
  Piper Jaffray Inc................................................................................         65,000
  Schroder Wertheim & Co. Incorporated.............................................................        130,000
  The Robinson-Humphrey Company, Inc...............................................................         65,000
  Wasserstein Perella Securities, Inc..............................................................        130,000
                                                                                                     -------------
      Subtotal.....................................................................................      6,400,000
                                                                                                     -------------

International Underwriters:
  Morgan Stanley & Co. International Limited.......................................................        533,334
  Donaldson, Lufkin & Jenrette Securities Corporation..............................................        533,333
  Oppenheimer International Ltd....................................................................        533,333
                                                                                                     -------------
      Subtotal.....................................................................................      1,600,000
                                                                                                     -------------
          Total....................................................................................      8,000,000
                                                                                                     -------------
                                                                                                     -------------

    The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives, are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Class A Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Class A Common Stock offered hereby (other than those shares covered by the U.S. Underwriters' over-allotment option described below) if any such shares are taken.

    Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares (as defined herein) for the account of anyone other than a United States or Canadian Person (as defined herein) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements (i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Class A Common Stock to be purchased by Underwriters under the Underwriting Agreement are referred to herein as the "Shares."

    Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and the International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

    Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

    Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United

Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, or is a person to whom such document may otherwise lawfully be issued or passed on.

    Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as is contained in this sentence.

    The Underwriters initially propose to offer part of the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of $.63 a share under the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $.10 a share to other Underwriters or to certain dealers. After the initial offering of the shares of Class A Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

    Pursuant to the Underwriting Agreement, the Morgan Stanley Stockholders have granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 1,200,000 additional shares of Class A Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Class A Common Stock as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares of Class A Common Stock set forth next to the names of all U.S. Underwriters in the preceding table.

    The Class A Common Stock has been approved for listing on the American Stock Exchange under the symbol "ARM", subject to official notice of issuance.

    Each of the Company, its directors and executive officers, the Morgan Stanley Stockholders and the Company's other stockholders has agreed that, without the prior written consent of the U.S. Representatives, in the case of the Morgan Stanley Stockholders, and MS & Co., in the case of the Company and all other stockholders, and subject to certain exceptions, it will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Class A Common Stock or any securities convertible into or exercisable or exchangeable for Class A Common Stock (provided that such shares or securities are either owned on the date of this Prospectus or are hereafter acquired prior to the Offering) or (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Class A Common Stock, whether any such transaction described in clause (i) or (ii) of this sentence is to be settled by delivery of Class A Common Stock or such other securities, in cash or otherwise, for a period of 180 days after the date of this Prospectus, other than (a) the shares of Class A Common Stock to be sold hereby, (b) the issuance by the Company of shares of Class A Common Stock issued upon the exercise of an option or warrant or the conversion of a security outstanding on the date of the Prospectus and (c) the issuance by the Company of any shares of Class A Common Stock or other securities or the grant by the Company of any options to purchase shares of Class A Common Stock issued pursuant to the Company's employee benefit plans.

    Prior to the Offering, there has been no public market for the Class A Common Stock. Based on the ownership interests of the Morgan Stanley Stockholders in the Company, the Company may be deemed to be an affiliate of MS & Co. pursuant to Rule 2720 of the Conduct Rules of the NASD. The initial public offering price for the Class A Common Stock was determined by negotiations among the Company and the Underwriters in accordance with the recommendation of Donaldson, Lufkin & Jenrette Securities Corporation, the "qualified independent underwriter," as is required by Rule 2720 of the Conduct Rules of the NASD. Among the factors considered in such negotiations were the sales, earnings and certain other financial and operating information of the Company in recent periods, the future prospects of the Company and its industry in general, certain ratios, market prices and such other factors as are deemed relevant, including the general condition of the securities markets. The initial public offering price does not necessarily bear any relationship to the Company's assets, book value, revenues or other established criteria of value, and should not be considered indicative of the actual value of the Class A Common Stock. The Company and Donaldson, Lufkin & Jenrette Securities Corporation have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    Pursuant to the provisions of Rule 2720 of the Conduct Rules of the NASD, NASD members or affiliates of NASD members may not execute transactions in the Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority without prior written approval of the customer.

    The Underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Class A Common Stock offered by them.

    At the request of the Company, the Underwriters have reserved 460,000 shares of the Class A Common Stock for sale at the initial public offering price to employees of the Company, to New ARM LLC and to certain partners of Oldarm L.P. The number of shares available for sale to the public will be reduced to the extent such individuals purchase such reserved shares. Reserved shares purchased by such individuals will, except as restricted by applicable securities laws and NASD rules, be available for resale following the Offering.

    In order to facilitate the offering of the Class A Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in the Class A Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Class A Common Stock, the Underwriters may bid for, and purchase, shares of the Class A Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Class A Common Stock in the Offering, if the syndicate repurchases previously distributed Class A Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Class A Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

    The Company, the Morgan Stanley Stockholders and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act.

    From time to time, MS & Co. has provided, and continues to provide, investment banking and financial advisory services to the Company and its affiliates for which they have received customary fees and commissions. Three of the Company's nine directors are employees of MS & Co.

    After giving effect to the Offering, affiliates of MS & Co. will own approximately 58% of the outstanding shares of Common Stock (53% if the U.S. Underwriters' over-allotment option is exercised in full). For a description of certain transactions between the Company and MS & Co. and between the Company and Bear Stearns, see "Certain Relationships and Related Party Transactions."

    Warren M. Foss, one of the directors of the Company, is an employee of Bear Stearns, one of the U.S. Underwriters. Bear Stearns has provided securities trading and other financial services for the Company, for which it has received customary fees. See "Certain Relationships and Related Party Transactions -- Other Transactions."

    Chase Securities Inc., one of the U.S. Underwriters, is an affiliate of The Chase Manhattan Bank, which is the agent bank and a lender under the Credit Agreement and will be the agent bank and a lender under the New Credit Agreement. See "Description of Certain Indebtnedness." Chase Securities Inc. acted as arranger for the New Revolving Credit Facility for which it received a customary fee. The Chase Manhattan Bank also provides other general financing and banking services to the Company and its affiliates from time to time.

    PaineWebber, one of the U.S. Underwriters, distributes certain of the Company's insurance subsidiaries' products, for which it receives customary commissions. See "Risk Factors -- Dependence on Certain Third-Party Relationships."

                                 LEGAL MATTERS

    Certain legal matters in connection with the Class A Common Stock offered hereby are being passed upon for the Company by Shearman & Sterling, New York, New York. Shearman & Sterling regularly represents MSDWD, MS & Co., MSLEF II and the MSCP Funds on a variety of legal matters. Certain legal matters are being passed upon for the Underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. LeBoeuf, Lamb, Greene & MacRae, L.L.P. regularly represents the Company on insurance related matters. Donald B. Henderson, Jr., a partner of LeBoeuf, Lamb, Greene & MacRae, L.L.P., is a director of National Integrity.

                                    EXPERTS

    The consolidated financial statements of the Company at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the SEC, Washington, D.C. 20549, at prescribed rates. The SEC maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

The Perpetual Preferred Stock of the Company is traded on the American Stock Exchange (Symbol: ARM Pr). Such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

    The Company has filed with the SEC a Registration Statement on Form S-1 under the Securities Act with respect to the securities offered by this Prospectus. The Registration Statement has been filed electronically through the SEC's Electronic Data Gathering, Analysis, and Retrieval System and may be accessed electronically by means of the SEC's home page on the Internet at http://www.sec.gov. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the financial statements, exhibits and schedules filed therewith. The statements contained in this Prospectus about the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of each such document may be obtained from the SEC at its principal office in Washington, D.C. upon payment of the charges prescribed by the SEC.

                      GLOSSARY OF SELECTED INSURANCE TERMS

Adjusted capital and surplus.................  The sum of statutory-basis capital and surplus and asset valuation reserves and
                                               asset valuation reserves of wholly owned
                                               insurance subsidiaries.

Annuity......................................  A contract that provides for a fixed or variable periodic payment for a specified
                                               period of time.

Asset valuation reserve ("AVR")..............  A formula-driven liability on an insurer's statutory-basis financial statements designed
                                               to provide over time for potential losses
                                               associated with investments. The AVR
                                               establishes statutory reserves for mortgage
                                               loans, equity real estate and joint ventures
                                               as well as for fixed maturities and common
                                               and preferred stock. The AVR generally
                                               captures all realized and unrealized gains
                                               and losses on such assets, other than those
                                               resulting from changes in interest rates, and
                                               cushions surplus from large swings related to
                                               capital gains or losses. The AVR has no
                                               effect on financial statements prepared in
                                               conformity with GAAP.

Assets under management......................  Spread-based and fee-based customer deposits, off-balance sheet fee-based deposits under
                                               marketing partnership arrangements and
                                               surplus assets.

Capital and surplus..........................  Consists of capital stock, paid-in or contributed surplus, special surplus funds
                                               and unassigned surplus determined in
                                               accordance with statutory accounting
                                               practices.

Cede.........................................  To transfer to a reinsurer all or part of the insurance written by an insurance entity.

Crediting rates..............................  Interest rates applied to annuity contracts and life insurance policies during the
                                               accumulation period, whether a guaranteed
                                               fixed rate or variable rate or some
                                               combination thereof.

Customer deposits............................  Funds received from a customer under an insurance contract which accumulate interest
                                               or investment income performance, depending
                                               on the contract.

Deferred annuity.............................  An annuity purchased with a single premium or a series of installment premiums that
                                               provides for the income payments to begin at
                                               some future date.

Deferred policy acquisition costs............  Policy acquisition costs (as defined elsewhere in this Glossary) that are deferred
                                               and amortized based on the present value of
                                               estimated gross profits, for investment-type
                                               products, related to the issued policy in
                                               conformity with GAAP.

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
Disintermediation............................  The risk to a financial institution of a loss due to the movement of customers' funds at
                                               book value (i.e., without a market value
                                               adjustment) when interest rates are higher
                                               than at contract inception.

Fixed annuity................................  An annuity that guarantees the preservation of the assets contributed to the contract and
                                               the interest rate those contributions will
                                               earn. The guaranteed rate can vary in
                                               duration depending on whether the contract is
                                               in the accumulation or pay-out phase. The
                                               guaranteed rate may change periodically
                                               during the accumulation phase depending on
                                               financial market interest rates.

Flexible premium deferred annuities..........  Deferred annuities (as defined elsewhere in this Glossary) that permit the contractholder
                                               to vary the amounts and timing of premium
                                               payments.

403(b) tax-deferred annuities................  Annuities issued by life insurance companies that are available only to employees of
                                               educational and charitable organizations.
                                               Tax-deferred contributions are allowed for
                                               such employees through voluntary salary
                                               reduction or pursuant to an employer-funded
                                               plan.

General account..............................  All of the assets of an insurance company held for the purposes of the insurance
                                               company's general business, as distinguished
                                               from separate account assets (as defined
                                               elsewhere in this Glossary).

Guaranteed investment contracts..............  Contracts sold to the qualified and non-qualified institutional markets for use
                                               in public and private retirement plans,
                                               municipal funds, endowment and foundation
                                               funds, mutual funds, government funds and
                                               trust funds. These contracts guarantee
                                               principal and a stated interest rate for a
                                               specified period of time.

Guaranteed rate options ("GROs").............  Fixed rate options within both fixed and variable annuity contracts which allow
                                               customers to lock in a fixed return for a
                                               specified number of years. Deposits into GROs
                                               are held in a separate account established by
                                               the insurance company. Funds may be
                                               transferred to or from any of the guarantee
                                               period options (or to other investment
                                               options within the annuity contract) subject
                                               to a market value adjustment.

Guaranteed separate account..................  Assets held in an insurer's separate account, where the insurer provides some form of
                                               guarantee on the rate credited to the annuity
                                               contract. This guarantee is backed by the
                                               general account assets of the insurer. Assets
                                               held in guaranteed separate accounts usually
                                               contain a market value adjustment to protect
                                               the insurer against disintermediation risk.

Immediate annuity............................  An annuity that begins payments to the contractholder after a single premium payment
                                               is made.

Interest maintenance reserve ("IMR").........  A liability on an insurer's statutory-basis financial statements which is increased or
                                               decreased with the portion of realized
                                               capital gains or losses, respectively, that
                                               result from the sale of fixed-income
                                               securities and that are attributable to
                                               changes in interest rates. The IMR is
                                               required to be amortized against earnings on
                                               a basis reflecting the remaining period to
                                               maturity of the fixed-income securities sold.
                                               The IMR has no effect on financial statements
                                               prepared in accordance with GAAP.

Investment spread............................  The difference between income earned on investments and interest credited on customer
                                               deposits.

Lapse or lapsation...........................  The termination or forfeiture of an insurance policy prior to maturity.

Market value adjustment......................  For GROs, an adjustment, either positive or negative, made to the contractholder's
                                               account value for any transfer, partial
                                               withdrawal in excess of the free withdrawal
                                               amount or surrender (as defined elsewhere in
                                               this Glossary).

Non-guaranteed separate account..............  Assets held in an insurer's separate account as to which the insurer does not guarantee
                                               any minimum return to the contractholder.
                                               Rather, any investment income and net
                                               realized capital gains and losses with
                                               respect to these assets accrue directly to
                                               the contractholder.

Non-qualified annuities......................  Annuities which do not comply with the requirements of tax qualified retirement
                                               plans.

Off-balance sheet assets.....................  Assets that are not recorded on the Company's balance sheet and which the Company manages
                                               for a fee.

Persistency..................................  The maintenance of insurance policies in full force until completion of the term for which
                                               the policy was written (with respect to life
                                               insurance this includes death or maturity).
                                               The term may also refer to continuance and
                                               renewal of insurance and annuity contracts.

Policy acquisition costs.....................  Costs incurred in the marketing and issuance
                                               (i.e., acquisition) of new and renewal
                                               insurance and annuity contracts. Acquisition
                                               costs include those costs that vary with and
                                               are primarily related to the acquisition of
                                               insurance and annuity contracts (for example,
                                               agent and broker commissions and certain
                                               underwriting and policy issue costs).

Premiums and deposits........................  The amount of money that the contractholder pays to the insurance company for an
                                               insurance policy or annuity. Deposits under
                                               investment-type products are not recognized
                                               as premium income under GAAP.

Reinsurance..................................  The acceptance by one or more insurers, called reinsurers, of a portion of the risk
                                               underwritten by another insurer, called the
                                               ceding company, who has directly written the
                                               coverage. However, the legal rights of the
                                               insured generally are not affected by the
                                               reinsurance transaction and the ceding
                                               company remains liable to the insured for
                                               payment of policy benefits.

Separate account.............................  Investment accounts maintained by an insurer to which funds have been allocated for
                                               certain policies under provisions of relevant
                                               state law. The investments in each separate
                                               account are maintained separately from those
                                               in other separate accounts and from the
                                               general account. Separate accounts may be of
                                               a guaranteed or non-guaranteed nature.

Single premium deferred annuities............  Annuities that require a one-time lump sum premium payment upon the issuance of the
                                               contract and that begin payments to the
                                               holder at a specified later date.

Single premium endowment contracts...........  Contracts under which principal is guaranteed, and the face amount of the policy
                                               is paid upon the death of the insured. The
                                               contracts are credited with a specified rate
                                               of interest that is guaranteed for a period
                                               of time and reset periodically thereafter.

Single premium immediate annuities...........  Annuities that require a one-time lump sum premium payment upon the issuance of the
                                               contract and that begin payments to the
                                               holder immediately after issuance.

Statutory accounting practices...............  Those accounting practices prescribed or permitted by an insurer's domiciliary state
                                               insurance regulatory authority for purposes
                                               of recording transactions and preparing
                                               financial statements. Statutory accounting
                                               practices emphasize solvency rather than
                                               matching revenues and expenses during an
                                               accounting period.

Surplus......................................  As determined in accordance with statutory accounting practices, the amount remaining
                                               after all statutory liabilities are
                                               subtracted from all admitted assets.
                                               Statutory surplus includes common stock,
                                               paid-in and contributed surplus, special
                                               surplus funds and earned (unassigned)
                                               surplus.

Surrender....................................  The act of terminating an annuity contract during the accumulation period where the
                                               contractholder receives the contract's
                                               account value less any applicable surrender
                                               charges (cash surrender value).

Surrender charge.............................  The fee charged to a contractholder when an annuity is surrendered for its cash value
                                               during a specified term. Such charge is
                                               intended to recover unamortized deferred
                                               policy acquisition costs and to discourage
                                               premature termination. Surrender charges
                                               typically apply over a specified period of
                                               time and decline over that period as a
                                               percentage of the account value in relation
                                               to the anticipated amortization of the
                                               deferred policy acquisition costs.

Synthetic guaranteed investment contracts
  ("Synthetic GICs").........................  An investment product for the institutional defined contribution retirement plan market.
                                               Synthetic GICs have two components: an
                                               investment portfolio owned directly by the
                                               plan and a book value "wrapper" which
                                               promises to pay authorized plan benefits at
                                               par value, regardless of the actual
                                               investment experience of the fund. Under all
                                               synthetic product structures, the
                                               contractholder maintains direct ownership of
                                               their assets held in a custodial trust.

Tax qualified annuities......................  Annuities which are issued pursuant to a tax qualified retirement plan.

Underwriting.................................  An insurer's process of examining, accepting or rejecting insurance risks, and classifying
                                               those accepted, in order to charge the
                                               appropriate premium for each accepted risk.

Value of insurance in force ("VIF")..........  An asset created on the GAAP-basis balance sheet of an insurance company when it
                                               acquires a block of insurance business, equal
                                               to the actuarially determined present value
                                               of the expected pretax future profits of
                                               business acquired. VIF is amortized based on
                                               the present value of estimated future gross
                                               profits over the term of the underlying
                                               policies.

Variable annuity.............................  An annuity in which premium payments are used to purchase accumulation units of separate
                                               accounts. The value of a unit fluctuates in
                                               accordance with the investment experience of
                                               the related separate account. Variable
                                               annuity contracts may include a general
                                               account guaranteed interest investment option
                                               or a GRO. At the time of benefit payments to
                                               the annuitant, the annuitant can generally
                                               elect from a number of payment options which
                                               provide either fixed or variable benefit
                                               payments.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES:

  Audited Financial Statements:

  Report of Independent Auditors...........................................................................        F-2
  Consolidated Balance Sheets as of December 31, 1996 and 1995.............................................        F-3
  Consolidated Statements of Operations for the Years
    Ended December 31, 1996, 1995 and 1994.................................................................        F-4
  Consolidated Statements of Shareholders' Equity for the Years
    Ended December 31, 1996, 1995 and 1994.................................................................        F-5
  Consolidated Statements of Cash Flows for the Years
    Ended December 31, 1996, 1995 and 1994.................................................................        F-6
  Notes to Consolidated Financial Statements...............................................................        F-7
  Unaudited Interim Financial Statements:

  Condensed Consolidated Balance Sheet at March 31, 1997 (Unaudited).......................................       F-29
  Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 1997 and 1996
    (Unaudited)............................................................................................       F-30
  Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 1997 and 1996
    (Unaudited)............................................................................................       F-31
  Notes to Condensed Consolidated Financial Statements (Unaudited).........................................       F-32

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
ARM Financial Group, Inc.

    We have audited the accompanying consolidated carrying amount balance sheets of ARM Financial Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Company's management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    We have also audited in accordance with generally accepted auditing standards the consolidated supplemental fair value balance sheets of ARM Financial Group, Inc. and subsidiaries as of December 31, 1996 and 1995. As described in Note 4, the consolidated supplemental fair value balance sheets have been prepared by management to present relevant financial information that is not provided by the carrying amount balance sheets and is not intended to be a presentation in conformity with generally accepted accounting principles. In addition, the consolidated supplemental fair value balance sheets do not purport to present the net realizable, liquidation or market value of ARM Financial Group, Inc. as a whole. Furthermore, amounts ultimately realized by ARM Financial Group, Inc. from the disposal of assets may vary significantly from the fair values presented. In our opinion, the consolidated supplemental fair value balance sheets referred to above present fairly, in all material respects, the information set forth therein as described in Note 4.

    In our opinion, the financial statements referred to in paragraph one above present fairly, in all material respects, the consolidated financial position of ARM Financial Group, Inc. and subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                           /s/ ERNST & YOUNG LLP

Louisville, Kentucky
February 12, 1997, except for Notes 1 and 2, and Note 10, as to which the dates are May 21, and June 16, 1997, respectively

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                CARRYING AMOUNT                FAIR VALUE
                                                           --------------------------  --------------------------
                                                                  DECEMBER 31,                DECEMBER 31,
(IN THOUSANDS)                                                 1996          1995          1996          1995
---------------------------------------------------------  ------------  ------------  ------------  ------------
ASSETS
Cash and investments:
  Fixed maturities, available-for-sale, at fair value
    (amortized cost: 1996--$3,048,834; 1995--
    $2,493,403)..........................................  $  3,054,513  $  2,550,567  $  3,054,513  $  2,550,567
  Equity securities, at fair value (cost: 1996-- $21,268;
    1995--$8,196)........................................        22,552         9,093        22,552         9,093
  Mortgage loans on real estate..........................        36,879        43,943        36,879        43,943
  Policy loans...........................................       123,466       117,528       123,466       117,528
  Cash and cash equivalents..............................       110,067        76,896       110,067        76,896
                                                           ------------  ------------  ------------  ------------
    Total cash and investments...........................     3,347,477     2,798,027     3,347,477     2,798,027
Assets held in separate accounts.........................     1,135,048       809,927     1,135,048       809,927
Accrued investment income................................        36,233        36,382        36,233        36,382
Value of insurance in force..............................        52,024        51,051       112,389        98,977
Deferred policy acquisition costs........................        59,001        43,113       --            --
Goodwill.................................................         7,636         8,124         7,636         8,124
Deferred federal income taxes............................        35,604        19,776        42,653        48,642
Other assets.............................................        28,641        27,180        28,641        27,180
                                                           ------------  ------------  ------------  ------------
    Total assets.........................................  $  4,701,664  $  3,793,580  $  4,710,077  $  3,827,259
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Customer deposits......................................  $  3,294,174  $  2,708,260  $  3,260,253  $  2,742,209
  Customer deposits in separate accounts.................     1,130,159       808,345     1,130,159       808,345
  Long-term debt.........................................        40,000        40,000        40,000        40,000
  Accounts payable and accrued expenses..................        22,684        15,496        22,684        15,496
  Payable for investment securities purchased............        10,431         8,538        10,431         8,538
  Payable to reinsurer...................................        10,000       --             10,000       --
  Other liabilities......................................        12,274        24,950        12,274        24,950
                                                           ------------  ------------  ------------  ------------
    Total liabilities....................................     4,519,722     3,605,589     4,485,801     3,639,538
Contingencies
Shareholders' equity:
  Preferred stock, $.01 par value, $25.00 stated value;
    2,300,100 shares authorized; 2,000,000 shares issued
    and outstanding......................................        50,000        50,000
  Class A common stock, $.01 par value; 27,280 and 27,100
    shares authorized, respectively; 23,796 and 23,770
    shares issued and outstanding, respectively..........             *             *
  Class B common stock, $.01 par value; 1,080 shares
    authorized; 1,000 shares issued and outstanding......             *             *
  Additional paid-in capital.............................       124,609       124,425
  Net unrealized gains on available-for-sale
    securities...........................................         3,669        28,530
  Retained earnings......................................         3,664       (14,964)
                                                           ------------  ------------
    Total shareholders' equity...........................       181,942       187,991       224,276       187,721
                                                           ------------  ------------  ------------  ------------
    Total liabilities and shareholders' equity...........  $  4,701,664  $  3,793,580  $  4,710,077  $  3,827,259
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

------------------------
*   Less than $1,000.

                            See accompanying notes.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                    YEAR ENDED DECEMBER 31,
                                                                              -----------------------------------
(IN THOUSANDS, EXCEPT SHARE AMOUNTS AND PER SHARE AMOUNTS)                       1996        1995        1994
----------------------------------------------------------------------------  ----------  ----------  -----------
Investment income...........................................................  $  250,031  $  196,024  $   149,142
Interest credited on customer deposits......................................    (182,161)   (146,867)    (116,463)
                                                                              ----------  ----------  -----------
    Net investment spread...................................................      67,870      49,157       32,679
Fee income:
  Variable annuity fees.....................................................      10,786       7,238        4,291
  Asset management fees.....................................................       5,780       3,161      --
  Other fee income..........................................................       1,267         949        4,100
                                                                              ----------  ----------  -----------
    Total fee income........................................................      17,833      11,348        8,391
Other income and expenses:
  Surrender charges.........................................................       5,024       3,339        2,356
  Operating expenses........................................................     (31,055)    (22,957)     (21,484)
  Commissions, net of deferrals.............................................      (2,372)     (1,557)      (2,551)
  Interest expense on debt..................................................      (3,146)     (3,461)      (3,136)
  Amortization:
    Deferred policy acquisition costs.......................................      (6,835)     (2,932)      (1,296)
    Value of insurance in force.............................................      (7,320)     (7,104)      (3,830)
    Acquisition-related deferred charges....................................      (1,503)     (9,920)      (2,163)
    Goodwill................................................................        (488)       (358)     --
  Non-recurring charges.....................................................      (5,004)     --          --
  Other, net................................................................      (5,366)       (687)       4,972
                                                                              ----------  ----------  -----------
    Total other income and expenses.........................................     (58,065)    (45,637)     (27,132)
Realized investment gains (losses)..........................................         907       4,048      (36,727)
                                                                              ----------  ----------  -----------
Income (loss) before federal income taxes...................................      28,545      18,916      (22,789)
Federal income tax benefit (expense)........................................      (5,167)     (7,026)       6,018
                                                                              ----------  ----------  -----------
Net income (loss)...........................................................      23,378      11,890      (16,771)
Dividends on preferred stock................................................      (4,750)     (4,750)      (4,750)
                                                                              ----------  ----------  -----------
Net income (loss) applicable to common shareholders.........................  $   18,628  $    7,140  $   (21,521)
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------
Net income (loss) per common share..........................................  $   751.58  $   344.94  $ (1,434.73)
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------
Average common shares outstanding...........................................      24,785      20,699       15,000
                                                                              ----------  ----------  -----------
                                                                              ----------  ----------  -----------

                            See accompanying notes.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                             NET
                                                                                         UNREALIZED
                                                                                            GAINS
                                                                                         (LOSSES) ON
                                                       CLASS A    CLASS B   ADDITIONAL   AVAILABLE-                    TOTAL
                                          PREFERRED    COMMON     COMMON      PAID-IN     FOR-SALE     RETAINED    SHAREHOLDERS'
(IN THOUSANDS)                              STOCK       STOCK      STOCK      CAPITAL    SECURITIES    EARNINGS       EQUITY
---------------------------------------  -----------  ---------  ---------  -----------  -----------  -----------  -------------
Balance, January 1, 1994...............   $  50,000   $   *      $   *       $  62,920    $  --        $    (569)    $ 112,351
  Adjustment to beginning balance for
    change in accounting method, net of
    income taxes of $1,579.............                                                      (7,445)                    (7,445)
  Net loss.............................                                                                  (16,771)      (16,771)
  Dividends on preferred stock.........                                                                   (4,750)       (4,750)
  Change in net unrealized losses on
    available-for-sale securities......                                                     (97,504)                   (97,504)
  Change in cumulative translation
    adjustment.........................                                                                      (14)          (14)
                                         -----------  ---------  ---------  -----------  -----------  -----------  -------------
Balance, December 31, 1994.............      50,000       *          *          62,920     (104,949)     (22,104)      (14,133)
  Issuance of 9,770 shares of Class A
    common stock.......................                   *                     61,505                                  61,505
  Net income...........................                                                                   11,890        11,890
  Dividends on preferred stock.........                                                                   (4,750)       (4,750)
  Change in net unrealized losses on
    available-for-sale securities......                                                     133,479                    133,479
                                         -----------  ---------  ---------  -----------  -----------  -----------  -------------
Balance, December 31, 1995.............      50,000       *          *         124,425       28,530      (14,964)      187,991
  Issuance of 26 shares of Class A
    common stock.......................                   *                        184                                     184
  Net income...........................                                                                   23,378        23,378
  Dividends on preferred stock.........                                                                   (4,750)       (4,750)
  Change in net unrealized gains on
    available-for-sale securities......                                                     (24,861)                   (24,861)
                                         -----------  ---------  ---------  -----------  -----------  -----------  -------------
Balance, December 31, 1996.............   $  50,000   $   *      $   *       $ 124,609    $   3,669    $   3,664     $ 181,942
                                         -----------  ---------  ---------  -----------  -----------  -----------  -------------
                                         -----------  ---------  ---------  -----------  -----------  -----------  -------------

------------------------

* Less than $1,000.

                            See accompanying notes.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
(IN THOUSANDS)                                                                       1996       1995       1994
---------------------------------------------------------------------------------  ---------  ---------  ---------
CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES:
Net income (loss)................................................................  $  23,378  $  11,890  $ (16,771)
Adjustments to reconcile net income (loss) to cash flows provided by operating activities:
    Interest credited on general account customer deposits.......................    172,202    136,824    108,495
    Realized investment (gains) losses...........................................       (907)    (4,048)    36,727
    Amortization of value of insurance in force and deferred policy acquisition
    costs........................................................................     14,155     10,036      5,126
    Other amortization...........................................................      1,374     12,406      9,402
    Deferral of policy acquisition and other costs...............................    (24,202)   (24,505)   (25,273)
    Deferred tax expense (benefit)...............................................      2,554      6,385     (3,823)
    (Increase) decrease in accrued investment income.............................        149     (1,609)     2,590
    Changes in other assets and liabilities......................................      4,171     (9,020)   (10,770)
                                                                                   ---------  ---------  ---------
Cash flows provided by operating activities......................................    192,874    138,359    105,703
CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Fixed maturity investments:
  Purchases......................................................................  (2,716,010) (1,498,623)  (835,792)
  Maturities and redemptions.....................................................    241,391    205,319    159,684
  Sales..........................................................................  1,922,689  1,197,468    522,175
Other investments:
  Purchases......................................................................    (55,995)    (7,891)   (18,562)
  Maturities and redemptions.....................................................      7,310     24,377     79,236
  Sales..........................................................................     42,961     36,119     --
Policy loans, net................................................................     (5,938)    (6,428)    (4,637)
Purchase of separate account assets..............................................   (302,993)  (226,812)  (306,097)
Proceeds from sale of separate account assets....................................     83,077     45,249     19,895
Cash and cash equivalents acquired in excess of purchase price paid for:
  Integrity Holdings, Inc........................................................     --         --          3,250
  Substantially all assets of SBM Company........................................     --         36,490     --
                                                                                   ---------  ---------  ---------
Cash flows used in investing activities..........................................   (783,508)  (194,732)  (380,848)
CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Proceeds from issuance of common stock...........................................        184     63,505     --
Organizational, debt and stock issuance costs....................................     --         (2,000)    (2,104)
Preferred stock dividends........................................................     (4,750)    (4,750)    (5,014)
Amounts received from customers..................................................  1,072,323    425,628    375,580
Amounts paid to customers........................................................   (441,944)  (406,977)  (301,330)
Change in payable to reinsurer...................................................     10,000     --         --
Change in repurchase agreement liability.........................................    (12,008)    12,008     --
                                                                                   ---------  ---------  ---------
Cash flows provided by financing activities......................................    623,805     87,414     67,132
                                                                                   ---------  ---------  ---------
Net change in cash and cash equivalents..........................................     33,171     31,041   (208,013)
Cash and cash equivalents at beginning of year...................................     76,896     45,855    253,868
                                                                                   ---------  ---------  ---------
Cash and cash equivalents at end of year.........................................  $ 110,067  $  76,896  $  45,855
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Supplemental cash flow information:
  Interest paid on debt..........................................................  $   2,613  $   2,736  $   2,275
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
  Income taxes paid..............................................................  $   7,230  $  --      $   3,017
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

                            See accompanying notes.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    ARM Financial Group, Inc. (the "Company") specializes in the asset accumulation business, providing retail and institutional customers with products designed to serve the growing long-term savings and retirement markets. The Company's retail products include a variety of fixed and variable annuities and face-amount certificates sold through a broad spectrum of distribution channels including independent broker-dealers, independent agents, stockbrokers and financial institutions. The Company offers asset management services and guaranteed investment contracts ("GICs") to its institutional clients, which include defined benefit pension plans, defined contribution or 401(k) pension plans and insurance companies. The Company markets its institutional products and services directly to bank trust departments, plan sponsors, cash management funds, other institutional funds and insurance companies as well as through industry consultants.

    The Company derives its earnings from its spread-based and fee-based products and services. With spread-based products, the Company's insurance and face-amount certificate subsidiaries agree to return customer deposits with interest at a specified rate or based on a specified index. As a result, the Company's insurance and face-amount certificate subsidiaries accept investment risk in exchange for the opportunity to achieve a spread between what the Company earns on invested assets and what it pays or credits on customer deposits. With fee-based products and services, the Company's subsidiaries receive a fee in exchange for managing deposits, and the customer accepts the investment risk. Because the investment risk is borne by the customer, this line of business requires significantly less capital support than spread-based business.

    The Company conducts its different businesses through a variety of subsidiaries. Retail fixed and variable annuities and institutional GICs are issued by the Company's insurance subsidiaries Integrity Life Insurance Company ("Integrity") and National Integrity Life Insurance Company ("National Integrity") (collectively, the "Integrity Companies"). ARM Capital Advisors, Inc. ("ARM Capital Advisors"), an SEC-registered investment advisor based in New York City, offers fixed income asset management services (see Note 2 related to the pending sale of ARM Capital Advisors). ARM Securities Corporation ("ARM Securities"), a registered broker-dealer, provides a distribution channel for selling affiliated and nonaffiliated retail products. SBM Certificate Company is an issuer of face-amount certificates, a retail product similar to certificates of deposit issued by banks.

    The Company was established in July 1993 by The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II") and Analytical Risk Management, Ltd. (now known as Oldarm L.P.). MSLEF II is an investment fund sponsored by Morgan Stanley Group Inc. ("Morgan Stanley"). As a result of an additional investment (described in Note 2), certain other private equity funds sponsored by Morgan Stanley, together with MSLEF II, own approximately 91% of the outstanding shares of common stock of the Company. Oldarm L.P., New ARM, LLC and certain employees, management and independent directors of the Company and its subsidiaries own in the aggregate approximately 9% of the common stock of the Company. The Company had no significant business activity until November 26, 1993, when it acquired the Integrity Companies resulting in $2.3 billion of assets under management. Assets under management have grown to $4.8 billion as of December 31, 1996 after giving effect to the pending sale of ARM Capital Advisors.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
BASIS OF PRESENTATION

    The consolidated financial statements are prepared in accordance with generally accepted accounting principles ("GAAP") and include the accounts of the Company and all of its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain amounts from prior years have been reclassified to conform to the current year's presentation. Such reclassifications had no effect on previously reported net income or shareholders' equity.

    The consolidated statements of operations represent a presentation of the Company's results using the reporting format followed by banks and some insurance companies whose products involve only minimal amounts of mortality risk. The Company's focus on products and services for the retirement and long-term savings markets creates many similarities to non-insurance financial services companies. Management of the Company believes that these statements of operations provide financial statement readers with more relevant information than under the format generally followed by traditional life insurance companies, which was used by the Company prior to 1995. These statements highlight the Company's spread-based segment's net investment spread and provide details of the sources of fee income for the Company's fee-based segment.

    The consolidated balance sheets include a dual presentation of carrying amount and fair value balances. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," fixed maturities classified as available-for-sale are reported at fair value in the carrying amount balance sheets; however, corresponding customer deposits are reported at historical values. In contrast, in the fair value balance sheets, both assets and liabilities are reported at fair value. As permitted by SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," the fair value balance sheets are presented as a supplemental disclosure to provide a more meaningful picture of the Company's financial position. Note 4 describes the methods and assumptions used by the Company in estimating fair value.

INVESTMENTS

    All of the Company's fixed maturities and equity securities are classified as available-for-sale and stated at fair value. Unrealized gains and losses on available-for-sale securities are reported as a separate component of shareholders' equity, net of adjustments to value of insurance in force and deferred policy acquisition costs equal to the change in amortization that would have been recorded if these securities had been sold as of the balance sheet date, and net of deferred income taxes. The amortized cost of fixed maturities is adjusted for amortization of premiums and accretion of discounts to maturity, or in the case of mortgage-backed and asset-backed securities, over the estimated life of the security. Such amortization and accretion is computed using the interest method and is included in investment income. Anticipated prepayments on mortgage-backed and asset-backed securities are considered in determining the effective yield on such securities. If a difference arises between anticipated and actual prepayments, the carrying value of the investment is adjusted with a corresponding charge or credit to investment income. Interest and dividends are included in investment income. Mortgage loans on real estate and policy loans are carried at their unpaid principal balances. Cash and cash equivalents consist of highly liquid investments with maturities of three months or less at their time of purchase.

    Realized gains and losses on the sale of investments are determined based upon the average cost method and include provisions for other-than-temporary impairments where appropriate. In addition, the

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) amortization of value of insurance in force and deferred policy acquisition costs is adjusted for gains and losses realized on sales of investments which support customer deposits. The adjustment to amortization associated with such realized gains and losses is included in Realized Investment Gains (Losses) in the statement of operations.

    At the time of adoption of SFAS No. 115, the Company classified its portfolio of privately placed fixed maturity securities as held-to-maturity. Although the Company had the ability to hold these securities to maturity, its original intention of holding them as such changed during 1995. Effective April 1, 1995, the Company transferred all of its fixed maturities classified as held-to-maturity (primarily private placement securities) to the available-for-sale category. The April 1, 1995 amortized cost of the fixed maturities transferred was $129.7 million, resulting in an unrealized loss of $1.9 million, net of deferred income tax assets.

VALUE OF INSURANCE IN FORCE, DEFERRED POLICY ACQUISITION COSTS, AND GOODWILL

    A portion of the purchase price paid for the insurance subsidiaries was allocated to the value of insurance in force based on the actuarially-determined present value of the expected pretax future profits from the business assuming a discount rate of 13%. This present value amount was reduced to the extent that the fair value of the net assets acquired including the value of insurance in force exceeded the purchase price allocated to the insurance subsidiaries. Interest is accrued on the balance annually at a rate consistent with the rate credited on the acquired policies on the acquisition date. Recoverability of the value of insurance in force is evaluated quarterly by comparing the current estimate of the present value of expected pretax future profits to the unamortized asset balance. If such current estimate is less than the existing asset balance, the difference would be charged to expense. To the extent recoverable from future gross profits, costs of producing new business (primarily commissions and certain policy issuance and marketing costs) which vary with and are primarily related to the production of new business are deferred. Value of insurance in force and deferred policy acquisition costs are amortized in proportion to the emergence of future gross profits, including related realized investment gains and losses, over the estimated term of the underlying policies. In addition, an adjustment is made to value of insurance in force and deferred policy acquisition costs equal to the change in amortization that would have been recorded if unrealized gains and losses on available-for-sale securities had been realized as of the balance sheet date.

    A portion of the purchase price paid for subsidiaries was allocated to goodwill representing the excess of the purchase price paid over the fair value of net assets acquired. Goodwill currently recorded is amortized over a period not exceeding twenty years using the straight-line method.

    Incremental costs directly related to the integration of acquired companies are deferred, to the extent recoverable from future gross profits of the acquired companies. Such deferred transition costs are amortized using the straight-line method over the estimated term of the policies underlying the acquired companies.

ASSETS HELD IN SEPARATE ACCOUNTS AND CUSTOMER DEPOSITS IN SEPARATE ACCOUNTS

    Assets held in separate accounts of the Company's insurance subsidiaries are segregated from other investments and are not subject to claims that arise out of any other business of the Company. Separate accounts include both spread-based and fee-based deposits representing guaranteed and non-guaranteed business, respectively, primarily of variable annuity customers. Assets held in separate accounts are carried

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) at estimated fair values. Customer deposits in guaranteed separate accounts are recorded at customer account values, plus or minus a market value adjustment calculated using credited rates for new business. Customer deposits in non-guaranteed separate accounts are recorded at customer account values before applicable surrender charges, which reflects the market value of the underlying separate account investments. The Company receives administrative fees for managing non-guaranteed deposits and other fees for assuming mortality and certain expense risks. Such fees are included in Variable Annuity Fees in the statement of operations. Investment income and interest credited on customer deposits for guaranteed separate account deposits are included as such in the statement of operations.

    During 1996, the Company began offering an equity-indexed annuity product through its separate accounts which aims to meet consumer demand for equity investments with downside protection. In connection with this product, the Company's separate accounts purchased call options based on the Standard & Poor's 500 Composite Stock Index ("S&P 500"). The options perform as a hedge against the Company's obligation to pay equity-indexed annuity policyholders returns tied to the S&P 500. These options are carried at fair value and unrealized gains and losses increase or decrease obligations to policyholders.

CUSTOMER DEPOSITS

    For single and flexible premium deferred annuities, single premium endowments, face-amount certificates and guaranteed investment contracts, customer deposits represent account values before applicable surrender charges. Such account values represent premiums and deposits received, plus interest credited, less withdrawals and assessed fees. For structured settlements and other single premium immediate annuities, customer deposits represent the present value of future benefit payments and maintenance expenses. The interest rate used in determining such present value was approximately 7.35% as of December 31, 1996.

RECOGNITION OF FEE INCOME AND EXPENSES

    Variable annuity fees and asset management fees are recorded in income as earned. Other fee income includes marketing partnership fees earned related to ventures with other insurance companies and certain fees earned by ARM Securities (primarily net retained commissions). Premiums and deposits received from customers are not included in the statement of operations. Other expenses include benefit payments paid in excess of a customer's account value and related reinsurance costs.

FEDERAL INCOME TAXES

    Deferred income tax reflects the net tax effects of (i) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and (ii) operating and capital losses.

NET INCOME PER SHARE OF COMMON STOCK

    Net income per share is computed by dividing net income or loss, less dividends on preferred stock, by the weighted average number of common shares outstanding for the period, considering the effects of any dilutive common stock equivalents. The rights of the holders of the Company's Class A and Class B

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) common stock are identical except that the Class A shares have a liquidation preference over the Class B shares.

USE OF ESTIMATES

    The preparation of financial statements in conformity with GAAP requires management of the Company to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

2. ACQUISITIONS

SBM COMPANY

    In June 1995, the Company completed the acquisition of substantially all of the assets and business operations of SBM Company ("SBM"), including all of the issued and outstanding capital stock of SBM's subsidiaries, State Bond and Mortgage Life Insurance Company ("SBM Life") and SBM Financial Services, Inc. (which subsequently changed its name to ARM Securities), SBM Certificate Company, and SBM's management contracts with six mutual funds (the "State Bond Mutual Funds"). The designated effective date of the acquisition was May 31, 1995.

    The aggregate purchase price for the acquisition was $38.8 million. The Company financed the acquisition by issuing a total of 9,770 shares of the Company's Class A common stock to Morgan Stanley Capital Partners III, L.P., Morgan Stanley Capital Investors, L.P., and MSCP III 892 Investors, L.P. (collectively, the "MSCP Funds"), New ARM, LLC, and certain directors of the Company for an aggregate sale price of $63.5 million. The MSCP Funds are private equity funds sponsored by Morgan Stanley. The Company used the proceeds from the issuance of new common equity in excess of the aggregate purchase price for the acquisition to (i) make a $19.9 million capital contribution to SBM Life, (ii) acquire all of the issued and outstanding capital stock of SBM Certificate Company from SBM Life for a purchase price of $3.3 million and (iii) provide for fees and expenses related to the acquisition. Transition costs of $1.1 million and $2.2 million directly related to the acquisition were deferred during 1996 and 1995, respectively.

    The capital contribution to SBM Life was used to strengthen SBM Life's financial position and allowed for a significant investment portfolio restructuring immediately following the acquisition with no net adverse effect on statutory adjusted capital and surplus. On December 31, 1995, SBM Life was merged with and into Integrity to create certain operating efficiencies intended to benefit the Company and its customers. On December 13, 1996, the Company transferred its contracts to perform management and advisory services for the State Bond Mutual Funds to Federated Investors for $4.5 million. Asset management fee income of $1.6 million and $1.0 million was recorded by the Company during 1996 and 1995, respectively, with respect to the management of such funds. The State Bond Mutual Funds had aggregate assets of $236.9 million on December 13, 1996.

ARM CAPITAL ADVISORS

    On January 5, 1995, the Company completed the acquisition of substantially all the assets and business of the U.S. fixed income unit of Kleinwort Benson Investment Management Americas Inc. ("KBIMA"). KBIMA provided investment advisory services to the Company during 1994 and received fees of $2.1 million for such services. The business acquired became part of the then newly-formed ARM Capital

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

2. ACQUISITIONS (CONTINUED)
Advisors. Assets managed by ARM Capital Advisors under contracts acquired from KBIMA and new contracts with third parties, primarily defined benefit pension plans, have increased from $0.8 billion as of January 5, 1995 to $2.7 billion as of December 31, 1996. ARM Capital Advisors' management of third-party accounts generated asset management fees of $4.2 million and $2.2 million during 1996 and 1995, respectively. In addition to providing asset management services to institutional clients, ARM Capital Advisors manages the investment portfolios of the Company's subsidiaries. Although third-party assets managed by ARM Capital Advisors have grown since the acquisition, the Company believes that market attitudes towards developing an asset management service for defined benefit pension plans within a holding company structure consisting predominantly of insurance companies has constrained ARM Capital Advisors' growth. Accordingly, the Company has entered into a purchase agreement dated May 21, 1997, pursuant to which the Company has agreed to transfer substantially all of the assets and operations of ARM Capital Advisors to a newly-formed subsidiary ARM Capital Advisors, LLC, and to sell an 80% interest in such company to ARM Capital Advisors Holdings, LLC an entity controlled by Emad A. Zikry, President of ARM Capital Advisors. Under the terms of the sale, the newly-formed company will continue to provide the Company's subsidiaries with investment management services through December 31, 1997 on the same basis as in the past. The terms of the sale further provide that after December 31, 1997, the Company can continue to engage the newly-formed company as its investment advisor at agreed upon rates, but, beginning in 1998, the Company may consider retaining other investment management firms.

INTEGRITY COMPANIES

    On November 26, 1993, the Company completed the acquisition of the Integrity Companies from The National Mutual Life Association of Australasia Limited ("National Mutual"). In connection with the acquisition, National Mutual replaced all equity securities, investment real estate and joint ventures and fixed maturity investments classified as "6" by the National Association of Insurance Commissioners ("NAIC") with cash in an amount equal to the statutory book value of such assets as of December 31, 1992 adjusted for any additional cash investments or distributions during the period from January 1, 1993 to November 26, 1993. In addition, National Mutual (i) strengthened Integrity's statutory policyholder reserves and surplus by $24.3 million, (ii) indemnified the Integrity Companies with respect to the payment of principal and interest due on all commercial and agricultural mortgage loans and supports the indemnification with a $23.0 million escrow arrangement, (iii) provided indemnification as to the availability of net operating and capital loss carryforwards and of Section 338(h)(10) tax deductions, (iv) provided the Integrity Companies with indemnification as to future claims for taxes, assessments from guaranty funds, and claims from litigation, which arise from preclosing events, and (v) terminated all surplus relief reinsurance arrangements.

    Income related to National Mutual indemnifications was $2.6 million and $1.3 million for the years ended December 31, 1996 and 1995, respectively. The indemnification income is primarily related to indemnified guaranty fund assessments, franchise taxes and mortgage loan investment income.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

3. INVESTMENTS

    The amortized cost and estimated fair values of available-for-sale securities were as follows:

                                                                          AVAILABLE-FOR-SALE SECURITIES
                                                               ----------------------------------------------------
                                                                                GROSS        GROSS
                                                                             UNREALIZED   UNREALIZED    ESTIMATED
(IN THOUSANDS)                                                     COST         GAINS       LOSSES      FAIR VALUE
-------------------------------------------------------------  ------------  -----------  -----------  ------------
DECEMBER 31, 1996:
  Fixed Maturities:
    U.S. Treasury securities and obligations of U.S.
      government agencies....................................  $    247,041   $   1,363    $   1,481   $    246,923
    Obligations of state and political subdivisions..........         4,963           3          406          4,560
    Foreign governments......................................        45,611         611          462         45,760
    Corporate securities.....................................       992,003      13,260       13,693        991,570
    Asset-backed securities..................................       299,365         686        1,951        298,100
    Mortgage-backed securities...............................     1,459,851      19,393       11,644      1,467,600
                                                               ------------  -----------  -----------  ------------
  Total fixed maturities.....................................     3,048,834      35,316       29,637      3,054,513
  Equity securities..........................................        21,268       1,286            2         22,552
                                                               ------------  -----------  -----------  ------------
    Total available-for-sale securities......................  $  3,070,102   $  36,602    $  29,639   $  3,077,065
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------
DECEMBER 31, 1995:
  Fixed Maturities:
    U.S. Treasury securities and obligations of
    U.S. government agencies.................................  $    248,838   $   4,345    $      32   $    253,151
    Obligations of state and political subdivisions..........        10,126          29          467          9,688
    Foreign governments......................................        80,394       3,828          727         83,495
    Corporate securities.....................................       954,453      38,418       17,776        975,095
    Asset-backed securities..................................       150,732       1,730        1,116        151,346
    Mortgage-backed securities...............................     1,048,860      30,607        1,675      1,077,792
                                                               ------------  -----------  -----------  ------------
  Total fixed maturities.....................................     2,493,403      78,957       21,793      2,550,567
  Equity securities..........................................         8,196         897       --              9,093
                                                               ------------  -----------  -----------  ------------
    Total available-for-sale securities......................  $  2,501,599   $  79,854    $  21,793   $  2,559,660
                                                               ------------  -----------  -----------  ------------
                                                               ------------  -----------  -----------  ------------

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

3. INVESTMENTS (CONTINUED)
    The amortized cost and estimated fair value of available-for-sale securities, by contractual maturity, are shown below:

                                                                        DECEMBER 31, 1996
                                                                    --------------------------
                                                                                   ESTIMATED
(IN THOUSANDS)                                                          COST       FAIR VALUE
------------------------------------------------------------------  ------------  ------------
Due in one year or less...........................................  $     26,365  $     26,382
Due after one year through five years.............................       182,680       182,378
Due after five years through ten years............................       238,769       240,178
Due after ten years...............................................       841,804       839,875
Asset-backed securities...........................................       299,365       298,100
Mortgage-backed securities........................................     1,459,851     1,467,600
Equity securities.................................................        21,268        22,552
                                                                    ------------  ------------
Total available-for-sale securities...............................  $  3,070,102  $  3,077,065
                                                                    ------------  ------------
                                                                    ------------  ------------

    Expected maturities will differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties and because mortgage-backed and asset-backed securities (including floating-rate securities) provide for periodic payments throughout their lives.

    During 1996, 1995 and 1994, gross gains of $33.5 million, $24.1 million and $2.1 million, respectively, and gross losses of $18.9 million, $15.6 million and $37.2 million, respectively, were realized on sales of fixed maturities. For the year ended December 31, 1996, the Company recorded a loss of $15.2 million related to the write-down to fair value of an investment in a corporate fixed maturity security. For the years ended December 31, 1996 and 1995, the recognition of realized investment gains resulted in an increase in the amortization of value of insurance in force of $1.9 million and $2.6 million, respectively, and in an increase in the amortization of deferred policy acquisition costs of $28,000 and $318,000, respectively.

    In accordance with SFAS No. 115, net unrealized gains and losses on investments classified as available-for-sale were reduced by deferred federal income taxes and adjustments to value of insurance in force and deferred policy acquisition costs that would have been required had such gains and losses been realized. Net unrealized gains on available-for-sale securities reflected as a separate component of shareholders' equity are summarized as follows:

                                                                                                   DECEMBER 31,
                                                                                               --------------------
(IN THOUSANDS)                                                                                   1996       1995
---------------------------------------------------------------------------------------------  ---------  ---------
Net unrealized gains on available-for-sale securities before adjustments for the
  following:.................................................................................  $   6,963  $  58,061
  Amortization of value of insurance in force and deferred policy acquisition costs..........     (1,318)   (14,170)
  Deferred federal income taxes..............................................................     (1,976)   (15,361)
                                                                                               ---------  ---------
      Net unrealized gains on available-for-sale securities..................................  $   3,669  $  28,530
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    Pursuant to the terms of the acquisition of the Integrity Companies, National Mutual has indemnified principal (up to 100% of the investments' year-end 1992 statutory book value) and interest with respect to $36.7 million or 99.6% of the Company's investment in mortgage loans on real estate as of December 31,

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

3. INVESTMENTS (CONTINUED)
1996. In support of its indemnification obligations, National Mutual has placed $23.0 million into escrow in favor of the Integrity Companies, which will remain available until the subject commercial and agricultural loans have been paid in full.

    Investments, aggregated by issuer, in excess of 10% of shareholders' equity (before net unrealized gains on available-for-sale securities) at December 31, 1996 and 1995, other than investments in affiliates and investments issued or guaranteed by the United States government are as follows. Such securities were 97.4% and 96.7% investment grade at December 31, 1996 and 1995, respectively.

                                                                                  CARRYING
(IN MILLIONS)                                                                      AMOUNT
----------------------------------------------------------------------------  -----------------
1996
Fixed maturities:
  ABN AMRO Bank.............................................................      $    19.3
  Advanta Corporation.......................................................           20.1
  Aircraft Lease Portfolio Securities.......................................           27.4
  American President Company................................................           18.4
  Amresco Residential Mortgage Loan.........................................           23.8
  Augusta Funding LTD VI....................................................           20.0
  Augusta Funding LTD VIII..................................................           24.8
  Bear Stearns Company......................................................           30.4
  Chevy Chase Master Credit Card Trust......................................           20.0
  Commonwealth Edison Company...............................................           19.2
  Conseco Commercial Mortgage...............................................           20.2
  Countrywide Home Loans....................................................           29.1
  Countrywide Mortgage Backed...............................................           50.7
  Delta Funding Home Equity Loan Trust......................................           17.9
  DLJ Acceptance Corporation................................................           58.7
  First USA Credit Card Trust...............................................           25.0
  Ford Motor Corporation....................................................           25.0
  General Electric Capital Mortgage.........................................           91.3
  Greenwich Capital Acceptance..............................................           36.8
  Guardian National Acceptance Corporation..................................           21.4
  J.P. Morgan & Company.....................................................           24.8
  LB Mortgage Trust.........................................................           27.3
  Lehman Brothers Holdings..................................................           23.5
  Matterhorn One, Ltd.......................................................           45.2
  Merit Securities Corporation..............................................           30.0
  Mobil Producing Nigeria...................................................           19.0
  National Westminster Bank.................................................           22.3
  PaineWebber Group, Incorporated...........................................           29.4
  Philadelphia Electric.....................................................           18.5
  Residential Funding Mortgage..............................................           44.0
  Resolution Trust Corporation..............................................           47.0
  Ryland Mortgage Securities Corporation....................................           34.4
  Salomon Brothers Mortgage Securities VII..................................           22.2

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

3. INVESTMENTS (CONTINUED)

                                                                                  CARRYING
(IN MILLIONS)                                                                      AMOUNT
----------------------------------------------------------------------------  -----------------
  Structured Asset Securities Corporation...................................      $   106.2
  TCI Communications, Incorporated..........................................           23.9
  Tenaga Nasional Berhad....................................................           19.2
  Time Warner Entertainment Company, L.P....................................           21.6
  TMS Home Equity Loan Trust................................................           48.0
  Wilshire Manufactured Housing Trust.......................................           22.9
Equity securities:
  Santander Finance, Ltd....................................................           19.2
1995
Fixed maturities:
  ABN AMRO Bank.............................................................           18.5
  AETNA Life & Casualty.....................................................           16.5
  American President Company................................................           19.7
  CNA Financial.............................................................           21.3
  Commonwealth Edison Company...............................................           21.2
  Conseco Commercial Mortgage...............................................           20.7
  Contimortgage Home Equity Loan Trust......................................           27.2
  Countrywide Mortgage Backed...............................................           36.7
  General Electric Capital Mortgage.........................................           39.6
  Georgia Pacific...........................................................           22.3
  Home Holdings.............................................................           19.3
  Hydro-Quebec..............................................................           23.0
  Korea Electric & Power....................................................           17.1
  Nationwide CSN Trust......................................................           17.2
  Nomura Asset Security Corporation.........................................           24.2
  Pohang Iron and Steel.....................................................           16.0
  RJR Nabisco, Incorporated.................................................           16.6
  Ryland Mortgage Securities Corporation....................................           20.5
  Salomon, Incorporated.....................................................           18.8
  Structured Asset Securities Corporation...................................           73.3
  Swedish Export Credit.....................................................           19.9
  Telephone & Data Systems, Incorporated....................................           18.7
  Time Warner Entertainment Company, L.P....................................           22.5
  Torchmark Corporation.....................................................           17.2
  Western Financial Grantor Trust...........................................           17.3

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

3. INVESTMENTS (CONTINUED)
    The components of investment income were:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
(IN THOUSANDS)                                                                    1996        1995        1994
-----------------------------------------------------------------------------  ----------  ----------  ----------
Fixed maturities.............................................................  $  228,473  $  177,123  $  129,211
Policy loans.................................................................       8,629       7,579       6,767
Mortgage loans on real estate................................................       4,321       6,712       9,379
Cash and cash equivalents....................................................       5,705       3,096       3,222
Income from other investments................................................       2,903       1,514         563
                                                                               ----------  ----------  ----------
  Investment income..........................................................  $  250,031  $  196,024  $  149,142
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

4. FAIR VALUE BALANCE SHEETS

    SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of fair value information about all financial instruments, including insurance liabilities classified as investment contracts, unless specifically exempted. The accompanying fair value balance sheets reflect fair values for those financial instruments specifically covered by SFAS No. 107, along with fair value amounts for other assets and liabilities for which disclosure is permitted but not required.

    The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying value of the Company.

    The Company's management of interest rate risk reduces its exposure to changing interest rates through a close matching of duration, convexity and cash flow characteristics of both assets and liabilities while maintaining liquidity redundancies (i.e., sources of liquidity in excess of projected liquidity needs). As a result, fair values of the Company's assets and liabilities will tend to respond similarly to changes in interest rates.

    The following methods and assumptions were used in estimating fair values:

FIXED MATURITIES AND EQUITY SECURITIES

    Fair values for fixed maturities and equity securities are based on quoted market prices, where available. For fixed maturities for which a quoted market price is not available, fair values are estimated using internally calculated estimates or quoted market prices of comparable instruments.

MORTGAGE LOANS ON REAL ESTATE

    Pursuant to the terms of the acquisition of the Integrity Companies, payments of principal and interest on mortgage loans acquired on November 26, 1993 are guaranteed by National Mutual. Principal received in excess of statutory book value is to be returned to National Mutual. Accordingly, book value is deemed to be fair value for these mortgage loans.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

4. FAIR VALUE BALANCE SHEETS (CONTINUED)
POLICY LOANS

    The carrying amount of policy loans approximates their fair value.

CASH AND CASH EQUIVALENTS AND ACCRUED INVESTMENT INCOME

    The carrying amount of cash and cash equivalents and accrued investment income approximates their fair value given the short-term nature of these assets.

ASSETS HELD IN SEPARATE ACCOUNTS AND CUSTOMER DEPOSITS IN SEPARATE ACCOUNTS

    Fair values of assets held in separate accounts are based on the quoted market prices of the underlying mutual funds for assets invested in variable options. The fair value of assets held in separate accounts invested in guaranteed rate options is primarily based on quoted market prices of fixed maturity securities. The fair value of customer deposits in separate accounts is based on the account values of the underlying policies, plus or minus market value adjustments applicable to certain customers who are guaranteed a fixed rate of return.

GOODWILL

    The carrying amount of goodwill approximates fair value.

DEFERRED FEDERAL INCOME TAXES

    The deferred federal income tax asset and related valuation allowance were adjusted for federal income tax which may be incurred as a result of the differences between the estimated fair values and carrying amounts of the assets and liabilities.

CUSTOMER DEPOSITS AND VALUE OF INSURANCE IN FORCE

    The fair value of customer deposits for single premium immediate annuity contracts is based on discounted cash flow calculations using a current market yield rate for assets with similar durations (i.e., indexed to the U.S. Treasury yield curve). The fair value of customer deposits for single premium immediate annuity contracts represents the fair values of those contracts as a whole which implicitly eliminates the corresponding value of insurance in force. The fair value amounts of the remaining customer deposits, primarily related to deferred annuity contracts, single premium endowment contracts, and guaranteed investment contracts, represent the account values of the underlying contracts before applicable surrender charges. The fair value of the value of insurance in force represents the estimated present value of future profits for all customer deposits, excluding single premium immediate annuity contracts, assuming a discount rate of 13%. Deferred policy acquisition costs do not appear on the fair value presentation because those values are implicitly considered in the determination of the fair value of the corresponding customer deposits and value of insurance in force.

LONG-TERM DEBT AND PAYABLE TO REINSURER

    The carrying amounts of long-term debt and payable to reinsurer approximate fair value.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

4. FAIR VALUE BALANCE SHEETS (CONTINUED)
OTHER ASSETS AND LIABILITIES

    The fair values of other assets and liabilities are reported at their financial statement carrying amounts.

5. VALUE OF INSURANCE IN FORCE

    The following provides information on the value of insurance in force during 1996, 1995 and 1994:

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                 ---------------------------------
(IN THOUSANDS)                                                                      1996        1995       1994
-------------------------------------------------------------------------------  ----------  ----------  ---------
Amortization excluding effects of realized and unrealized investment gains and losses.......................................................................  $  (10,474) $  (10,490) $  (5,874)
Interest accrued on unamortized balance........................................       3,154       3,386      2,044
                                                                                 ----------  ----------  ---------
Net amortization as reported in the statement of operations....................      (7,320)     (7,104)    (3,830)
Amortization related to realized investment gains and losses(1)................      (1,890)     (2,562)    --
Change in amortization related to unrealized gains and losses on
  available-for-sale securities(2).............................................      13,180     (14,170)    --
Addition resulting from the acquisition of SBM Life............................      --          61,131     --
Recognition of acquired tax benefits...........................................      (2,997)    (18,004)    (5,415)
                                                                                 ----------  ----------  ---------
Net change in value of insurance in force......................................         973      19,291     (9,245)
Balance at beginning of period.................................................      51,051      31,760     41,005
                                                                                 ----------  ----------  ---------
Balance at end of period.......................................................  $   52,024  $   51,051  $  31,760
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------

------------------------

(1) Included in Realized Investment Gains (Losses) in the statement of operations.

(2) Included in Change in Net Unrealized Gains and Losses on Available-for-Sale Securities in the statement of shareholders' equity.

    The interest rates used to accrue interest on the unamortized value of insurance in force are consistent with the rates credited on acquired policies and range from 5% to 8%. Net amortization of the value of insurance in force, excluding the effects of realized and unrealized investment gains and losses, in each of the following years is estimated to be: 1997--$8.2 million; 1998--$6.8 million; 1999--$5.7 million; 2000--$4.9 million; and 2001--$4.1 million.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

6. NON-RECURRING CHARGES

    The Company recorded a $5.0 million non-recurring charge in 1996 including $3.2 million related to the relocation and consolidation of operations facilities from Columbus, Ohio to Louisville, Kentucky; costs of $1.0 million for mergers and acquisitions activities that did not result in a transaction; and costs of $.8 million related to the Company's filing of a public offering of common stock.

    During the fourth quarter of 1996, the Company developed a plan to relocate and consolidate its main processing center. The $3.2 million charge in 1996 relates to certain direct costs associated with the plan. Additional non-recurring transition costs of approximately $5.0 million which are deemed to provide future economic benefits to the Company are expected to be incurred in 1997.

7. DEBT

    LONG-TERM DEBT

    The Company is a party to a Credit Agreement, as amended, providing a term loan facility in the principal amount of $40 million bearing a floating interest rate indexed to the London Interbank Offered Rate ("LIBOR"). The loan matures September 30, 2001, subject to optional prepayment and contingent upon the Company's compliance with various financial covenants. The loan amount is secured by a pledge of the shares of common stock of the Company's subsidiaries (except National Integrity). At December 31, 1996, aggregate maturities of such debt were as follows: 1997 -- $4 million; 1998 -- $6 million; 1999 -- $8 million; 2000 -- $10 million; 2001 -- $12 million.

    REVOLVING CREDIT FACILITY

    The Credit Agreement, as amended, also provides a revolving credit facility. The maximum borrowing allowed under this facility is $20 million. The facility is available through September 30, 2001, and has an annual commitment fee of
 .25% on the unused portion. There have been no borrowings under this facility.

    PAYABLE TO REINSURER

    The Company holds $10.0 million of funds withheld under a modified coinsurance reinsurance agreement related to a block of variable annuity contracts. This liability bears a floating interest rate indexed to the LIBOR. Repayment is scheduled for equal annual installments over the next five years.

8. FEDERAL INCOME TAXES

    The components of the provision for federal income tax expense (benefit) consist of the following:

                                                                      YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
(IN THOUSANDS)                                                      1996       1995       1994
----------------------------------------------------------------  ---------  ---------  ---------
Current.........................................................  $   2,613  $     641  $  (2,195)
Deferred........................................................      2,554      6,385     (3,823)
                                                                  ---------  ---------  ---------
Total federal income tax expense (benefit)......................  $   5,167  $   7,026  $  (6,018)
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

8. FEDERAL INCOME TAXES (CONTINUED)
    Significant components of the asset related to deferred federal income taxes as of December 31, 1996 and December 31, 1995 were:

(IN THOUSANDS)                                                              1996       1995
------------------------------------------------------------------------  ---------  ---------
Deferred tax assets:
  Difference between GAAP and tax reserves..............................  $  72,513  $  68,708
  Value of insurance in force...........................................        724     --
  Capital loss carryforward.............................................      2,736      4,483
  Net operating loss carryforward.......................................     11,783     15,341
  Intangibles...........................................................      1,331      1,618
  Alternative minimum tax credit carryforward...........................      2,029      1,209
  Other investments.....................................................        294     --
  Other.................................................................      3,638      5,399
                                                                          ---------  ---------
    Total deferred tax assets...........................................     95,048     96,758
  Valuation allowance for deferred tax assets...........................    (38,798)   (37,336)
                                                                          ---------  ---------
    Net deferred tax assets.............................................     56,250     59,422
  Deferred tax liabilities:
  Deferred policy acquisition costs.....................................     16,910     10,848
  Value of insurance in force...........................................     --          8,891
  Fixed maturities......................................................      1,760      1,727
  Other investments.....................................................     --          2,819
  Net unrealized gains on available-for-sale securities.................      1,976     15,361
                                                                          ---------  ---------
    Total deferred tax liabilities......................................     20,646     39,646
                                                                          ---------  ---------
Total deferred federal income taxes.....................................  $  35,604  $  19,776
                                                                          ---------  ---------
                                                                          ---------  ---------

    In the event that deferred tax assets are recognized on deductible temporary differences for which a valuation allowance was provided at the date of an acquisition, such benefits will be applied to first reduce the balance of intangible assets related to the acquisition, such as value of insurance in force and goodwill. A full valuation allowance was provided on the difference between deferred tax assets and liabilities of the Integrity Companies as of November 26, 1993, resulting in zero deferred federal income taxes at that date. Based on the Integrity Companies' ability to generate taxable income in the post-acquisition period and projections of future taxable income, the Integrity Companies' valuation allowance was reduced by $11.0 million and $27.9 million during 1996 and 1995, respectively. As a result of realizing such benefits, the value of insurance in force was reduced by $3.0 million and $18.0 million during 1996 and 1995, respectively. The balance of goodwill was also reduced by $1.0 million during 1995. Additionally, the Company has established a full valuation allowance on its non-life net operating loss carryforwards. Realization of these carryforward benefits is dependent on future non-life earnings and the generation of future capital gains.

    The Company files a consolidated federal income tax return with its non-life subsidiaries, but is not currently eligible to file with its life insurance subsidiaries. Accordingly, Integrity and National Integrity file a consolidated federal life insurance income tax return.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

8. FEDERAL INCOME TAXES (CONTINUED)
    Federal income taxes differ from that computed using the federal income tax rate of 35% for 1996, 1995 and 1994 as follows:

                                                                                          YEAR ENDED DECEMBER 31,
                                                                                      -------------------------------
(IN THOUSANDS)                                                                          1996       1995       1994
------------------------------------------------------------------------------------  ---------  ---------  ---------
Income tax expense (benefit) at statutory rate......................................  $   9,991  $   6,621  $  (7,976)
Increase (decrease) in valuation allowance..........................................     (5,490)     1,052      1,977
Net operating losses not currently deductible.......................................     --           (271)    --
Other...............................................................................        666       (376)       (19)
                                                                                      ---------  ---------  ---------
  Total federal income tax expense (benefit)........................................  $   5,167  $   7,026  $  (6,018)
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

    The Company had net operating loss carryforwards of approximately $33.7 million, $43.8 million and $47.0 million at December 31, 1996, 1995 and 1994, respectively, expiring in years 2005 to 2011.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

9. STATUTORY INFORMATION

    Following is a reconciliation of income based on statutory accounting practices prescribed or permitted by insurance regulatory authorities for the Company's insurance subsidiaries with GAAP net income (loss) reported in the accompanying statements of operations:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
(IN THOUSANDS)                                                                       1996       1995       1994
---------------------------------------------------------------------------------  ---------  ---------  ---------
Insurance subsidiaries (statutory-basis)(1)......................................  $  38,769  $  31,179  $  27,079
Non-insurance companies(2).......................................................        927        255     (1,909)
                                                                                   ---------  ---------  ---------
  Consolidated statutory-basis pretax operating income...........................     39,696     31,434(3)    25,170
Reconciling items:
  Amortization of interest maintenance reserve...................................     (4,091)    (3,905)    (5,796)
  Adjustments to invested asset carrying values at acquisition date..............       (572)      (769)    (3,726)
  Adjustments to customer deposits...............................................     (2,324)    (5,994)   (15,773)
  Interest expense on debt.......................................................     (3,146)    (3,461)    (3,136)
  Deferred policy acquisition costs, net of amortization.........................     16,223     16,650     23,976
  Amortization of value of insurance in force....................................     (7,320)    (7,104)    (3,830)
  Amortization of acquisition-related deferred charges...........................     (1,503)    (9,920)    (2,163)
  Amortization of goodwill.......................................................       (488)      (358)    --
  Non-recurring charges..........................................................     (5,004)    --         --
  Realized investment gains (losses).............................................        907      4,048    (36,727)
  Other..........................................................................     (3,833)    (1,705)      (784)
                                                                                   ---------  ---------  ---------
GAAP-basis:
  Income (loss) before federal income taxes......................................     28,545     18,916    (22,789)
  Federal income tax benefit (expense)...........................................     (5,167)    (7,026)     6,018
                                                                                   ---------  ---------  ---------
  Net income (loss)..............................................................     23,378     11,890    (16,771)
  Dividends on preferred stock...................................................     (4,750)    (4,750)    (4,750)
                                                                                   ---------  ---------  ---------
  Net income applicable to common shareholders...................................     18,628      7,140    (21,521)
  Exclude, net of tax:
    Realized investment (gains) losses...........................................       (590)    (2,631)    23,873
    Non-recurring charges........................................................      4,539     --         --
                                                                                   ---------  ---------  ---------
  Operating earnings(4)..........................................................  $  22,577  $   4,509  $   2,352
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

------------------------

(1) Insurance company general account and separate account statutory-basis pretax income excluding realized gains and losses.

(2) Non-insurance company pretax income excluding amortization of acquisition-related deferred charges, interest expense on debt, realized investment gains and losses, and non-recurring corporate costs and charges related to acquisition, financing and restructuring activities.

(3) Includes the results of operations of the acquired SBM businesses for the seven months ended December 31, 1995.

(4) Net income applicable to common shareholders, excluding, net of tax, realized investment gains and losses and non-recurring charges.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

9. STATUTORY INFORMATION (CONTINUED)
    On December 30, 1994, Integrity redomesticated from Arizona to Ohio. Dividends that the Company may receive from Integrity in any year without prior approval of the Ohio Insurance Director are limited by statute to the greater of
(i) 10% of Integrity's statutory capital and surplus as of the preceding December 31 and, (ii) Integrity's statutory net income for the preceding year. The maximum dividend payments that may be made by Integrity to the Company during 1997 are $26.0 million.

    The consolidated statutory-basis capital and surplus of the Company's insurance subsidiaries totaled $163.8 million and $146.0 million at December 31, 1996 and 1995, respectively. In addition, the consolidated statutory-basis asset valuation reserves of the Company's insurance subsidiaries totaled $28.1 million and $19.4 million at December 31, 1996 and 1995, respectively. These reserves are generally added to statutory capital and surplus for purposes of assessing capital adequacy against various measures used by rating agencies and regulators.

    The NAIC Risk-Based Capital ("RBC") requirements attempt to evaluate the adequacy of a life insurance company's statutory-basis adjusted capital and surplus in relation to investment, insurance and other business risks. The RBC formula is used by the states as an early warning tool to identify possible weakly capitalized companies for the purpose of initiating regulatory action and is not designed to be a basis for ranking the financial strength of insurance companies. In addition, the formula establishes a minimum capital standard which supplements the prevailing system of low fixed minimum capital and surplus. The RBC requirements provide for four different levels of regulatory attention depending on the ratio of the company's adjusted capital and surplus to its RBC. As of December 31, 1996 and 1995, the adjusted capital and surplus of Integrity and National Integrity are substantially in excess of the minimum level of RBC that would require regulatory response.

10. SHAREHOLDERS' EQUITY

    PREFERRED STOCK

    During 1993, the Company issued 2,000,000 shares of non-voting 9.5% Cumulative Perpetual Preferred Stock, stated value $25, in connection with the acquisition of the Integrity Companies. Cash dividends at a rate of 9.5% per annum per share are payable quarterly. The shares of preferred stock may not be redeemed prior to December 15, 1998. On or after December 15, 1998, the Company may, at its option, redeem all or part of the shares at a redemption price of $25 per share.

    PUBLIC OFFERING OF COMMON STOCK

    The Company filed a registration statement with the Securities and Exchange Commission on October 23, 1996 and amendments thereto, with respect to the public offering (the "Offering") of 8,000,000 shares of Class A Convertible Common Stock, par value $.01 per share (the "New Class A Common Stock"), of which 5,750,000 shares would be issued and sold by the Company and 2,250,000 shares would be sold by the Morgan Stanley Stockholders (as defined below). Prior to the consummation of the Offering, assuming it is consummated, the Company expects to amend and restate its Certificate of Incorporation and By-Laws to effectuate a recapitalization such that (i) the common equity of the Company will consist of New Class A Common Stock and Class B Convertible Common Stock, par value $.01 per share (the "New Class B Common Stock," and, together with the New Class A Common Stock, the "New Common Stock"), (ii) each outstanding share of common stock of the Company will be

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

10. SHAREHOLDERS' EQUITY (CONTINUED)
converted into one share of New Class A Common Stock, (iii) certain shares of the New Class A Common Stock owned by private equity funds sponsored by Morgan Stanley, Dean Witter, Discover & Co. (the successor to Morgan Stanley in its merger with Dean Witter, Discover & Co.) (the "Morgan Stanley Stockholders") will be converted into New Class B Common Stock such that, after giving effect to such conversion, but not giving effect to the proposed Offering, the Morgan Stanley Stockholders will own, in the aggregate, 49% of the outstanding New Class A Common Stock, and (iv) each share of New Common Stock will be split into 706 shares of New Common Stock. Holders of New Class B Common Stock will have no right to vote on matters submitted to a vote of stockholders, except in certain circumstances. Shares of the New Class B Common Stock will have no preemptive or other subscription rights and will be convertible into an equal number of shares of New Class A Common Stock (1) at the option of the holder thereof to the extent that, following such conversion, the Morgan Stanley Stockholders will not, in the aggregate, own more than 49% of the outstanding shares of New Class A Common Stock, and (2) automatically upon the transfer of such shares by any Morgan Stanley Stockholder to a person that is not a Morgan Stanley Stockholder.

    The pro forma effects of the 706-for-one stock split on average common shares outstanding and net income (loss) per common share are shown below:

                                                                      YEAR ENDED DECEMBER 31,
                                                            -------------------------------------------
                                                                1996           1995           1994
                                                            -------------  -------------  -------------
Average common shares outstanding (in thousands)..........         17,498         14,614         10,590
Net income (loss) per common share........................  $        1.06  $         .49  $       (2.03)

    Stock options outstanding after giving pro forma effect to the 706-for-one stock split as of December 31, 1996, 1995 and 1994 would have been 1,883,608, 1,685,928 and 816,136, respectively. After giving pro forma effect to the 706-for-one stock split the average exercise prices of stock options granted, exercised and forefeited during 1996 were $10.01, $8.88 and $10.22, respectively, and the average exercise price of stock options outstanding as of December 31, 1996 was $10.50. Financial information appearing elsewhere in these consolidated financial statements has not been adjusted to reflect the impact of the stock split.

    STOCK OPTIONS

    The Company's Stock Option Plan adopted in December 1993, as amended (the "Plan"), provides for granting of options to purchase up to 3,445 shares of Class A common stock. A total of 2,668 options were outstanding as of December 31, 1996, of which 897 were exercisable at the average exercise price of $7,213. Each option has an exercise price set initially at fair market value on the date of the grant, as determined by the Board of Directors of the Company. The option price increases at the end of every three month period following the date of grant at a rate of 12% per annum, compounded annually, while the option remains issued but unexercised (or if shorter, up to the date the Plan is terminated or there are certain changes in the ownership of the Company). Such options become exercisable in equal installments on the first through fifth anniversaries of the date of grant.

    The Company has elected to follow Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its employee stock options. Under the variable plan accounting requirements of APB No. 25, no stock-based compensation expense has been recognized through December 31, 1996 for the Plan. However, upon the effective date of the Offering, assuming it is consummated, the Company will record a one-time non-cash

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

10. SHAREHOLDERS' EQUITY (CONTINUED)
stock-based compensation expense charge related to the Plan equal to the aggregate difference between the initial public offering price of the New Class A Common Stock and the exercise price of all the options under the Plan. Based on the estimated range of the initial public offering price of between $14 and $16 per share, the one-time non-cash stock-based compensation expense charge is expected to be between $5.7 million and $10.6 million. The amount of the charge would be higher if the initial public offering price were to exceed $16 per share.

    The Company adopted the disclosure-only option under SFAS No. 123, "Accounting for Stock-Based Compensation," as of December 31, 1995. If the accounting provisions of SFAS No. 123 had been adopted as of the beginning of 1995, the effects on 1995 and 1996 net income would have been immaterial.

    Information with respect to the incentive stock option plan is as follows:

                                                                                OUTSTANDING
                                                                          ------------------------
                                                                            SHARES       AVERAGE
                                                                          SUBJECT TO    EXERCISE
                                                                            OPTION        PRICE
                                                                          -----------  -----------
Balance at December 31, 1993............................................       1,020    $   5,000
Options granted.........................................................         144        5,600
Options forfeited.......................................................          (8)       5,000
                                                                               -----
Balance at December 31, 1994............................................       1,156        5,600
Options granted.........................................................       1,252        6,475
Options forfeited.......................................................         (20)       6,500
                                                                               -----
Balance at December 31, 1995............................................       2,388        6,585
Options granted.........................................................         340        7,067
Options exercised.......................................................          (5)       6,272
Options forfeited.......................................................         (55)       7,217
                                                                               -----
Balance at December 31, 1996............................................       2,668        7,415
                                                                               -----
                                                                               -----

    Shares under options that were exercisable were 434 and 202 as of December 31, 1995 and 1994, respectively, at an average exercise price of $6,272 and $5,600. At December 31, 1996, outstanding option shares had exercise prices ranging from $7,025 to $7,754 and average contractual life remaining of 2.9 years. Upon certain events, such as the Offering, options not previously granted will be automatically granted on a PRO RATA basis to participants of the Plan.

11. CONTINGENCIES

    The Company is a defendant in various lawsuits in connection with the normal conduct of its operations. Company management believes the ultimate resolution of such litigation will not result in any material adverse impact to the financial position of the Company.

    The number of insurance companies that are under regulatory supervision has resulted in and is expected to continue to result in assessments by state guaranty funds to cover losses to policyholders of insolvent or rehabilitated companies. The Company has accrued for expected non-indemnified assessments.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

12. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

  (IN THOUSANDS,
    EXCEPT PER SHARE DATA)                                    1ST QUARTER  2ND QUARTER  3RD QUARTER  4TH QUARTER
------------------------------------------------------------  -----------  -----------  -----------  -----------
1996:
  Net investment spread.....................................   $  14,078    $  17,773    $  18,003    $  18,016
  Fee income................................................       4,162        4,201        4,964        4,506
  Other income and expenses.................................     (11,779)     (13,967)     (16,572)     (15,747)
  Realized investment gains (losses)........................        (403)        (814)      (1,115)       3,239
                                                              -----------  -----------  -----------  -----------
  Income before federal income taxes........................       6,058        7,193        5,280       10,014
  Federal income tax expense................................      (1,573)      (1,190)        (956)      (1,448)
                                                              -----------  -----------  -----------  -----------
  Net income................................................       4,485        6,003        4,324        8,566
  Dividends on preferred stock..............................      (1,188)      (1,188)      (1,187)      (1,187)
                                                              -----------  -----------  -----------  -----------
  Net income applicable to common shareholders..............       3,297        4,815        3,137        7,379
  Exclude, net of tax:
    Realized investment (gains) losses......................         262          529          725       (2,106)
    Non-recurring charges...................................      --           --              940        3,599
                                                              -----------  -----------  -----------  -----------
  Operating earnings........................................   $   3,559    $   5,344    $   4,802    $   8,872
                                                              -----------  -----------  -----------  -----------
                                                              -----------  -----------  -----------  -----------
  Per share:
    Net Income..............................................   $  133.09    $  194.35    $  126.51    $  297.59
    Operating earnings......................................   $  143.66    $  215.70    $  193.66    $  357.80
1995:
  Net investment spread.....................................   $   9,443    $  11,238    $  14,582    $  13,894
  Fee income................................................       2,010        2,507        3,363        3,468
  Other income and expenses.................................      (8,572)      (9,523)     (17,540)     (10,002)
  Realized investment gains (losses)........................      (2,511)       5,205       (1,818)       3,172
                                                              -----------  -----------  -----------  -----------
  Income (loss) before federal income taxes.................         370        9,427       (1,413)      10,532
  Federal income tax benefit (expense)......................        (196)      (4,742)         332       (2,420)
                                                              -----------  -----------  -----------  -----------
  Net income (loss).........................................         174        4,685       (1,081)*      8,112
  Dividends on preferred stock..............................      (1,188)      (1,188)      (1,187)      (1,187)
                                                              -----------  -----------  -----------  -----------
  Net income (loss) applicable to common shareholders.......      (1,014)       3,497       (2,268)       6,925
  Exclude, net of tax:
    Realized investment (gains) losses......................       1,632       (3,383)       1,182       (2,062)
                                                              -----------  -----------  -----------  -----------
  Operating earnings........................................   $     618    $     114    $  (1,086)   $   4,863
                                                              -----------  -----------  -----------  -----------
                                                              -----------  -----------  -----------  -----------
  Per share:
    Net Income (loss).......................................   $  (67.60)   $  191.54    $  (91.56)   $  279.57
    Operating earnings (loss)...............................   $   41.20    $    6.24    $  (43.84)   $  196.33

------------------------

* Net loss for the quarter includes an after-tax charge of $4.9 million related to the amortization of acquisition-related deferred charges due to a change in accounting estimate.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

13. SEGMENT INFORMATION

    The Company classifies its products and services as either spread-based or fee-based and manages these two distinct segments separately. Corporate and other revenues represent earnings on cash and investments in excess of customer deposits (i.e., surplus assets) and fee-income from broker-dealer operations. In addition to normal operating expenses associated with these revenue generating activities, corporate and other pretax income includes unallocated corporate overhead, non-recurring charges and realized investment gains and losses. Consolidated federal income taxes and dividends on preferred stock are included in corporate and other operating earnings. Segment information is presented for the years ended December 31, 1996, 1995 and 1994 as follows:

                                                                                            CORPORATE
  (IN THOUSANDS)                                                SPREAD-BASED   FEE-BASED    AND OTHER   CONSOLIDATED
--------------------------------------------------------------  ------------  -----------  -----------  ------------
YEAR ENDED DECEMBER 31, 1996:
  Revenues....................................................   $  243,506    $  17,032    $   7,326    $  267,864
  Operating earnings (loss)...................................       33,876        5,050      (16,349)       22,577
  Income (loss) before federal income taxes...................       33,876        5,050      (10,381)       28,545
  Assets......................................................    3,681,562      883,483      136,619     4,701,664
  Amortization................................................       10,804        3,839        1,503        16,146
YEAR ENDED DECEMBER 31, 1995:
  Revenues....................................................   $  188,476    $  10,682    $   8,214    $  207,372
  Operating earnings (loss)...................................       22,322        3,525      (21,338)        4,509
  Income (loss) before federal income taxes...................       22,322        3,525       (6,931)       18,916
  Assets......................................................    3,031,076      647,132      115,372     3,793,580
  Amortization................................................        8,422        1,837       10,055        20,314
YEAR ENDED DECEMBER 31, 1994:
  Revenues....................................................   $  143,890    $   4,459    $   9,184    $  157,533
  Operating earnings (loss)...................................       16,200        2,141      (15,989)        2,352
  Income (loss) before federal income taxes...................       16,200        2,141      (41,130)      (22,789)
  Assets......................................................    1,948,240      409,291       90,357     2,447,888
  Amortization................................................        3,956          900        2,433         7,289

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                 MARCH 31, 1997

                                                                                          CARRYING        FAIR
                                                                                           AMOUNT        VALUE
                                                                                        ------------  ------------
(IN THOUSANDS)
--------------------------------------------------------------------------------------

ASSETS
Cash and investments:
  Fixed maturities available-for-sale, at fair value (amortized cost: $3,235,336).....  $  3,191,109  $  3,191,109
  Equity securities, at fair value (cost: $21,405)....................................        22,160        22,160
  Mortgage loans on real estate.......................................................        28,963        28,963
  Policy loans........................................................................       123,297       123,297
  Cash and cash equivalents...........................................................       133,471       133,471
                                                                                        ------------  ------------
Total cash and investments............................................................     3,499,000     3,499,000

Assets held in separate accounts......................................................     1,201,621     1,201,621
Accrued investment income.............................................................        35,694        35,694
Value of insurance in force...........................................................        50,798       124,191
Deferred policy acquisition costs.....................................................        64,747            --
Goodwill..............................................................................         7,448         7,448
Deferred federal income taxes.........................................................        53,182        45,763
Other assets..........................................................................        30,731        30,731
                                                                                        ------------  ------------
Total assets..........................................................................  $  4,943,221  $  4,944,448
                                                                                        ------------  ------------
                                                                                        ------------  ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Customer deposits...................................................................  $  3,499,471  $  3,433,495
  Customer deposits in separate accounts..............................................     1,196,830     1,196,830
  Long-term debt......................................................................        38,000        38,000
  Accounts payable and accrued expenses...............................................        17,325        17,325
  Payable for investment securities purchased.........................................         8,378         8,378
  Payable to reinsurer................................................................        10,000        10,000
  Other liabilities...................................................................        15,243        15,243
                                                                                        ------------  ------------
Total liabilities.....................................................................     4,785,247     4,719,271
Contingencies
Shareholders' equity:
  Preferred stock, $25.00 stated value................................................        50,000
  Class A common stock, $.01 par value, 23,796 shares issued..........................             *
  Class B common stock, $.01 par value, 1,000 shares issued...........................             *
  Additional paid-in capital..........................................................       124,609
  Net unrealized losses on available-for-sale securities..............................       (26,721)
  Retained earnings...................................................................        10,086
                                                                                        ------------
Total shareholders' equity............................................................       157,974       225,177
                                                                                        ------------  ------------
Total liabilities and shareholders' equity............................................  $  4,943,221  $  4,944,448
                                                                                        ------------  ------------
                                                                                        ------------  ------------

------------------------

*   Less than $1,000.

                            See accompanying notes.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                                                                                               1997        1996
                                                                                            ----------  ----------
(IN THOUSANDS, EXCEPT SHARE AMOUNTS AND PER SHARE AMOUNTS)
------------------------------------------------------------------------------------------

Investment income.........................................................................  $   69,700  $   55,353
Interest credited on customer deposits....................................................     (51,325)    (41,198)
                                                                                            ----------  ----------
      Net investment spread...............................................................      18,375      14,155
Fee income:
  Variable annuity fees...................................................................       3,239       2,362
  Asset management fees...................................................................       1,884       1,515
  Other fee income........................................................................         397         271
                                                                                            ----------  ----------
      Total fee income....................................................................       5,520       4,148

Other income and expenses:
  Surrender charges.......................................................................         882       1,570
  Operating expenses......................................................................      (8,156)     (6,983)
  Commissions, net of deferrals...........................................................        (638)       (544)
  Interest expense on debt................................................................        (686)       (787)
  Amortization:
    Deferred policy acquisition costs.....................................................      (2,175)     (1,687)
    Value of insurance in force...........................................................      (2,241)     (2,057)
    Acquisition-related deferred charges..................................................        (126)       (500)
    Goodwill..............................................................................        (122)       (122)
  Non-recurring charges...................................................................      (1,445)         --
  Other, net..............................................................................        (995)       (732)
                                                                                            ----------  ----------
      Total other income and expenses.....................................................     (15,702)    (11,842)
Realized investment gains (losses)........................................................       2,231        (403)
                                                                                            ----------  ----------
Income before federal income taxes........................................................      10,424       6,058
Federal income tax expense................................................................      (2,814)     (1,573)
                                                                                            ----------  ----------
Net income................................................................................       7,610       4,485
Dividends on preferred stock..............................................................      (1,188)     (1,188)
                                                                                            ----------  ----------
Net income applicable to common shareholders..............................................  $    6,422  $    3,297
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Net income per common share...............................................................  $   258.99  $   133.09
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Average common shares outstanding.........................................................      24,796      24,772
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                            See accompanying notes.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996

                                                                                            1997          1996
                                                                                        -------------  -----------
(IN THOUSANDS)
--------------------------------------------------------------------------------------

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES...........................................  $      46,677  $    36,533

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES:
Fixed maturity investments:
  Purchases...........................................................................     (1,199,200)    (767,864)
  Maturities and redemptions..........................................................         59,905       46,702
  Sales...............................................................................        947,397      663,577
Other investments:
  Purchases...........................................................................        (10,489)     (23,893)
  Maturities and redemptions..........................................................          8,029        1,011
  Sales...............................................................................         10,892        2,827
Policy loans, net.....................................................................            169       (1,971)
Purchase of separate account assets...................................................       (102,059)     (59,616)
Proceeds from sale of separate account assets.........................................         20,383       22,272
                                                                                        -------------  -----------
Cash flows used in investing activities...............................................       (264,973)    (116,955)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES:
Amounts received from customers.......................................................        357,581      309,293
Amounts paid to customers.............................................................       (112,693)    (115,687)
Change in repurchase agreement liability..............................................             --      (12,008)
Principal payment on long-term debt...................................................         (2,000)          --
Dividends on preferred stock..........................................................         (1,188)      (1,188)
                                                                                        -------------  -----------
Cash flows provided by financing activities...........................................        241,700      180,410
                                                                                        -------------  -----------
Net increase in cash and cash equivalents.............................................         23,404       99,988
Cash and cash equivalents at beginning of period......................................        110,067       76,896
                                                                                        -------------  -----------
Cash and cash equivalents at end of period............................................  $     133,471  $   176,884
                                                                                        -------------  -----------
                                                                                        -------------  -----------

                            See accompanying notes.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 MARCH 31, 1997

1. BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 1997 are not necessarily indicative of those to be expected for the year ending December 31, 1997. For further information, refer to the consolidated financial statements and footnotes thereto included in the annual report on Form 10-K of ARM Financial Group, Inc. (the "Company") for the year ended December 31, 1996.

    Certain amounts from prior years have been reclassified to conform to the current year's presentation. Such reclassifications had no effect on previously reported net income or shareholders' equity.

2. FAIR VALUE BALANCE SHEETS

    The consolidated balance sheets include a dual presentation of carrying amount and fair value balances. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," fixed maturities classified as available-for-sale are reported at fair value in the carrying amount balance sheets; however, corresponding customer deposits are reported at historical values. In contrast, in the fair value balance sheets, both assets and liabilities are reported at fair value. As permitted by SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," the fair value balance sheets are presented as a supplemental disclosure to provide a more meaningful picture of the Company's financial position.

    SFAS No. 107 requires disclosure of fair value information about all financial instruments, including insurance liabilities classified as investment contracts, unless specifically exempted. The accompanying fair value balance sheets reflect fair values for those financial instruments specifically covered by SFAS No. 107, along with fair value amounts for other assets and liabilities for which disclosure is permitted but not required.

    The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the aggregate fair value amounts presented do not necessarily represent the underlying value of the Company.

    The Company's management of interest rate risk reduces its exposure to changing interest rates through a close matching of duration, convexity and cash flow characteristics of both assets and liabilities while maintaining liquidity redundancies (i.e., sources of liquidity in excess of projected liquidity needs). As a result, fair values of the Company's assets and liabilities will tend to respond similarly to changes in interest rates.

    The following methods and assumptions were used in estimating fair values:

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                           MARCH 31, 1997 (CONTINUED)

2. FAIR VALUE BALANCE SHEETS (CONTINUED)
FIXED MATURITIES AND EQUITY SECURITIES

    Fair values for fixed maturities and equity securities are based on quoted market prices, where available. For fixed maturities for which a quoted market price is not available, fair values are estimated using internally calculated estimates or quoted market prices of comparable instruments.

MORTGAGE LOANS ON REAL ESTATE

    Pursuant to the terms of the acquisition of certain of the Company's insurance operations, payments of principal and interest on substantially its entire mortgage loan portfolio are guaranteed by The National Mutual Life Association of Australasia Limited ("National Mutual"). Principal received in excess of statutory book value is to be returned to National Mutual. Accordingly, book value is deemed to be fair value for these mortgage loans.

POLICY LOANS

    The carrying amount of policy loans approximates their fair value.

CASH AND CASH EQUIVALENTS AND ACCRUED INVESTMENT INCOME

    The carrying amount of cash and cash equivalents and accrued investment income approximates their fair value given the short-term nature of these assets.

ASSETS HELD IN SEPARATE ACCOUNTS AND CUSTOMER DEPOSITS IN SEPARATE ACCOUNTS

    Fair value of assets held in separate accounts is based on the quoted market prices of the underlying mutual funds for assets invested in variable options. The fair value of assets held in separate accounts invested in guaranteed rate options is primarily based on quoted market prices of fixed maturity securities. The fair value of customer deposits in separate accounts is based on the account values of the underlying policies, plus or minus market value adjustments applicable to certain customers who are guaranteed a fixed rate of return.

GOODWILL

    The carrying amount of goodwill approximates fair value.

DEFERRED FEDERAL INCOME TAXES

    The deferred federal income tax asset and related valuation allowance were adjusted for federal income tax which may be incurred as a result of the differences between the estimated fair values and carrying amounts of the assets and liabilities.

CUSTOMER DEPOSITS AND VALUE OF INSURANCE IN FORCE

    The fair value of customer deposits for single premium immediate annuity contracts is based on discounted cash flow calculations using a current market yield rate for assets with similar durations (i.e., indexed to the U.S. Treasury yield curve). The fair value of customer deposits for single premium

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                           MARCH 31, 1997 (CONTINUED)

2. FAIR VALUE BALANCE SHEETS (CONTINUED) immediate annuity contracts represents the fair values of those contracts as a whole which implicitly eliminates the corresponding value of insurance in force. The fair value amounts of the remaining customer deposits, primarily related to deferred annuity contracts, single premium endowment contracts and guaranteed investment contracts ("GICs"), represent the account values of the underlying contracts before applicable surrender charges. The fair value of the value of insurance in force represents the estimated present value of future profits for all customer deposits, excluding single premium immediate annuity contracts, assuming a discount rate of 13%. Deferred policy acquisition costs do not appear on the fair value presentation because those values are implicitly considered in the determination of the fair value of the corresponding customer deposits and value of insurance in force.

LONG-TERM DEBT AND PAYABLE TO REINSURER

    The carrying amounts of long-term debt and payable to reinsurer approximate fair value.

OTHER ASSETS AND LIABILITIES

    The fair values of other assets and liabilities are reported at their financial statement carrying amounts.

3. FEDERAL INCOME TAXES

    Federal income taxes are different from the amount determined by multiplying pretax earnings by the expected federal income tax rate of 35%. The differences are primarily attributable to changes in valuation allowances related to deferred federal income tax assets.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                           MARCH 31, 1997 (CONTINUED)

4. STATUTORY INFORMATION

    Following is a reconciliation of income based on statutory accounting practices prescribed or permitted by insurance regulatory authorities for the Company's insurance subsidiaries with GAAP net income reported in the accompanying condensed consolidated statements of operations:

                                                                                 THREE MONTHS ENDED
                                                                                     MARCH 31,
                                                                                --------------------
                                                                                  1997       1996
                                                                                ---------  ---------
(IN THOUSANDS)
------------------------------------------------------------------------------
Insurance subsidiaries (statutory-basis)(1)...................................  $   9,886  $   8,258
Non-insurance companies(2)....................................................        527        133
                                                                                ---------  ---------
  Consolidated statutory-basis pretax operating income........................     10,413      8,391
Reconciling items:
  Amortization of interest maintenance reserve................................       (926)    (1,112)
  Adjustments to invested asset carrying values at acquisition date...........         (9)      (158)
  Adjustments to customer deposits............................................     (1,272)       146
  Interest expense on debt....................................................       (686)      (787)
  Deferred policy acquisition costs, net of amortization......................      4,872      3,148
  Amortization of value of insurance in force.................................     (2,241)    (2,057)
  Amortization of acquisition-related deferred charges........................       (126)      (500)
  Amortization of goodwill....................................................       (122)      (122)
  Non-recurring charges.......................................................     (1,445)        --
  Realized investment gains (losses)..........................................      2,231       (403)
  Other.......................................................................       (265)      (488)
                                                                                ---------  ---------
GAAP-basis:
  Income before federal income taxes..........................................     10,424      6,058
  Federal income tax expense..................................................     (2,814)    (1,573)
                                                                                ---------  ---------
  Net income..................................................................      7,610      4,485
  Dividends on preferred stock................................................     (1,188)    (1,188)
                                                                                ---------  ---------
  Net income applicable to common shareholders................................      6,422      3,297
  Exclude, net of tax:
    Realized investment (gains) losses........................................     (1,450)       262
    Non-recurring charges.....................................................      1,445         --
                                                                                ---------  ---------
Operating earnings(3).........................................................  $   6,417  $   3,559
                                                                                ---------  ---------
                                                                                ---------  ---------

------------------------

(1) Insurance company statutory-basis pretax income excluding realized gains and losses.

(2) Non-insurance company pretax income excluding amortization of acquisition-related deferred charges, interest expense on debt, realized investment gains and losses, and non-recurring corporate costs and charges related to acquisition, financing and restructuring activities.

(3) Net income applicable to common shareholders, excluding, net of tax, realized investment gains and losses and non-recurring charges.

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                           MARCH 31, 1997 (CONTINUED)

5. NON-RECURRING CHARGES

    The Company recorded non-recurring charges of $1.4 million in the first quarter of 1997 including $1.0 million related to the relocation and consolidation of the Company's main processing center from Columbus, Ohio to Louisville, Kentucky and $.4 million related to merger and acquisition activities which did not result in a transaction. Additional costs associated with the relocation and consolidation of approximately $4 million are expected to be incurred through the end of 1997.

6. SHAREHOLDERS' EQUITY

PUBLIC OFFERING OF COMMON STOCK

    The Company filed a registration statement with the Securities and Exchange Commission on October 23, 1996, and amendments thereto with respect to the public offering (the "Offering") of 8,000,000 shares of Class A Convertible Common Stock, par value $.01 per share (the "New Class A Common Stock"), of which 5,750,000 shares would be issued and sold by the Company and 2,250,000 shares would be sold by the Morgan Stanley Stockholders (as defined below). Prior to the consummation of the Offering, assuming it is consummated, the Company expects to amend and restate its Certificate of Incorporation and By-Laws to effectuate a recapitalization such that (i) the common equity of the Company will consist of New Class A Common Stock and Class B Convertible Common Stock, par value of $.01 per share (the "New Class B Common Stock" and, together with the New Class A Common Stock, the "New Common Stock"), (ii) each outstanding share of common stock of the Company will be converted into one share of New Class A Common Stock, (iii) certain shares of the New Class A Common Stock owned by private equity funds sponsored by Morgan Stanley, Dean Witter, Discover & Co. (the successor to Morgan Stanley Group Inc. in its merger with Dean Witter, Discover & Co.) (the "Morgan Stanley Stockholders," which at March 31, 1997 owned approximately 91% of the outstanding shares of common stock of the Company) will be converted into New Class B Common Stock such that, after giving effect to such conversion, but not giving effect to the proposed Offering, the Morgan Stanley Stockholders will own, in the aggregate, 49% of the outstanding New Class A Common Stock, and (iv) each share of New Common Stock will be split into 706 shares of New Common Stock. Holders of New Class B Common Stock will have no right to vote on matters submitted to a vote of stockholders, except in certain circumstances. Shares of the New Class B Common Stock will have no preemptive or other subscription rights and will be convertible into an equal number of shares of New Class A Common Stock (1) at the option of the holder thereof to the extent that, following such conversion, the Morgan Stanley Stockholders will not, in the aggregate, own more than 49% of the outstanding shares of New Class A Common Stock, and (2) automatically upon the transfer of such shares by any Morgan Stanley Stockholder to a person that is not a Morgan Stanley Stockholder or an affiliate of a Morgan Stanley Stockholder.

    The pro forma effects of the 706-for-one stock split on average common shares outstanding and net income per common share are shown below:

                                                                        THREE MONTHS ENDED
                                                                            MARCH 31,
                                                                    --------------------------
                                                                        1997          1996
                                                                    ------------  ------------
Average common shares outstanding (in thousands)..................        17,506        17,489
Net income per common share.......................................  $        .37  $        .19

                   ARM FINANCIAL GROUP, INC. AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                           MARCH 31, 1997 (CONTINUED)

6. SHAREHOLDERS' EQUITY (CONTINUED)
    Stock options outstanding after giving pro forma effect to the 706-for-one stock split as of March 31, 1997 would have been 1,915,378 of which 667,876 would have been exerciseable. Financial information appearing elsewhere in these condensed consolidated financial statements has not been adjusted to reflect the impact of the stock split.

STOCK OPTIONS

    The Company's Stock Option Plan adopted in December 1993, as amended (the "Plan"), provides for granting of options to purchase up to 3,445 shares of Class A common stock. A total of 2,713 options were outstanding as of March 31, 1997, of which 946 were exercisable. Each option has an exercise price set initially at fair market value on the date of the grant, as determined by the Board of Directors of the Company. The option exercise price increases at the end of every three month period following the date of grant at a rate of 12% per annum, compounded annually, while the option remains issued but unexercised (or, if shorter, up to the date the Plan is terminated or there are certain changes in the ownership of the Company). Such options become exercisable in equal installments on the first through fifth anniversaries of the date of grant. Upon certain events, such as the Offering, options not previously granted will be automatically granted on a pro rata basis to participants of the Plan.

    The Company has elected to follow Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for its employee stock options. Under the variable plan accounting requirements of APB No. 25, no stock-based compensation expense has been recognized through March 31, 1997 for the Plan (as defined herein). However, upon consummation of the Offering, assuming it is consummated, the Company will record a one-time non-cash stock-based compensation expense charge related to the Plan equal to the aggregate difference between the initial public offering price of the New Class A Common Stock and the exercise price of all the options under the Plan. Based on the estimated range of the initial public offering price of between $14 and $16 per share, the one-time non-cash stock-based compensation charge is expected to be between $5.7 million and $10.6 million. The amount of the charge would be higher if the initial public offering price were to exceed $16 per share.

    Upon completion of the Offering, the Company will adopt the 1997 Equity Incentive Plan (the "1997 Equity Plan"). The 1997 Equity Plan will be administered by the Compensation Committee upon establishment thereof, and by the Board of Directors prior to that time. The 1997 Equity Plan provides for the granting of incentive stock options and nonqualified stock options, stock appreciation rights, restricted stock, performance units, and performance shares to those officers, and other key employees and consultants with potential to contribute to the future success of the Company or its subsidiaries; provided that only employees may be granted incentive stock options.

EARNINGS PER SHARE

    In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share," which is required to be adopted by the Company on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. If SFAS No. 128 had been implemented by the Company at March 31, 1997, the impact on the caculation of fully diluted earnings per share would not have been material.

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